UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DSG GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	7373	26-1134956
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

312 – 2630 Croydon Drive

Surrey, British Columbia, V3Z 6T3, Canada

(604) 575-3848

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	230,000	$1.06	$243,800	$29.55

(1)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Based on the lowest traded price of the Company’s common stock during the five (5) consecutive trading day period immediately preceding June 18,2019 of $1.06. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by .0001212, pursuant to Section 6(b) of the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE ____, 2019

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DSG Global, Inc.

230,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 230,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated July 27, 2017. If issued presently, the 230,000 of common stock registered for resale by GHS would represent 24.99% of our issued and outstanding shares of common stock as of March 31, 2019.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the five (5) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “DSGT”. On June 18, 2019, the last reported sale price for our common stock was $1.30 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 18. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2019.

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Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “DSG Global” the “Company,” “we,” “us,” and “our” refer to DSG Global, Inc., a Nevada corporation.

Item 3. SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Company Organization

Boreal Productions Inc. (the Company) was incorporated under the laws of the State of Nevada on September 24, 2007. Andrea Fehsenfeld was then appointed sole officer and director. The Company was formed to option feature films and TV projects and then package them to sell at a profit to various studios and production companies.

At that time the board of directors voted to seek capital and begin development of our business plan. We received our initial funding of $9,000 through the sale of common stock to Ms. Fehsenfeld who purchased 3,000,000 shares of common stock at $0.003 per share and $45,000 from the sale of 3,000,000 shares of common stock issued to 30 un-affiliated investors at $0.015 per share. On June 11, 2008, we effected a five for one forward stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 to 375,000,000 shares of common stock and our outstanding share capital increased from 6,000,000 shares of common stock to 30,000,000 shares of common stock.

We have not achieved revenues and have accrued a Net Loss of $153,964 since inception through May 6, 2015, the date of the reverse merger. We have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. To date we have been unable to raise sufficient capital to finance the production of any film or television production and, consequently, our management has sought alternative strategies, such as business combinations or acquisitions, to create value for our shareholders.

On April 13, 2015, we entered into a share exchange agreement with DSG TAG and the shareholders of DSG TAG who become parties to the share exchange agreement. Pursuant to the terms of the share exchange agreement, we agreed to acquire not less than 75% and up to 100% of the issued and outstanding shares of DSG TAG’s common stock in exchange for the issuance by our company of up to 20,000,000 shares of our common stock to the shareholders of DSG TAG on the basis of one of our common shares for 5.4935 common shares of DSG TAG.

Previously, in anticipation of the share exchange agreement with DSG TAG, we undertook to change our name and effect a reverse stock split of our authorized and issued common stock. Accordingly, on January 19, 2015, our board of directors approved an agreement and plan of merger to merge with our wholly-owned subsidiary DSG Global Inc., a Nevada corporation, to effect a name change from Boreal Productions Inc. to DSG Global Inc. Our company remains the surviving company. DSG Global Inc. was formed solely for the change of name.

Also on January 19, 2015, our company’s board of directors approved a resolution to effect a reverse stock split of our authorized and issued and outstanding shares of common stock on a three (3) old for one (1) new basis. Upon effect of the reverse split, our authorized capital will decrease from 375,000,000 shares of common stock to 125,000,000 shares of common stock and correspondingly, our issued and outstanding shares of common stock will decrease from 30,000,000 to 10,000,000 shares of common stock, all with a par value of $0.001.

Articles of Merger to effect the merger and change of name and a Certificate of Change to effect the reverse stock split were filed with the Nevada Secretary of State on January 22, 2015, with an effective date of February 2, 2015. The name change and forward split were reviewed by the Financial Industry Regulatory Authority (FINRA) were approved for filing with an effective date of February 23, 2015.

The name change became effective with the Over-the-Counter Bulletin Board and OTC Markets quotation system at the opening of trading on February 23, 2015 under the symbol “BRPOD”. Effective March 19, 2015 our stock symbol changed to “DSGT”. Our new CUSIP number following the symbol change is 23340C104. The first trade of our common shares occurred on March 25, 2015.

On May 6, 2015, we completed the acquisition of approximately 75% (82,435,748 common shares) of the issued and outstanding common shares of DSG TAG Systems as contemplated by the share exchange agreement by issuing 15,185,875 shares of our common stock to shareholders of DSG TAG Systems who became parties to the agreement. In addition, concurrent with the closing of the share exchange agreement, we issued an additional 179,823 shares of our common stock to Westergaard Holdings Ltd. in partial settlement of accrued interest on outstanding indebtedness of DSG TAG Systems.

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Following the initial closing of the share exchange agreement and through October 22, 2015, we acquired an additional 101,200 shares of common stock of DSG TAG from shareholders who became parties to the share exchange agreement and issued to these shareholders an aggregate of 18,422 pre-reverse split shares of our common stock. Following completion of these additional purchases, DSG Global Inc. owns 100% of the issued and outstanding shares of common stock of DSG TAG.

The reverse acquisition was accounted for as a recapitalization effected by a share exchange, wherein DSG TAG Systems is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. We adopted the business and operations of DSG TAG Systems upon the closing of the share exchange agreement.

Subsequent to the closing of the share exchange agreement with DSG TAG, we adopted the business and operations of DSG TAG.

DSG TAG was incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd. in the United Kingdom (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

Our principal executive office is located at 312 – 2630 Croydon Drive Surrey, British Columbia, V3Z 6T3, Canada. The telephone number at our principal executive office is 1 (877) 589-8806. The Company’s stock symbol is DSGT

Our Business

Subsequent to the closing of the share exchange agreement with DSG Tag Systems, Inc. (“DSG TAG”), we have adopted the business and operations of DSG TAG. DSG TAG is now known as Vantage Tag Systems, Inc. (“VTS”).

DSG Global, Inc. (“DSG”) is a technology development company based in Surrey, British Columbia, Canada, engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry, as well as commercial, government and military applications. Our principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services. We were founded by a group of individuals who have dedicated their careers to fleet management technologies and have been at the forefront of the industry’s most innovative developments, and our executive team has over 50 years of experience in the design and manufacture of wireless, GPS, and fleet tracking solutions. We have developed the TAG suite of products that we believe is the first completely modular fleet management solution for the golf industry. The TAG suite of products is currently sold and installed around the world in golf facilities and as commercial applications through a network of established distributors and partnerships with some of the most notable brands in fleet and equipment manufacture.

VTS is giving fleet operator’s new capabilities to track and control their vehicles through the new INFINITY XL system and the new 3G-4G TAG. We have developed inhouse a proprietary combination of hardware and software that is marketed around the world as the INFINITY TAG system. We have primarily focused on the golf industry where the TAG system is deployed to help golf course operators manage their fleet of golf carts, turf equipment, and utility vehicles. We are a leader in the category of fleet management in the golf industry and were awarded “Best Technology of the Year” in 2010 by Boardroom magazine, a publication of the National Golf Course Owners Association. To date the TAG system is installed on vehicles around the world and has been used to monitor millions of rounds of golf.

The TAG system fills a void in the marketplace by offering a modular structure that allows the customer to customize their system to meet desired functionality and budget constraints. In addition to the core TAG system vehicle control functionality, which can operate independently, we offer 3 information display systems to the golf courses management and golfer — the alphanumeric TEXT and high definition 12” INFINITY XL, 10” INFINITY RM and 7” INFINITY DM— providing the operator with three display options which is unique in the industry. VTS also offers inhouse financing thru purchase or lease.

The primary market for our TAG system is the 40,000 golf operations worldwide. While the golf industry remains the primary focus of our sales and marketing efforts, we have completed several successful pilots of the TAG system in other markets such as agriculture and commercial fleet operations. With appropriate resources, we intend to expand our sales and marketing efforts into these new markets.

We are expanding our sales force in North America, which comprises the most significant portion of the golf fleet market and have developed key relationships with privately owned distributors and golf equipment manufacturers such as E-Z-GO, Yamaha and Ransomes Jacobsen to help drive sales through-out Europe, Asia, UK and many other markets worldwide Including our most recent move to New Zealand and Australia.

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In order to successfully deliver products, increase sales, and maintain customer satisfaction, we need to have a reliable supplier of our hardware units and components at competitive prices. Presently, we source our TAG and INFINITY fleet from one fortune 200 companies in NA who has manufacturing in China and our RAPTORS from one supplier in the United Kingdom and Asia. This new relationship that has been established provides us with higher quality, newer technology at competitive pricing.

In addition, VTS recently engaged with a telecommunications provider to provide new technology in hardware and wireless access through-out the world therefor allowing VTS to substantially reduce cellular cost.

Our most recent product that is used to increase the Pace of Play on the course up to 90 minutes per round is the RAPTOR. Our 3 wheel single rider allows the course to revenue share with VTS as the RAPTOR is put on the course free of charge and then allows the course to revenue share with VTS along the way. Each seat is rented to the customers for minimum $25 per round.

On March 26, 2019, our company effected a reverse stock split of our authorized and issued and outstanding shares of common stock on a four thousand (4,000) old for one (1) new basis. Upon effect of the reverse split, our authorized capital decreased from 3,000,000,000 pre-reverse split shares of common stock to 750,000 shares of common stock and correspondingly, our issued and outstanding shares of common stock decreased from 2,761,333,254 pre-reverse split to 690,403 shares of common stock, all with a par value of $0.001. Our shares of Preferred Stock remain unchanged.

Products and Services

Technology Overview

DSG produces a “modular” suite of products to provide fleet management solution for any vehicle required for a golf operation and provides two golfer information display options to meet the operators budget requirements. DSG believes that it is currently the only company in the golf fleet management industry with these capabilities.

The VTS TAG System is designed from the ground up to be a golf/turf vehicle fleet management system. Its main function is addressing the golf course operator needs. While employing same core technology (cellular wireless and GPS) as traditional commercial vehicle fleet management systems, DSG has created patent pending solutions to adapt it to the very specific requirements of the golf environment. Compared to mainstream fleet tracking products, DSG collects 10 to 50 times more data points per MB (megabyte) of cellular data due to its proprietary data collection and compression algorithms. Also the relative positioning accuracy is improved by almost one order of magnitude by the use of application-specific geo-data validation and correction methods.

DSG’s proprietary methods make it possible to offer a solution suitable for use on golf courses at a price low enough to be affordable in the industry. Every system component incorporates state-of-the-art technology (server, mobile trackers, display). In developing its products VTS TAG Systems has adopted an application oriented approach placing the most emphasis (and research & development) on server and end-user software by taking advantage of the commodity level reached by mainstream technologies such as Global Positioning (GPS) and M2M (Machine to Machine) Cellular Data in the wider context of Commercial Fleet Management.

DSG leveraged the existence of an abundance of very cost-effective telematics solutions by selecting an “off-the-shelf” hardware platform that meets all the main performance and environmental requirements for operation in the harsh, outdoor golf course environment. While removing all risk and cost associated with developing a proprietary hardware platform, DSG has maintained the unique nature of its hardware solution by developing a set of proprietary adapters and interfaces specifically for the golf application.

DSG has secured an exclusive supply agreement with the third-party hardware manufacturers for the vertical of golf industry. Additionally, DSG owns the design of all proprietary adapters and interfaces. This removes the risk of a potential competitor utilizing the same hardware platform. Competitors could attempt to reverse engineer or copycat the TAG technology and equipment. This risk factor is mitigated by the fact that our product does not rely on a particular technology or hardware platform to be successful but on a very specific vertical software application that is far more difficult to copy (and respectively easier to protect).

The application software contains patent features implemented in every core component of the system. The TAG device runs DSG proprietary firmware incorporating unique data collection and compression algorithms. The web server software which powers the end-user application is also proprietary and incorporates the industry knowledge accumulated through the over 70 years of collective experience of the DSG team.

This approach has given the product line a high level of endurance against technology obsolescence. At any point in time, if a hardware component is discontinued or a better/less expensive hardware platform becomes available, the software application can be easily adapted to operate on the new platform or with the new component. The company benefits from the constant increase of performance and cost reduction of mainstream hardware technology without any additional cost.

The web-based Software-as-a-Service (SaaS) model used by VTS TAG System is optimal for low operating and support costs and rapid-cycle release for software updates. It is also a major factor in eliminating or substantially reducing the need for any end-user premises equipment. Customers have access to the service through any internet connected computer or mobile device, there is no need for a local wireless network on the facility and installation time and cost are minimal.

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DSG is positioned to take advantage of mainstream technology and utilize “best of breed” hardware platforms to create new generations of products. Our software is designed to be “portable” to future new platforms with better GPS and wireless technology in order to maintain the Company competitive edge.

All new product development effort of DSG is following the same model: select the best of breed third-party hardware platform, design and produce custom proprietary accessories while focusing the bulk of the development efforts on vertical software application to address a very specific set of end-customer needs.

The latest addition to the TAG family of products, the TAG INFINITY is a perfect example of this development philosophy in action: the main component is a last-generation Android tablet PC wrapped in a custom designed outdoor enclosure containing the power supply and interface components required for the golf environment. The software application is taking advantage of all the advanced high-resolution graphics, touch user interface and computing power of the Android OS delivering a vastly superior user experience compared to competitive systems. The time to market for this product was 30% of how long it took to develop and launch this type of products in the past.

The TAG Control Unit

The company’s flagship product is the TAG Control unit. The TAG can operate as a “stand alone” unit or with one of two displays; the INFINITY 7” alphanumeric display or the INFINITY high definition “touch activated” screen. The TAG is GPS enabled and communicates with the TAG software using cellular GSM networks. Utilizing the cellular networks rather than erecting a local Wi-Fi network assures carrier grade uptime, and vehicle tracking “off- property”. GSM is the de facto global standard for mobile communications.

The TAG unit itself is discreetly installed usually in the nose of the vehicle to give the GPS clear line of site. It is then connected to the vehicle battery and ignition. The property is then mapped using the latest satellite imagery that is graphically enhanced and loaded into the TAG System as a map.

Once installed the vehicle owner utilizes the TAG software to locate the vehicle in real time using any computer, smartphone, or tablet that has an internet connection and perform various management operations.

The operator can use the geo-fencing capabilities to create “zones” on the property where they can control the vehicles behavior such as shutting down a vehicle that is entering a sensitive or dangerous area. The TAG System also monitors the strength of the vehicle’s battery helping to prevent sending out vehicles undercharged batteries which can be an inconvenience for the course and negatively impact the golfer experience.

Features and Benefits

●	Internal battery utilizing Smart Power technology which charges the battery only when the vehicle is running (gas) or being charged (electric)

●	Pace of Play management and reporting which is a critical statistic for the golf operator

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●	No software to install

●	Web based access on any computer, smartphone, or tablet

●	Set up restricted zones to protect property, vehicles, and customers

●	Real time tracking both on and off property (using Street Maps)

●	Email alerts of zone activity

●	Cart lockdown

●	Detailed usage reporting for improved maintenance, proper vehicle rotation, and staff efficiency

●	Geo fencing security features

●	Ability to enforce cart path rules which is key to protecting course on wet weather days

●	Modular system allows for hardware and feature options to fit any budget or operations

INFINITY 7” Display

The INFINITY 7” is paired with the TAG Control unit as DSG’s entry level display system for operators who desire to provide basic hole distance information and messaging to the golf customer. The INFINITY 7” is a very cost-effective solution for operators who desire to give their customers GPS services with the benefits of a Fleet Management back end. The INFINITY 7” can be mounted on the steering column or the dash depending on the customer’s preference.

VTS’s entry level alphanumeric golf information display

Features and benefits

●	Hole information display

●	Yardage displays for front, middle, back locations of the pin

●	Messaging capabilities – to individual carts or fleet broadcast

●	Zone violation warnings

●	Pace of Play notifications

●	Smart battery technology to prevent power drain

●	Versatile mounting option

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INFINITY XL 12” Display

The INFINITY XL 12” is a solution for operators who desire to provide a high-level visual information experience to their customers. The INFINITY XL 12” is a high definition “Infinity XL 12” ” activated display screen mounted in the golf cart integrated with the TAG Control unit to provide a full back/front end Fleet Management solution. The INFINITY XL 12” displays hole graphics, yardage, and detailed course information to the golfer and provides interactive features such as Food and Beverage ordering and scorekeeping.

The industry leading Infinity XL 12” HD – the most sophisticated display in the market.

Features and Benefits

●	Integrated Food and Beverage ordering

●	Pro Tips

●	Flyover capability

●	Daily pin placement display

●	Interactive Scorecard with email capability

●	Multiple language choices

●	No power drain with Smart Battery technology

●	Full broadcast messaging capabilities

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●	Pace of Play display

●	Vivid hole graphics

●	Option of steering or roof mount

●	Generate advertising revenue and market additional services

PROGRAMMATIC Advertising Platform

A unique feature of the INFINITY XL 12” system is the advertising display capability. This can be used by the operator for internal promotion of services or for generating revenue by selling the ad real estate since the golf demographic is very desirable to advertisers. The INFINITY XL 12” displays banner, panel, full page, pro tip, and Green view ads. There is also ad real estate on the interactive feature screens for Food and Beverage ordering and the scorecard. The Infinity XL 12” System can also display animated GIF files or play video for added impact.

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Advertising displayed in multiple formats including animated GIF and video

DSG has developed proprietary “Ad Manager” software which is used to place and change the ads on the system(s) from a central NOC (Network Operations Center) in real time. The Ad Manager can deploy to a single system or multiple systems. This creates a network of screens that is also very desirable to advertisers as ad content can be deployed locally, regionally, or nationally. The advertising platform is an important part of the company’s future marketing and sales strategy.

DSG R3 Advertising Platform

The DSG R3 program delivers advance ROI (Revenue Optimization Intelligence). Utilizing all streams of advertising delivery, such as automated, direct, and self-serve. The R3 program has the ability to deliver relevant advertising to golfers the moment they sit in the cart. The R3 model is more effective than the previous advertising model of ‘One to One’, these are local ads only sold through direct sales by courses, or 3 rd party advertising sales firms. The new R3 model offers ‘Many to one’ advertising options, delivering thousands of national, regional, and local advertisers an opportunity to advertise on our screens through our R3 Marketplace.

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Previous ‘One to One’ model vs the new R3 model ‘Many to One’

TAG TURF/ECO TAG

The TAG Turf and the new ECO TAG were developed to give course operators the same back end management features for their turf equipment and utility vehicles. Turf equipment is expensive, and a single piece can run over $100,000 and represents a large portion of a golf course operating budget. The TAG Turf and ECO TAG have comprehensive reporting that the operator can utilize to implement programs that can increase efficiencies, reduce labor costs, help lower idle times, provide fuel consumption and equipment performance, provide historical data on cutting patterns, and reduce pollution from emissions by monitoring idle times. Since the golf course needs to be maintained regardless of volume these cost saving measures directly impact the operator’s bottom line.

Features and Benefits

●	Can be installed on any turf, utility, or service vehicle

●	Work activity tracking and management

●	Work breakdown and analysis per area, work group, activity type or specific vehicle

●	Vehicle idling alerts

●	Zone entry alerts

●	Detailed travel (cutting patterns) history

●	Detailed usage reports with mileage and hours

●	Protection for ecological areas through geo fencing

●	Vehicle lock down and ‘off property’ locating features

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The TAG Turf provides detailed trail history and cutting patterns

Revenue Model

DSG derives revenue from four different sources.

Systems Sales Revenue, which consists of the sales price paid by those customers who purchase our TAG system hardware lease our TAG system hardware.

Monthly Service Fees are paid by all customers for the wireless data fee charges required to operate the GPS tracking on the TAG systems.

Monthly Rental Fees are paid by those customers that rent the TAG system hardware. The amount of a customer’s monthly payment varies based on the type of equipment rented (a TAG, a TAG and INFINITY 7”, or a TAG and INFINITY XL 12” ).

Programmatic Advertising Revenue is a new source of revenue that we believe has the potential to be strategic for us in the future. We are in the process of implementing and designing software to provide advertising and other media functionality on our INFINITY.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. We accrue for warranty costs, sales returns, and other allowances based on its historical experience.

Our revenue recognition policies are discussed in more detail under “Note 2 – Summary of Significant Accounting Policies ” in the notes to our Condensed Consolidated Financial Statements included in Part I, Item 1 of this Form 10-Q.

Markets

Sales and Marketing Plan

The market for the TAG System is the worldwide golf cart and Turf equipment fleets. There are 40,000 golf courses around the world with North America being the largest individual market with 20,000. This represents over 3,000,000 vehicles. The golf market has five distinct types of operations. Municipal, Private Country Clubs, Destination Resorts, Public Commercial, Military and University affiliated. VTS has deployed and has case studies developed TAG systems in each of these categories.

Our marketing strategy is focused on building brand awareness, generating quality leads, and providing excellent customer service.

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North America Sales

Since the largest market is North America the Company employs a direct sales team and sales agents that provide full sales coverage. Our sales agents are experienced golf industry professionals who maintain established relationships with the golf industry and carry multiple golf lines. Our sales objective is to offer our existing and prospective customers a dedicated, knowledgeable, and outstanding customer service team.

In addition, our team is dedicated to existing accounts that focus on up-selling and cross-selling additional products to our current customer base, securing renewal agreements, and providing excellent customer service. The current regions are:

●	Western Canada

●	Eastern Canada

●	Northeast USA

●	Western USA

●	Southeastern USA

●	Midwest USA

International Sales

DSG focuses on select global golf markets that offer significant volume opportunities and that value the benefits that our products deliver.

We utilize strategic distributor partnerships in each targeted region/country to sell, install and service our products. Distributors are selected based on market strength, market share, technical and selling capability, and overall reputation. We believe that DSG solutions appeal to all distributors because they are universal and fit any make or model of vehicle. We maintain and leverage our strong relationship with Yamaha, E-Z-GO and Ransomes Jacobsen (sister company to E-Z-GO) in developing our distributor network around the world. Today, many of our distributor partners are the leading distributors for E-Z-GO and RJ and hold a dominant position in their respective markets. While they are Yamaha or E-Z-GO distributors, most sell DSG products to all courses regardless of their choice of golf car as a value add to their customers and to generate additional revenue. We complement this distributor base with independent distributors as needed to ensure we have sufficient coverage in critical markets.

Currently DSG is focused on expanding in Europe, Asia and South Africa. The Company has expand next into Australia, New Zealand and Latin America.

Management Companies

Many golf facilities are managed by management companies. The portfolios of these companies vary from a few to hundreds of golf courses. Troon®, the world’s largest player in golf course management, has over 200 courses under management. The management companies provide everything from branding, staffing, management systems, marketing, and procurement. DSG is currently providing products and services to Troon, OB Sports, Kemper Sports, Trump, Marriott Golf, Blue Green, Crown Golf, American Golf, Billy Casper, Club Corp, and Club Link.

DSG has been successful in completing installations and developing relationships with several of the key players who control a substantial number of courses. DSG will continue to implement system developments that are driven by the needs of these management companies such as combined reporting, multiple course access through a centralized dashboard. This development will become a competitive advantage for DSG in the management company market.

DSG has dedicated a team to create specific collateral for this market and has assigned a senior executive to have direct responsibility to manage these relationships.

Competition

We compete with a number of established producers and distributors of vehicle fleet management systems. Our competitors include producers of golf specific applications, such as GPS Industries, LLC., one of the leading suppliers of golf cart fleet management systems, as well as producers of non-golf specific utility vehicle fleet management systems, such as Toro. Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we must:

●	demonstrate our products’ competitive advantages;

●	develop a comprehensive marketing system; and

●	increase our financial resources.

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However, there can be no assurance that even if we do these things, we will be able to compete effectively with the other companies in our industry.

We believe that we will be able to compete effectively in our industry because of the versatility, reliability, and relative affordability of our products when compared to those of our competitors. We will attempt to build awareness of our competitive advantages among existing and potential customers through trade shows, sales visits and demonstrations, online marketing, and positive word of mouth advertising.

However, as we are a newly-established company relative to our competitors, we face the same problems as other new companies starting up in an industry, such as limited access to capital. Our competitors may be substantially larger and better funded than us, and have significantly longer histories of research, operation and development than us. In addition, they may be able to provide more competitive products than we can and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their products or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Our primary competitor in the field of golf course fleet management is GPS Industries, a company that was founded in 1996 by Mr. Bob Silzer, the founder of VTS TAG Systems Inc. GPS Industries is currently the largest player in the marketplace with an installed base of approximately 750 golf courses worldwide. GPS Industries was consolidated by various mergers and acquisitions with a diversity of hardware platforms and application software. Since 2009, when GPS Industries has introduced their latest product offering called the Visage, in an exclusive partnership with Club Car, their strategy has been to target mostly their existing customers and motivate them into replacing their existing, older GPS system, with the Visage system.

GPS Industries is leveraging very heavily their partnership with Club Car, which is one of the three largest golf cars manufacturers in the world and at times is benefiting from golf operators’ preference for Club Car and their vehicles when they select their management system.

Market Mix

Since the introduction of the DSG product line, the golf course operators realized that they have now access to a budget-friendly fleet management tool that works not only on golf cars but also with all other vehicles used on the golf course such as turf maintenance, shuttles, and other utility vehicles.

Marketing studies have identified that half of the golf course operators only need a fleet management system and only 15% need a high-end GPS golf system. This illustrates the strong competitive advantage that VTS TAG Systems has versus GPS Industries since their product can only address the needs of a relatively small fraction of the marketplace.

Consequently, GPS Industries installed base has steadily declined since most of their new product installations have replaced older product for existing customers and some customers have opted for a lower budget system and switched over to VTS TAG Systems.

Marketing Activities

The Company has a multi layered approach marketing the TAG suite of products. One of the foundations of this plan is attending industry trade shows which are well attended by golf operators. The two largest shows are the PGA Merchandise Show and the Golf Industry Show which are held in Florida at the end of January. The Company also attends a number of regional shows around North America. International events are attended by our distributors and partners.

The second layer is memberships in key organizations such as the National Golf Course Owners Association, Golf Course Superintendents Association, and Club Managers Association of America. These are very influential in the industry and have marketing channels such as publications, email blasts, and web-based marketing. The Company also markets directly to course operators through email, surveys direct mail programs.

Lead Generation

One of the primary sources of lead generation is through the Company’s strategic partnerships with E-Z-GO, Yamaha, and Ransomes Jacobson. These relationships provide the Company with a great deal of market intelligence. The sales forces of the partners work in tandem with the DSG sales team by passing on the leads, creating joint proposals, and distributing TAG sales material. The Company has also created co-branded materials for specific value items of interest to operators such as Pace of Play solutions. DSG sale s and marketing staff attend partner sales events to conduct training and discuss marketing strategies.

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The Company is in the process of testing an internal telemarketing program in several key markets to gauge whether this particular channel warrants larger scale implementation.

Competitive Advantages

Pricing

One of the “heroes” of the TAG System is providing the course operator a range of modular fleet management options that are very competitively priced. Pricing options range from the TURF, TAG, Infinity 7”, and Infinity XL 12” System, giving the customer a wide range of pricing options.

Functional advantages

DSG has the distinctive advantage of being able to offer a true fleet management system, encompassing all the vehicles on the golf course not just the golf carts. Due to the modular nature of the system, customers have now the option to configure their system’s configuration to match exactly their needs and their budget.

Product advantages

DSG products are the robust, reliable, and user-friendly systems in the world. DSG is the only company currently providing systems that are waterproof with internal batteries to ensure our partners retain the full golf cart manufacturer’s warranty.

Operational Plan

Our Operations Department’s main functions are outlined below:

Product Supply Chain Management

●	Product procurement, lead-time management
●	Inventory Control

Customer Service

●	Training
●	Troubleshooting & Support
●	Hardware Repairs

Installations

●	Content & graphics procurement
●	System configurations
●	Shipping and Installation

Infrastructure Management

●	Communication Servers Management
●	Cellular Data Carriers
●	Service and administration tools

Product Supply Chain

In order to maintain high product quality and control, as well as benefiting from cost savings, the Company is currently procuring all main hardware components offshore. Final assembly is locally performed in order to ensure product quality. Other main components are also procured directly from manufacturers or from local suppliers that outsource components office in order to keep the price as low as possible.

The Company is requesting the suppliers to perform a complete set of quality testing and minimum 24 hours’ burn-in before the product is delivered. The local hardware assembler and components supplier offers 12 months’ warranty. The main hardware components offshore supplier offers a warranty plan of 15 months from the date the product is shipped. With an extended 90 days beyond the current warranty, such repair service would be paid by the supplier except for component replacement costs, which would be paid by DSG.

Another important activity related to the management of the product supply chain is working closely with the suppliers and ensuring that we have alternate sources for the main components and identify well in advance any components that may go “end-of-life” and find suitable replacements before product shortages may occur.

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Inventory Control

The Company has implemented strict inventory management procedures that govern the inbound flow of products from suppliers, the outgoing flow to customers as well as the internal movement of inventory between warehouses (Canada, US and UK). There are also procedures in place to control the flow of equipment returning from customers for repairs and their replacements.

Installation

The Company is utilizing a small number of its own field engineers, geographically positioned to be in close proximity of areas with high concentrations of current and future customers. Occasionally, when new installations exceed the internal capacity, the company employs a number of external contractors, on a project by project basis. Each contractor has been trained extensively to perform product installations and the Company has created an extensive collection of Installation Manuals for all products and vehicle types.

The product was designed with ease of installation as one of its features. Additionally, the installation process includes a pre-shipping configuration process that prepares each device with all the settings and graphics content (if applicable) required for the specific location it will be deployed. This makes the installation process a lot simpler and less time consuming in the field which reduces costs (accommodations, food, travel) for internal staff as well as external contractor cost (less billable time).

Another benefit of the simplified installation procedure is increased scalability in anticipation of increased number of installs in the future by reducing the skill level and training time requirements for additional contractors.

Customer Service

The Company has deployed its Customer Service staff strategically, so it has at least one service representative active during business hours in North America, Europe and South Africa.

The Company is handling Customer Service directly in North America and UK, offering telephone and on-line support to end-customers. In other international markets, the first-line customer service is handled by local distributor’s staff while DSG is supplying training and more advanced support to the distributors.

For the management of the customer service activities, the Company is utilizing SalesForce.com CRM system which allows creating, updating, closing and escalation of service cases, including the issuance of RMA (Return Material Authorization) numbers for defective equipment. Using SalesForce.com also allows generation of management reports for service issues, customer satisfaction, and equipment failures in order to quickly identify trends, problem accounts or systemic issues.

In addition, DSG began offering the DSG Par 72 Service & Support Plan to guarantee service and support to client courses in the golf business, during fiscal 2016. This program for client courses which guarantees service and support programs within 24 hours of a problem arising.

Product Development and Engineering

The Company employs a team of software engineers in house to develop and maintain the main components of the server software and firmware.

All product development is derived from business needs assessment and customer requests.

The Product Manager is reviewing periodically the list of feature requests with the Sales, establishes priorities and updates the Product Roadmap.

The software engineers are also responsible for developing specialized tools and systems utilized increase efficiency in the operation of the Company. These projects include functionality such as: automated system monitoring, automatic service alerts, improved remote troubleshooting tools, cellular data monitoring and reporting. All these tools are critical in future ability to support more customers with less resources, streamline support, and improve internal efficiency.

All hardware development (electronics and mechanical) is generally outsourced, however small projects like mounting solutions or cabling are handled in house.

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GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	690,403

Shares being offered:	230,000

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	DSGT

Risk Factors:	See “Risk Factors” beginning on page 18 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our consolidated financial statements for the three months ended March 31, 2019 and the 12 months ended December 31, 2018. Our total stockholder’s deficit as of March 31, 2019 was $20,493,414. Our total stockholder’s deficit as of December 31, 2018 was $13,370,783. As of March 31, 2019, we had $43,017 of cash on hand.

	Three Months Ended March 31, 2019	Year End December 31, 2018

Cash	43,017	$5,059
Total Assets	587,675	352,713
Total Liabilities	14,378,639	7,021,046
Total Stockholder’s Equity (Deficit)	(20,493,414)	(13,370,783)

Statement of Operations

	Three Months Ended March 31, 2019	Year End December 31, 2018

Revenue	501,424	1,281,024
Total Expenses	7,368,329	10,914,778
Net Loss for the Period	(7,172,973)	(9,825,404)
Net Loss per Share	(11.02)	(28.88)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

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RISKS RELATED TO OUR COMPANY

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

DSG Global has a relatively limited operating history. Our limited operating history and the unpredictability of the wealth management industry make it difficult for investors to evaluate our business. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in rapidly evolving markets.

We will need additional financing to implement our business plan.

The Company will need additional financing to fully implement its business plan in a manner that not only continues to expand an already established direct-to-consumer approach, but also allows the Company to establish a stronger brand name in all the areas in which it operates. In particular, the Company will need additional financing to:

●	Effectuate its business plan and further develop its product and service lines;

●	Expand its facilities, human resources, and infrastructure; and

●	Increase its marketing efforts and lead generation.

There are no assurances that additional financing will be available on favorable terms, or at all. If additional financing is not available, the Company will need to reduce, defer or cancel development programs, planned initiatives and overhead expenditures. The failure to adequately fund its capital requirements could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, the sale of additional equity securities to raise financing will result in additional dilution to the Company’s stockholders and incurring additional indebtedness could involve the imposition of covenants that restrict the Company’s operations.

Our products and services are subject to changes in applicable laws and regulations.

The Company’s business is particularly subject to changing federal and state laws and regulations related to the provision of financial services to consumers. The Company’s continued success depends in part on its ability to anticipate and respond to these changes, and the Company may not be able to respond in a timely or commercially appropriate manner. If the Company fails to adjust its products and services in response to changing legal and/or regulatory requirements, the ability to deliver its products and services may be hindered, which in turn could have an adverse effect on the Company’s business, financial condition and results of operations.

We may continue to encounter substantial competition in our business.

The Company believes that existing and new competitors will continue to improve their products and services, as well as introduce new products and services with competitive price and performance characteristics. The Company expects that it must continue to innovate, and to invest in product development and productivity improvements, to compete effectively in the several markets in which the Company participates. The Company’s competitors could develop a more efficient product or service or undertake more aggressive and costly marketing campaigns than those implemented by the Company, which could adversely affect the Company’s marketing strategies and have an adverse effect on the Company’s business, financial condition and results of operations.

Important factors affecting the Company’s current ability to compete successfully include:

●	lead generation and marketing costs;

●	service delivery protocols;

●	branded name advertising; and

●	product and service pricing.

In periods of reduced demand for the Company’s products and services, the Company can either choose to maintain market share by reducing product and service pricing to meet the competition, or maintain its product and service pricing, which would likely sacrifice market share. Sales and overall profitability may be reduced in either case. In addition, there can be no assurance that additional competitors will not enter the Company’s existing markets, or that the Company will be able to continue to compete successfully against its competition.

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We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers. If one or more of the Company’s senior executives or other key personnel are unable or unwilling to continue in their present positions, the Company may not be able to replace them easily or at all, and the Company’s business may be disrupted. Competition for senior management personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or attract and retain high-quality senior executives in the future. Such failure could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may never pay dividends to our common stockholders.

The Company currently intends to retain its future earnings to support operations and to finance expansion; accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future.

The declaration, payment and amount of any future dividends on common stock will be at the discretion of the Company’s Board of Directors, and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness and other considerations the Board of Directors considers relevant. There is no assurance that future dividends will be paid on common stock or, if dividends are paid, the amount thereof.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Our common stock is subject to price volatility unrelated to our operations.

The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of the Company’s ability to achieve its planned growth, operating results of the Company and of other companies in the same industry, trading volume in the Company’s common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company or its competitors.

Our common stock is classified as a “penny stock.”

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that the Company’s common stock will be considered to be a penny stock for the immediately foreseeable future.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the investor, make a reasonable determination that transactions in penny stocks are suitable for that person, and make a reasonable determination that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also provide disclosure to its customers, prior to executing trades, about the risks of investing in penny stocks in both public offerings and in secondary trading, the commissions payable to both the broker-dealer and the registered representative, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

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Because of these regulations, broker-dealers may not wish to furnish the necessary paperwork and disclosures and/or may encounter difficulties in their attempt to buy or sell shares of the Company’s common stock, which may in turn affect the ability of Company stockholders to sell their shares.

Accordingly, the penny stock classification adversely affects any market liquidity for the Company’s common stock and subjects the shares to certain risks associated with trading in penny stocks. These risks include difficulty for investors in purchasing or disposing of shares, difficulty in obtaining accurate bid and ask quotations, difficulty in establishing the market value of the shares, and a lack of securities analyst coverage.

Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our company.

In addition to other information in this current report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

We have limited revenues from operations. We have yet to generate positive earnings and there can be no assurance we will ever operate profitably. Our company has a limited operating history and has yet to launch its first commercial product. The success of our company is significantly dependent on uncertain events, with respect to supply chain, system development, and operation of the system on the scale we currently envision. If our business plan is not successful and we are not able to operate profitably, our stock may become worthless and investors may lose all of their investment in our Company. Should any of the following material risks occur, our business may experience catastrophic and unrecoverable losses, as said risks may harm our current business operations, as well as any future results of operations, resulting in the trading price of our common stock declining and a partial or complete loss of your investment. It is important to note these risks are not the only ones we face. Additional risks not presently known or that we currently consider to be immaterial may also impair our business operations and trading price of our common stock.

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to deliver quality risk management and custom app development services. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses that will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

We have limited operating capital and we may have to seek additional financing.

If we are unable to fund our operations and, therefore, not be able to sustain future operations or support the manufacturing of additional systems, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

We cannot assure anyone with any degree of certainty that any necessary additional financing will be available on terms favorable to us, now or at any point in the future. It may be a significant challenge to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders; and if we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

If we and our suppliers cannot obtain financing under favorable terms, and our clients are not able to receive the requisite guarantees for payment to us, our business may be negatively impacted.

Markets for stock are highly volatile.

As a result of market volatility in the U.S. and in international stock markets since 2008, a high degree of uncertainty has been seen in the markets, which may result in an increase in the return required by investors, with respect to their expectations for the financing of our projects. Current and ongoing global conditions could lead to an extended recession in the U.S. and around the world. We currently have no revenue producing assets, which may have a materially adverse impact on our business and financial conditions and results, which places our investors at risk.

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Capital and credit markets continue to be unpredictable and the availability of funds from those markets is extremely uncertain. Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers. Due to these capital and credit market conditions, we cannot be certain that funding will be available to us in amounts or on terms that we believe are acceptable.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on OTC Markets. Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance.

The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock. Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

We may also be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and a significant diversion of management’s time and attention and intellectual and capital resources and could harm our stock price, business, prospects, and results of operations.

Sales of a significant number of shares of our common stock could depress the market price of our common stock, which could happen in the public market at any time. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Should industry analysts choose not to publish, or any time discontinue reporting on us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline. Also, the trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.

We may become subject to litigation.

There is the potential that we could be party to disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages, and subject to indemnification claims. In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection, therewith, if there is an unfavorable outcome. The expense of defending litigation may be significant, as is the amount of time to resolve lawsuits unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition, and cash flows. Additionally, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Product liability or defects could also negatively impact our results of operations. The risk of product liability claims and associated adverse publicity is possible in the development, manufacturing, marketing, and sale of our product offerings. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.

Also, a highly-publicized problem, whether actual or perceived, could adversely affect the market’s perception of our product, resulting in a decline in demand for our product and could divert the attention of our management, having a materially adverse effect our business, financial condition, results of operations and prospects.

Our success depends on attracting and retaining key personnel.

Our future plans could be harmed if we are unable to attract or retain key personnel, and our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. Equally, our success depends on the ability of our management and employees to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated, however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We do not know whether we will be successful in hiring or retaining qualified personnel, and our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans, our business prospects, results of operations, and financial condition.

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Should we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. In addition, our internal control systems rely on people trained in the execution of the controls. Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

Protecting our intellectual property is necessary to protect our brand.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs, and manufacturing processes.

We will rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications and enforcement, thereof, filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. In the event we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Failure to obtain needed licenses could delay or prevent the development, manufacture, or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. As a result, we may need to pursue legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.

Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Also, our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets. Acquisitions, involve numerous risks, any of which could harm our business, including, difficulty in integrating the technologies, products, operations and existing contracts of a target company and realizing the anticipated benefits of the combined businesses; difficulty in supporting and transitioning customers, if any, of the target company; inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; potential disruption of our ongoing business and distraction of management; the price we pay or other resources that we devote may exceed the value we realize; or the value we could have realized if we had allocated the purchase price or other resources to another opportunity and inability to generate sufficient revenue to offset acquisition costs.

If we finance acquisitions by issuing equity securities, our existing stockholders may be diluted; and as a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

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RISKS ASSOCIATED WITH OUR COMMON STOCK

If we issue additional shares in the future our existing shareholders will experience dilution.

Our certificate of incorporation authorizes the issuance of up to 125,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

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GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest trading price during the five (5) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On June 18, 2019, the lowest traded price of the Company’s common stock during the five (5) consecutive trading day period immediately preceding the filing of this Registration Statement was $1.06. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.848. At that discounted price, the 230,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $195,040. There is no assurance the price of our common stock will remain the same as the market price or increase.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on OTC Markets (OTC Pink) under the symbol “DSGT”. However, there is a very limited active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment may be partially or completely lost.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Item 4. USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

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Item 7. SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 230,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 24.99% of our issued and outstanding shares of common stock as of March 31, 2019.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 690,403 shares of our common stock outstanding as of March 31, 2019.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered		# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	0	230,000	(4)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.
(2)	Because the selling stockholders may offer and sell all or only some portion of the 230,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.
(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.
(4)	Consists of up to 230,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

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THE OFFERING

On July 27, 2017, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $7,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $7,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same, we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the five (5) consecutive trading day period preceding June 18, 2019 of $1.06, the registration statement covers the offer and possible sale of $195,040 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the five (5) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 9.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of one hundred fifty million (150,000,000) shares of common stock, $0.001 par value per share. As of March 31, 2019, we had 690,403 shares of common stock are outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

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Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

The audited financial statements for the Company for the year ended December 31, 2017 included in this prospectus have been audited by Saturna Group Chartered Professional Accountants LLP, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The audited financial statements for the Company for the year ended December 31, 2018 included in this prospectus have been audited by Buckley Dodds LLP, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.

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Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

DSG Global, Inc. is a technology development company based in Surrey, British Columbia, Canada, engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry, as well as commercial, government and military applications. Our principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services. We were founded by a group of individuals who have dedicated their careers to fleet management technologies and have been at the forefront of the industry’s most innovative developments, and our executive team has over 50 years of experience in the design and manufacture of wireless, GPS, and fleet tracking solutions. We have developed the TAG suite of products that we believe is the first completely modular fleet management solution for the golf industry. The TAG suite of products is currently sold and installed around the world in golf facilities and as commercial applications through a network of established distributors and partnerships with some of the most notable brands in fleet and equipment manufacture.

DSG stands for “Digital Security Guard”, which is our primary value statement giving fleet operator’s new capabilities to track and control their vehicles. We have developed a proprietary combination of hardware and software that is marketed around the world as the TAG system. We have primarily focused on the golf industry where the TAG system is deployed to help golf course operators manage their fleet of golf carts, turf equipment, and utility vehicles. We are a leader in the category of fleet management in the golf industry and were awarded “Best Technology of the Year” in 2010 by Boardroom magazine, a publication of the National Golf Course Owners Association. To date the TAG system is installed on over 8,000 vehicles and has been used to monitor over 6,000,000 rounds of golf.

The TAG system fills a void in the marketplace by offering a modular structure that allows the customer to customize their system to meet desired functionality and budget constraints. In addition to the core TAG system vehicle control functionality, which can operate independently, we offer two golfer information display systems — the alphanumeric INFINITY 7” and high definition INFINITY XL 12” — providing the operator with two display options which is unique in the industry.

The primary market for our TAG system is the 40,000 golf operations worldwide. While the golf industry remains the primary focus of our sales and marketing efforts, we have completed several successful pilots of the TAG system in other markets such as agriculture and commercial fleet operations. With appropriate resources, we intend to expand our sales and marketing efforts into these new markets.

We have a direct sales force in North America, which comprises the most significant portion of the golf fleet market and have developed key relationships with distributors and golf equipment manufacturers such as E-Z-GO, Yamaha and Ransomes Jacobsen to help drive sales for the North American and worldwide markets.

In order to successfully deliver products, increase sales, and maintain customer satisfaction, we need to have a reliable supplier of our hardware units and components at competitive prices. Presently, we source our INFINITY XL 12” units from one supplier in China and our TAG units from one supplier in the United Kingdom. We have recently established a new relationship with a supplier for our INFINITY XL 12” units in China to provide us with higher quality, newer technology at competitive pricing. We are also exploring the opportunity of a partnership with a US manufacturer.

Competition

We compete with a number of established producers and distributors of vehicle fleet management systems, as well as producers of non-golf specific utility vehicle fleet management systems. Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we must demonstrate our products’ competitive advantages, develop a comprehensive marketing system, and increase our financial resources.

We believe that we will be able to compete effectively in our industry because of the versatility, reliability, and relative affordability of our products when compared to those of our competitors. We will attempt to build awareness of our competitive advantages among existing and potential customers through trade shows, sales visits and demonstrations, online marketing, and positive word of mouth advertising. However, there can be no assurance that even if we do these things, we will be able to compete effectively with the other companies in our industry.

Intellectual Property

General

Our success will depend in part on our ability to protect our products and product candidates by obtaining and maintaining a strong proprietary position both in the United States and in other countries. To develop and maintain our proprietary position, we will rely on patent protection, trade secrets, know-how, continuing technological innovations and licensing opportunities. In that regard, we retain and rely on the advice of legal counsel specialized in the field of intellectual property.

Patents

DSG owns two U.S. patents

●	US Patent No. 8,836,490 for a “Vehicle Management” was issued September 16, 2014 and expires June 29, 2031.

●	US Patent No. 9,280,902 for a “Facilities Management” was issued March 8, 2016 and expires January 24, 2032.

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Patent Litigation

On December 30, 2012, a corporation filed an action against DSG in the United States courts claiming patent infringement. On March 8, 2013, the parties agreed to a settlement, with the Company admitting no wrong doing, in the amount of $125,000. The settlement is to be paid over an 18-month period in equal installments of $7,500 with annual interest rate of 8%. DSG has accrued all liabilities related to this matter in the financial statements.

Domain Names

We have registered and own the domain name of our website www.dsgtag .com.

Copyright

We own the common law copyright in the contents of our website (www.dsgtag.com) and our various promotional materials.

Trademarks

We own the common-law trademark rights in our corporate name, product names, and associated logos, including “DSG TAG”, “TAG Golf”, “ECO TAG”, “TAG Infinity 7”, “TAG Infinity XL 12”, “TAG Turf”, “TAG Commercial” and “TAG Military”. We have not applied to register any trademarks with the U.S. Patent and Trademark Office.

Employees

As of April 28, 2017, we have 5 full-time employees in general and administrative, operations, engineering, research and development, business development, sales and marketing, and finance. We also engage independent contractors and consultants from time to time on an as-needed basis to supplement our core staff.

Legal Proceedings

On June 4, 2015, a lawsuit was commenced against VTS TAG Systems Inc. in the Supreme Court of British Columbia, captioned Amanda McGuire v. DSG TAG Systems Inc., No. S-154634, Vancouver Registry. The plaintiff alleges that a promissory note in the principal amount of $100,000 CDN issued by DSG TAG Systems was not converted into common shares of DSG TAG Systems, as asserted by DSG TAG Systems, and the plaintiff seeks repayment of indebtedness in the amount of $100,000 CDN plus interest and costs. An agreement was reached on August 13, 2015 between DSG TAG Systems and the plaintiff, pursuant to which DSG TAG Systems agreed to pay the plaintiff $119,700 CDN in monthly installations of $17,100 CDN, the first payment commencing on October 1, 2015, and the plaintiff agreed to exchange 101,200 shares of common stock of DSG Tag Systems for 18,422 shares of common stock of DSG Global, which exchange occurred on October 22, 2015. On October 17, 2016, the Supreme Court of British Columbia made an order in relating to the above discussed lawsuit from a shareholder to recover a loan of CAD$100,000. DSG TAG was ordered to repay the remaining loan plus costs in the amount of $77,589 to the shareholder in 14 monthly payments of $5,500 each plus $589 at the 15th month, starting February 15, 2017.

On September 7, 2016, Chetu Inc. has filed a Complaint for Damage in Florida to recover unpaid invoice amounts of $27,335 plus interest of $4,939. The invoice was not paid due to a dispute that DSG TAG did not think that vendor had delivered the service according to the agreement between the two parties. As at December 31, 2018, we have accrued $22,396 related to this unpaid invoice plus additional interest and legal fees.

On May 24, 2017, we received a notice of default from Coastal Investment Partners LLC (“Coastal”), on three 8% convertible promissory notes issued by the Company in aggregate principal amount of $261,389 and commenced a lawsuit on June 12, 2017 in the United States District Court, Southern District of New York. Coastal alleges that the Company failed to deliver shares of common stock underlying the Coastal notes, and thus giving rise to an event of default. Coastal seeks damages in excess of $250,000 for breach of contact damages, and legal fees incurred by Coastal with respect to the lawsuit. This action is still pending. As at December 31, 2018, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

On October 10, 2017, a vendor filed a complaint for Breach of Contract with Superior Court of the State of California. The Complainant is alleging that it is contractually owed 1,848,130 shares of the Company’s common stock and is seeking damages of $270,000. In addition, a related vendor filed in the same filing a complaint for $72,000 as part of a consulting agreement the Company executed. No accrual has been recorded because the Company is of the opinion that no obligation exists since the vendors have not performed their contractual duties.

On February 9, 2017, we received a notice of default from Auctus Fund LLC (“Auctus”), on a 12% convertible promissory note issued to the Company in the principal amount of $75,000 and commenced a lawsuit on February 2, 2018 in the United States District Court, District of Massachusetts. Auctus alleges that the Company failed to honor a conversion notice under the terms of the note, and thus giving rise to an event of default. Auctus seeks damages in excess of $306,681, which consists of the principal amount of the note, liquidated damages, and default interest, and legal fees incurred by Auctus with respect to the lawsuit. On June 1, 2018 the remaining $58,167 note balance, including principal and interest, was reassigned to another unrelated note holder and the note was extinguished. Refer to Note 9(e) and 9(z) of the consolidated financial statements.

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On April 9, 2018, we received a share-reserve increase letter from JSJ Investments Inc. (“JSJ”) pursuant to the terms of a 10% convertible promissory note issued to the Company in the principal amount of $135,000. On April 24, 2018, the Company received a notice of default from JSJ for failure to comply with the share-reserve increase and on April 30, 2018 demanded payment in full of the default amount totaling $172,845. On May 7, 2018, JSJ commenced a lawsuit in the United States District Court, District of Dallas County, Texas. JSJ alleges that the Company failed to comply with the share-reserve increase letter, thus giving rise to an event of default, and failed to pay the outstanding default amount due under the terms of the note. JSJ seeks damages in excess of $200,000 but not more than $1,000,000, which consists of the principal amount of the note, default interest, and legal fees incurred by JSJ with respect to the lawsuit. This action is still pending. As at December 31, 2018, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future financial position, results of operations or cash flows.

Government Regulation

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the FCC and Department of Defense.

Other Information

None.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 312 – 2630 Croydon Drive, Surrey, BC, V3Z 6T3 Canada, where we lease approximately 2,024 square feet of office space. On June 1, 2018, the Company signed a two-year operating lease agreement which commenced on July 1, 2018 and expires on May 31, 2020 with the right to renew for an additional two-year term if written notice is provided within 120 days prior to the expiration of the current term.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market’s OTCQB Venture Marketplace (“OTCQB”) under the symbol “DSGT”. The following table sets forth for the periods indicated the high and low bid price per share of our common stock as reported on the OTCQB. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc. OTCQB (1)

	High $	Low $

December 31, 2018	6.00	2.40
September 30, 2018	10.40	2.40
June 30, 2018	33.20	4.60
March 31, 2018	26.00	4.00
December 31, 2017	2,320	400
September 30, 2017	2,520	280
June 30, 2017	320	80
March 31, 2017	160	8.40

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders of Record

As of December 31, 2018, we had 76 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

DSG Global, Inc. is a technology development company based in Surrey, British Columbia, Canada, engaged in the design, manufacture, and marketing of fleet management solutions for the golf industry, as well as commercial, government and military applications. Our principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles, and related support services. We were founded by a group of individuals who have dedicated their careers to fleet management technologies and have been at the forefront of the industry’s most innovative developments, and our executive team has over 50 years of experience in the design and manufacture of wireless, GPS, and fleet tracking solutions. We have developed the TAG suite of products that we believe is the first completely modular fleet management solution for the golf industry. The TAG suite of products is currently sold and installed around the world in golf facilities and as commercial applications through a network of established distributors and partnerships with some of the most notable brands in fleet and equipment manufacture.

DSG stands for “Digital Security Guard”, which is our primary value statement giving fleet operator’s new capabilities to track and control their vehicles. We have developed a proprietary combination of hardware and software that is marketed around the world as the TAG system. We have primarily focused on the golf industry where the TAG system is deployed to help golf course operators manage their fleet of golf carts, turf equipment, and utility vehicles. We are a leader in the category of fleet management in the golf industry and were awarded “Best Technology of the Year” in 2010 by Boardroom magazine, a publication of the National Golf Course Owners Association. To date the TAG system is installed on over 8,000 vehicles and has been used to monitor over 6,000,000 rounds of golf.

The TAG system fills a void in the marketplace by offering a modular structure that allows the customer to customize their system to meet desired functionality and budget constraints. In addition to the core TAG system vehicle control functionality, which can operate independently, we offer two golfer information display systems — the alphanumeric INFINITY 7” and high definition INFINITY XL 12” — providing the operator with two display options which is unique in the industry.

The primary market for our TAG system is the 40,000 golf operations worldwide. While the golf industry remains the primary focus of our sales and marketing efforts, we have completed several successful pilots of the TAG system in other markets such as agriculture and commercial fleet operations. With appropriate resources, we intend to expand our sales and marketing efforts into these new markets.

We have a direct sales force in North America, which comprises the most significant portion of the golf fleet market and have developed key relationships with distributors and golf equipment manufacturers such as E-Z-GO, Yamaha and Ransomes Jacobsen to help drive sales for the North American and worldwide markets.

Reverse Acquisition

DSG Global, Inc. (formerly Boreal Productions Inc.) was incorporated under the laws of the State of Nevada on September 24, 2007. We were formed to option feature films and TV projects to be packaged and sold to movie studios and production companies.

In January 2015, we changed our name to DSG Global, Inc. and effected a one-for-three reverse stock split of our issued and outstanding common stock in anticipation of entering in a share exchange agreement with DSG TAG Systems, Inc., a corporation incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008.

On April 13, 2015, we entered into a share exchange agreement with DSG TAG Systems Inc. (“DSG Tag”) and the shareholders of DSG TAG who become parties to the agreement. Pursuant to the terms of the share exchange agreement, we agreed to acquire not less than 75% and up to 100% of the issued and outstanding common shares in the capital stock of DSG TAG in exchange for the issuance to the selling shareholders of up to 20,000,000 pre-reverse split shares of our common stock on the basis of 1 common share for 5.4935 common shares of DSG TAG.

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On May 6, 2015, we completed the acquisition of approximately 75% (82,435,748 common shares) of the issued and outstanding common shares of DSG TAG as contemplated by the share exchange agreement by issuing 15,185,875 pre-reverse split shares of our common stock to shareholders of DSG TAG who became parties to the agreement. In addition, concurrent with the closing of the share exchange agreement, we issued an additional 179,823 pre-reverse split shares of our common stock to Westergaard Holdings Ltd. in partial settlement of accrued interest on outstanding indebtedness of DSG TAG.

Following the initial closing of the share exchange agreement and through October 22, 2015, we acquired an additional 101,200 shares of common stock of DSG TAG from shareholders who became parties to the share exchange agreement and issued to these shareholders an aggregate of 18,422 pre-reverse split shares of our common stock. Following completion of these additional purchases, DSG Global Inc. owns approximately 100% of the issued and outstanding shares of common stock of DSG TAG. An aggregate of 4,229,384 shares of Series A Convertible Preferred Stock of DSG TAG were exchanged for 51 Series B and 3,000,000 Series E preferred shares during the year ended December 31, 2018 by Westergaard Holdings Ltd., an affiliate of Keith Westergaard, a previous member of our board of directors which have not been issued as of December 31, 2018.

The reverse acquisition was accounted for as a recapitalization effected by a share exchange, wherein DSG TAG is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. We adopted the business and operations of DSG TAG upon the closing of the share exchange agreement.

Factors Affecting Our Performance

We believe that the growth of our business and our future success depend on various opportunities, challenges and other factors, including the following:

Inventory Sourcing

In order to successfully deliver products, increase sales, and maintain customer satisfaction, we need to have a reliable supplier of our hardware units and components at competitive prices. Presently, we source our INFINITY XL 12” units from one supplier in China and our TAG units from one supplier in the United Kingdom. We have recently established a new relationship with a supplier for our INFINITY XL 12” units in China to provide us with higher quality, newer technology at competitive pricing.

In addition, DSG is currently in negotiations with a telecommunications provider to provide new technology in hardware and wireless access.

Competition

We compete with a number of established producers and distributors of vehicle fleet management systems, as well as producers of non-golf specific utility vehicle fleet management systems. Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we must demonstrate our products’ competitive advantages, develop a comprehensive marketing system, and increase our financial resources.

We believe that we will be able to compete effectively in our industry because of the versatility, reliability, and relative affordability of our products when compared to those of our competitors. We will attempt to build awareness of our competitive advantages among existing and potential customers through trade shows, sales visits and demonstrations, online marketing, and positive word of mouth advertising. However, there can be no assurance that even if we do these things, we will be able to compete effectively with the other companies in our industry.

Additional Capital

We require additional capital to continue to develop software and products, meet our contractual obligations, and execute our business plan. There can be no assurances that we will be able to raise additional capital on acceptable terms or at all, which would adversely affect our ability to achieve our business objectives.

Components of Our Results of Operations

Revenue

We derive revenue from four different sources, as follows:

Systems Sales Revenue, which consists of the sales price paid by those customers who purchase our TAG system hardware.

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Monthly Service Fees are paid by all customers for the wireless data fee charges required to operate the GPS tracking on the TAG systems.

Monthly Rental Fees are paid by those customers that rent the TAG system hardware. The amount of a customer’s monthly payment varies based on the type of equipment rented (a TAG, a TAG and INFINITY 7”, or a TAG and INFINITY XL 12” ).

Advertising Revenue is a new source of revenue that we believe has the potential to be strategic for us in the future. We are in the process of implementing and designing software to provide advertising and other media functionality on our INFINITY XL 12” units.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. We accrue for warranty costs, sales returns, and other allowances based on its historical experience.

Our revenue recognition policies are discussed in more detail under “Note 2 – Summary of Significant Accounting Policies” in the notes to our Consolidated Financial Statements included in Part I, Item 1 of this Form 10-K.

Cost of Revenue

Our cost of revenue consists primarily of hardware purchases, wireless data fees, mapping, installation costs, freight expenses and inventory adjustments.

Hardware purchases. Our equipment purchases consist primarily of TAG system control units, INFINITY 7” display, and INFINITY XL 12” display tablets. The TAG system control unit is sold as a stand-alone unit or in conjunction with our INFINITY 7” alphanumeric display or INFINITY XL 12” high definition “Infinity XL 12” activated” display. Hardware purchases also include costs of components used during installations, such as cables, mounting solutions, and other miscellaneous equipment.

Wireless data fees. Our wireless data fees consist primarily of the data fees charged by outside providers of GPS tracking used in all of our TAG system control units.

Mapping. Our mapping costs consist of aerial mapping, course map, geofencing, and 3D flyovers for golf courses. This cost is incurred at the time of hardware installation.

Installation. Our installation costs consist primarily of costs incurred by our employed service technicians for the cost of travel, meals, and miscellaneous components required during installations. In addition, these costs also include fees paid to external contractors for installations on a project by project basis.

Freight expenses and Inventory adjustments. Our freight expenses consist primarily of costs to ship hardware to courses for installations. Our inventory adjustments include inventory write offs, write downs, and other adjustments to the cost of inventory.

Operating Expenses & Other Income (Expenses) We classify our operating expenses and other income (expenses) into six categories: compensation, research and development, general and administrative, warranty, foreign currency exchange, and finance costs. Our operating expenses consist primarily of sales and marketing, salaries and wages, consulting fees, professional fees, trade shows, software development, and allocated costs. Allocated costs include charges for facilities, office expenses, telephones and other miscellaneous expenses. Our other income (expenses) primarily consists of financing costs and foreign exchange gains or losses.

Compensation expense. Our compensation expenses consist primarily of personnel costs, such as employee salaries, payroll expenses, and employee benefits. This includes salaries for management, administration, engineering, sales and marketing, and service support technicians. Salaries and wages directly related to projects or research and development are expensed as incurred to their operating expense category.

Research and development. Our research and development expenses consist primarily of personnel costs and professional services associated with the ongoing development and maintenance of our technology.

Research and development expenses include payroll, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. Research and development is expensed and is included in operating expenses.

General and administrative. Our general and administrative expenses consist primarily of sales and marketing, commissions, travel, trade shows, consultant fees, insurance, and compliance and other administrative functions, as well as accounting and legal professional services fees, allocated costs and other corporate expenses. Sales and marketing includes brand marketing, marketing materials, and media management.

We expect to continue to invest in corporate infrastructure and incur additional expenses associated with being a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs associated with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, we expect sales and marketing expenses to increase in absolute dollars in future periods. In particular, we expect to incur additional marketing costs to support the expansion of our offerings in new markets like commercial fleet management and agriculture.

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Warranty expense (recovery). Our warranty expenses consist primarily of associated material product costs, labor costs for technical support staff, and other associated overhead. Warranty costs are expensed as they are incurred.

Bad debt. Our bad debt expense consists primarily of amounts written down for doubtful accounts recorded on trade receivables.

Depreciation and amortization. Our depreciation and amortization costs consist primarily of depreciation and amortization on fixed assets, equipment on lease, and intangible assets.

Results of Operations

Comparison of the three months ended March 31, 2019 and 2018:

Revenue

	For the Three Months Ended Mar 31
	2019	2018	% Change
Revenue	501,424	110,896	352.2

Revenue increased by $390,528 or 352.2%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

Sales increased as the result of aggressive marketing and installation of the new infinity suite of products compared to lower sales in the comparative period.

Cost of Revenue

	For the Three Months Ended March 31
	2019	2018	% Change
Cost of Revenue	306,068	18,329	1,569.9

Cost of revenue increased by $287,739, or 1,569.9%, for the three months ended March 31, 2019 as compared to the three months March 31, 2018. The table below outlines the differences in detail:

	For the Three Months Ended
	March 31, 2019	March 31, 2018	Difference	% Difference
Cost of Goods	$287,694	$-	$287,694	100.0%
Labor	8,995	-	8,995	100.0%
Mapping & Freight Costs	12,150	660	11,490	1,740.9%
Wireless Fees	-	17,669	(17,669)	(100.0)%
Inventory Write-off/Adjustments	(2,771)	-	(2,771)	(100.0)%
	$306,068	$18,329	$287,739	1,569.9%

The overall increase was due to the increase of cost of goods sold, partially offset by a decrease in wireless fees.

Compensation Expense

	For the Three Months Ended March 31
	2019	2018	% Change
Compensation	135,083	208,628	(35.3)

Compensation expense decreased by $73,545, or 35.3%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due to a reduction in headcount and employees.

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General and Administration Expense

General & administration expense decreased by $130,257 or 36.4% for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The table below outlines the differences in detail:

	For the Three Months Ended
	March 31, 2019	March 31, 2018	Difference	% Difference
Accounting & Legal	$9,321	$47,786	$(38,465)	(80.5)%
Marketing & Advertising	20,906	12,683	8,223	64.8%
Subcontractor & Commissions	90,876	56,308	34,568	61.4%
Hardware	2,723	15,608	(12,885)	(82.6)%
Office Expense, Rent, Software, Bank & Credit Card Charges, Telephone, Travel, & Meals	103,930	225,628	(121,698)	(53.9)%
	$227,756	$358,013	$(130,257)	(36.4)%

The overall decrease in general and administrative expenses was primary related to a decrease in office expense, rent, software and other charges of $121,698 or 53.9% primarily due to a reduction in rent expense and travel and other expenses. Rent expense decreased as the Company relocating to a new office space. Travel and other expenses decreased as the Company began providing remote service and support, rather than on-site support and attended a trade show in the prior but not current period.

Foreign Currency Exchange

	For the Three Months Ended March 31
	2019	2018	% Change
Foreign Exchange (Gain) Loss	(17,637)	560.666	(103.1)

For the three months ended March 31, 2019, we recognized a $17,637 foreign exchange gain as compared to a $560,666 foreign exchange loss for the three months ended March 31, 2018. The change was primarily due to settlement of various foreign currency denominated debt instruments in the prior year as well as beneficial changes in foreign currency rates on payables, receivables and other foreign exchange transactions denominated in currencies other than the functional currencies of the legal entities in which the transactions are recorded. Foreign currency fluctuations are primarily from the Canadian Dollar, Euro and British pound.

Unrealized (Gain) Loss on Derivative

	For the Three Months Ended March 31
	2019	2018	% Change
Unrealized (gain) loss on derivative	6,635,917	5,616,261	18.2

Derivative expense increased by $1,019,656 or 18.2%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due to the change in fair value as of March 31, 2019 triggering unrealized losses on derivative instruments in the current quarter ending on convertible notes payable. The change in fair value was impacted heavily due to the volatility in the Company’s stock price.

Finance Costs

	For the Three Months Ended March 31
	2019	2018	% Change
Finance Cost	301,756	740,562	(59.3)

Finance costs decreased by $438,806 or 59.3%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018. Finance costs decreased due to the large number of conversions of settlement of Notes in the current period and prior year.

Net Loss

	For the Three Months Ended March 31
	2019	2018	% Change
Net Loss	(7,172,973)	(8,822,417)	(18.7)

As a result of the above factors, net loss decreased by $1,649,444 or 18.7% for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

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Liquidity and Capital Resources

From our incorporation in April 17, 2008 through March 31, 2019, we have financed our operations, capital expenditures and working capital needs through the sale of common shares and the incurrence of indebtedness, including term loans, convertible loans, revolving lines of credit and purchase order financing. At March 31, 2019, we had $14,372,546 in outstanding indebtedness, which all matures within the next twelve months.

We had cash in the amount of $43,017 as of March 31, 2019, as compared to $5,059 as of December 31, 2018. We had a working capital deficit of $13,845,720 as of March 31, 2019 compared to working capital deficit of $6,687,807 as of December 31, 2018.

Liquidity and Financial Condition

Our financial position as of March 31, 2019 and 2018, and the changes for the periods then ended are as follows:

Working Capital

	At March 31, 2019	At December 31, 2018
Current Assets	$526,826	$333,239
Current Liabilities	$14,372,546	$7,021,046
Working Capital	$(13,845,720)	$(6,687,807)

Cash Flow Analysis

Our cash flows from operating, investing, and financing activities are summarized as follows:

	March 31,
	2019	2018

Net cash used in by operating activities	$(227,589)	$(555,304)
Net cash (used in) provided by investing activities	-	-
Net cash provided by financing activities	265,547	697,159
Net (decrease) increase in cash	37,958	141,855
Cash at beginning of period	5,059	5,488
Cash at end of period	$43,017	$147,343

Net Cash Used in Operating Activities. During the three months ended March 31, 2019, cash used in operations totaled $227,589. This reflects the net loss of $7,172,973 less $6,945,384 provided by changes in operating assets and liabilities and adjustments for non-cash items. Non-cash items and working capital items consisted primarily of non-cash change in fair value of derivative liabilities of $6,635,917, non-cash accretion of discounts on debt of $173,656 and increase in trade payables and accruals of $385,118.

Net Cash (Used in) Provided by Investing Activities. The Company had no investing activities in the three months ended March 31, 2019 or the three months ended March 31, 2018.

Net Cash Provided by Financing Activities. Net cash from financing activities during the three months ended March 31, 2019 totaled $265,547, primarily from various note and loan facilities entered during the period. Net cash provided by financing activities during the three months ended March 31, 2018 was $697,159, primarily from various note and loan facilities entered during the period in addition to issuance of shares.

Outstanding Indebtedness

Our current indebtedness as of March 31, 2019 is comprised of the following:

●	Unsecured loan payable in the amount of $187,215 bearing interest at 15% per annum and due on demand;

●	Unsecured loan payable in the amount of $317,500 bearing interest at 18% per annum;

●	Unsecured note payable in the amount of $45,798, bearing interest at 36% per annum, matured and in default;

●	Unsecured loan payable in the amount of $250,000, bearing interest at 10% per annum, with a minimum interest amount of $25,000, mature and in default;

●	Unsecured loan payable in the amount of $250,000, bearing interest at 10% per annum, is due on demand, and convertible into common shares at $1.75 per share;

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●	Unsecured, convertible note payable to related party in the amount of $310,000, bearing interest at 5% per annum, mature and in default;

●	Senior secured, convertible note payable in the amount of $245,889 interest 8% per annum. Repayable in cash or common shares at the lower of (i) twelve cents ($0.12) and (ii) the closing sales price of the Common Stock on the date of conversion;

●	Unsecured, convertible note payable in the amount of $81,470 interest 10% per annum. Matures on July 17, 2018. Principal is repayable in cash or common shares at the lower of (i) nine cents ($0.06) (ii) 55% of the lowest trading price during the 20 Trading Days immediately preceding the date of conversion;

●	Unsecured, convertible promissory note in the principal amount of up to $900,000, bears interest at 12% per annum, is convertible into common shares after 180 days from issuance date at a conversion price equal to the lessor of (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. As at December 31, 2018, the Company has received $665,000 from the note. $300,000 was due on September 19, 2018 and was assigned to another lender along with accrued interest on August 31, 2018. $166,667 is due on November 3, 2018 and $198,333 is due on November 3, 2018. Interest will be accrued and payable at the time of promissory note repayment;

●	Unsecured, convertible note payable in the principal amount of $51,500, bears interest at 10% per annum, is due on February 8, 2019, and is convertible into common shares at a conversion price equal to the lower of (i) 32% discount off of the lowest intra-day trading price during previous (10) trading days immediately preceding a conversion date;

●	Unsecured, convertible note payable in the principal amount of $180,000, bears interest at 10% per annum, is due on February 28, 2019, and is convertible into common shares at a conversion price equal to the lower of (i) 32% discount off of the lowest intra-day trading price during previous (15) trading days immediately preceding a conversion date;

●	Unsecured, convertible note payable in the principal amount of $102,049, bears interest 10% per annum, is due on August 2, 2018, and is convertible into common shares at a conversion price equal to the lower of (i) lowest trading price during previous (25) trading days prior to the date of note or (ii) lowest trading price during previous (25) trading days prior to the date of conversion;

●

Unsecured, convertible promissory note in the principal amount of $226,000, bears interest at 12% per annum, is due on August 31, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment;

●	Unsecured, convertible note payable in the principal amount of $315,978, bears interest 12% per annum, is due on demand, and is convertible into common shares at a conversion price equal to the lower of (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date;

●	Unsecured, convertible promissory note in the principal amount of $137,500, bears interest at 12% per annum, is due on January 22, 2020, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment; and

●	Unsecured, convertible bridge loan agreement in the principal amount of $150,000, bears interest at 4.99% per month, is due in 60 days on May 7, 2019 and is convertible into restricted comon shares of the Company at the lender’s option at the market price per share less a 30% discount to market.

Prospective Capital Needs

We estimate our operating expenses and working capital requirements for the twelve-month period to be as follows:

Estimated Expenses for the Twelve-Month Period ending March 31, 2020
Management compensation	$500,000
Professional fees	$150,000
General and administrative	$1,900,000
Total	$2,550,000

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As noted earlier, during the three months ended March 31, 2019, cash used in operations totaled $227,589. The relatively low level of cash used compared to our estimated working capital needs in the future was the result of an accumulation of vendor payables, customer receivables, and an increasing loan payable balance. We need to reduce the current level of payables in the near future to keep a good relationship with our vendors and expand our sales and service team to achieve our operational objectives. At present, our cash requirements for the next 12 months outweigh the funds available. Of the $2,550,000 that we require for the next 12 months, we had $43,017 in cash as of March 31, 2019 and a working capital deficit of $13,845,720. Our principal sources of liquidity are cash generated from product sales. In order to achieve sustained profitability and positive cash flows from operations, we will need to increase revenue and/or reduce operating expenses. Our ability to maintain, or increase, current revenue levels to achieve and sustain profitability will depend, in part, on demand for our products.

In order to improve our liquidity, we also plan to pursue additional equity financing from private investors or possibly a registered public offering. We do not currently have any definitive arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. To help finance our day to day working capital needs, the founder and CEO of the company has made a total payment of $113,475 since late 2015. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources obligations and execute our business plan. There can be no assurances that we will be able to raise additional capital on acceptable terms or at all, which would adversely affect our ability to achieve our business objectives.

Comparison of the Years Ended December 31, 2018 and 2017

Revenue

	For the Years Ended December 31,
	2018	2017	% Change

Revenue	$1,281,024	$1,100,577	16.4%

Revenue increased by $180,447, or 16.4%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Sales increased as the result of aggressive marketing and installation of the new infinity suite of products compared to lower sales in 2017 from continued design and redevelopment of our product line.

Cost of Revenue

	For the Years Ended December 31,
	2018	2017	% Change

Cost of revenue	$191,560	$388,220	(50.6)%

Cost of revenue decreased by $196,570 or 50.6%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The table below outlines the differences in detail:

	For the Years Ended
	December 31, 2018	December 31, 2017	Difference	% Difference
Cost of Goods	$86,832	$92,019	$(5,187)	(5.6)
Mapping & Freight Costs	12,332	20,952	(8,620)	(41.1)
Wireless Fees	14,483	264,426	(249,943)	(94.5)
Inventory Adjustments & Write offs	78,003	10,823	67,180	620.7
	$191,650	$388,220	$(196,570)	(50.6)

The decrease was primarily due manufacturing and supply efficiencies and better negotiated rates with suppliers, specifically the Company’s wireless carrier. Cost of revenue was partially offset by an increase of $67,180 in inventory allowance and adjustments recorded in 2018 compared to 2017 related to an allowance recorded on used inventory to account for amounts expected to be written off.

Compensation Expense

	For the Years Ended December 31,
	2018	2017	% Change

Compensation expense	$726,520	$746,739	(2.7)%

Compensation expense decreased by $20,219 or 2.7%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease was insignificant.

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General and Administration Expense

	For the Years Ended December 31,
	2018	2017	% Change

General & administration expense	$1,561,000	$1,414,983	10.3%

General & administration expense increased by $146,017 or 10.3% for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The table below outlines the differences in detail:

	December 2018	December 2017	Difference	% Difference
Accounting & Legal, & Setup Costs for Public Company	283,445	160,515	122,930	76.6%
Marketing & Advertising	404,391	581,653	(177,262)	(30.5)%
Subcontractor & Commissions	334,490	166,623	167,867	100.7%
Hardware	47,604	14,486	33,118	228.6%
Office Expense, Rent, Software, Bank & Credit Card Charges, Telephone & Meals	491,070	491,706	(636)	(0.1)%
	1,561,000	1,414,983	146,017	10.3%

For the year ended December 31, 2018 as compared to the year ended December 31, 2017, the overall increase in expenses is primary related to increases in accounting and legal of $122,930 or 76.6% due to additional legal fees incurred pursuant to new debt agreements as well as subcontractor and commission increases of $167,897 or 100.7%. This increase was partially offset by decreases in marketing expenses of $177,262 or 30.5% due to shares issued as compensation for marketing services in the prior year which were not issued in the current year.

Warranty Expense

	For the Years Ended December 31,
	2018	2017	% Change

Warranty expense	$(89,037)	$90,284	(198.6)%

Warranty expense decreased by $179,231, or 198.6% for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The decrease in warranty expense from 2018 to 2017 was primarily due to fewer breakdowns, warranty costs were expensed as incurred, and we recorded a recovery on our warranty reserve due to a change in warranty policies.

As of December 31, 2018, our balance sheet included a reserve of $Nil for future warranty costs (December 31, 2017 - $165,523).

Foreign Currency Exchange

	For the Years Ended December 31,
	2018	2017	% Change

Foreign currency exchange (gain) loss	$59,050	$(107,096)	(155.1)%

For the year ended December 31, 2018, we recognized $59,050 in foreign currency transaction losses as compared to $107,096 in foreign currency transaction gains for the year ended December 31, 2017. The loss was primarily due to the losses arising from exchange rate fluctuations on payables, receivables, and other foreign exchange transactions denominated in currencies other than the functional currencies of the legal entities in which the transactions are recorded. Foreign currency fluctuations are primarily from the Canadian Dollar, Euro and British pound.

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Unrealized (gain) loss on derivative

	For the Years Ended December 31,
	2018	2017	% Change

Unrealized (gain) loss on derivative	$(1,005,458)	$824,986	(221.9)%

Derivative loss decreased by $1,830,444 to a gain of $1,005,4585 or 221.9%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017 due to the change in fair value as of December 31, 2018 triggering unrealized gains on derivative instruments in the current year ending on convertible notes payable. The change in fair value was impacted heavily due to the volatility in the Company’s stock price.

Finance Costs

	For the Years Ended December 31,
	2018	2017	% Change

Finance costs	$2,698,330	$1,731,921	55.8%

Finance costs increased by $966,409 or 55.8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Significant finance costs were incurred in relation to the restructuring work, which resulted in additional accretion and extinguishment of debt costs.

Net Loss

	For the Years Ended December 31,
	2018	2017	% Change

Net loss	$(9,825,404)	$(4,116,831)	138.7%

As a result of the above factors, net loss increased by $5,708,573 or 138.7% for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The overall increase was primarily due to the $8,641,587 in other expenses inclusive of losses on extinguishment of debt of $6,889,665 and finance costs of $2,698,330. This was partially offset by a gain on change in derivative instruments of $1,005,458 and an overall decrease in operating losses of $461,053 or 28.0%.

Liquidity and Capital Resources

From our incorporation in April 17, 2008 through December 31, 2018, we have financed our operations, capital expenditures and working capital needs through the sale of common shares and the incurrence of indebtedness, including term loans, convertible loans, revolving lines of credit and purchase order financing. At December 31, 2018, we had $7,021,046 in outstanding liabilities which has either already reached maturity or matures within the next twelve months.

We had cash in the amount of $5,059 as of December 31, 2018 as compared to $5,488 as of December 31, 2017. We had a working capital deficit of $6,687,807 as of December 31, 2018 compared to working capital deficit of $8,487,059 as of December 31, 2017.

Liquidity and Financial Condition

	At December 31, 2018	At December 31, 2017	Percentage Increase/(Decrease)
Current Assets	$333,239	$59,542	459.7%
Current Liabilities	$7,021,046	$8,546,601	(17.8)%
Working Capital	$(6,687,807)	$(8,487,059)	(21.2)%

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Cash Flow Analysis

Our cash flows from operating, investing, and financing activities are summarized as follows:

	December 31
	2018	2017

Net cash (used in) provided by operating activities	$(1,421,237)	$(568,972)
Net cash (used in) provided by investing activities	(2,670)	-
Net cash (used in) provided by financing activities	1,328,659	984,684
Net (decrease) increase in cash	(95,248)	415,712
Effect of exchange rate changes on cash and cash equivalents	94,819	(410,224)
Cash at beginning of period	5,488	-
Cash and equivalents at end of period	$5,059	$5,488

Net Cash (Used in) Provided by Operating Activities. During the year ended December 31, 2018, cash used in operations totaled $1,421,237. This reflects the net loss of $9,825,404 less $8,404,167 provided by changes in operating assets and liabilities and adjustments for non-cash items. Cash provided by working capital items was primarily impacted by increases in deferred revenue of $55,997 and trade payables and accruals of $568,132 and offset by increases in trade receivables of $216,538 and inventory purchases of $278,659.

During the year ended December 31, 2017, cash used in operations totaled $568,972. This reflects the net loss of $4,116,821 less $3,547,849 provided by changes in operating assets and liabilities and adjustments for non-cash items. Cash provided by working capital items was primarily impacted by increases in warranty reserve of $53,808 and trade payables and accruals of $719,127, decreases in inventory purchases of $71,644 and offset by increases in trade receivables of $9,238 and related party receivables of $2,560.

Net Cash (Used in) Provided by Investing Activities. Investing activities used $2,670 of cash in the year ended December 31, 2018, for the addition of property, plant, and equipment. Investing activities used $Nil of cash in the year ended December 31, 2017.

Net Cash (Used in) Provided by Financing Activities. Net cash provided by financing activities during the year ended December 31, 2018 totaled $1,328,659 provided primarily by proceeds of $1,292,000 from various note and loan facilities entered during the period and proceeds of $81,659 for the issuances of shares. Net cash provided by financing activities during the year ended December 31, 2017 totaled $984,684 provided primarily by proceeds of $946,750 from various note and loan facilities entered during the period and proceeds of $50,000 for the issuances of shares.

Outstanding Indebtedness

Our current indebtedness as of December 31, 2018 is comprised of the following:

●	Unsecured loan payable in the amount of $183,258 bearing interest at 15% per annum and due on demand;

●	Unsecured loan payable in the amount of $317,500 bearing interest at 18% per annum;

●	Unsecured note payable in the amount of $44,830, bearing interest at 36% per annum, matured and in default;

●	Unsecured loan payable in the amount of $250,000, bearing interest at 10% per annum, with a minimum interest amount of $25,000, mature and in default;

●	Unsecured loan payable in the amount of $250,000, bearing interest at 10% per annum, is due on demand, and convertible into common shares at $1.75 per share;

●	Unsecured, convertible note payable to related party in the amount of $310,000, bearing interest at 5% per annum, mature and in default;

●	Senior secured, convertible note payable in the amount of $245,889 interest 8% per annum. Repayable in cash or common shares at the lower of (i) twelve cents ($0.12) and (ii) the closing sales price of the Common Stock on the date of conversion;

●	Unsecured, convertible note payable in the amount of $81,470 interest 10% per annum. Matures on July 17, 2018. Principal is repayable in cash or common shares at the lower of (i) nine cents ($0.06) (ii) 55% of the lowest trading price during the 20 Trading Days immediately preceding the date of conversion;

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●	Unsecured, convertible promissory note in the principal amount of up to $900,000, bears interest at 12% per annum, is convertible into common shares after 180 days from issuance date at a conversion price equal to the lessor of (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. As at December 31, 2018, the Company has received $665,000 from the note. $300,000 was due on September 19, 2018 and was assigned to another lender along with accrued interest on August 31, 2018. $166,667 is due on November 3, 2018 and $198,333 is due on November 3, 2018. Interest will be accrued and payable at the time of promissory note repayment;

●	Unsecured, convertible note payable in the principal amount of $51,500, bears interest at 10% per annum, is due on February 8, 2019, and is convertible into common shares at a conversion price equal to the lower of (i) 32% discount off of the lowest intra-day trading price during previous (10) trading days immediately preceding a conversion date;

●	Unsecured, convertible note payable in the principal amount of $180,000, bears interest at 10% per annum, is due on February 28, 2019, and is convertible into common shares at a conversion price equal to the lower of (i) 32% discount off of the lowest intra-day trading price during previous (15) trading days immediately preceding a conversion date;

●	Unsecured, convertible note payable in the principal amount of $102,049, bears interest 10% per annum, is due on August 2, 2018, and is convertible into common shares at a conversion price equal to the lower of (i) lowest trading price during previous (25) trading days prior to the date of note or (ii) lowest trading price during previous (25) trading days prior to the date of conversion;

●

Unsecured, convertible promissory note in the principal amount of $226,000, bears interest at 12% per annum, is due on August 31, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment;

●	Unsecured, convertible note payable in the principal amount of $315,978, bears interest 12% per annum, is due on demand, and is convertible into common shares at a conversion price equal to the lower of (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date;

Preferred Stock Redemption Obligations

Westergaard Holdings Ltd., an affiliate of Keith Westergaard, a member of our board of directors, owned 4,229,384 shares (the “Series A Shares”) of Series A Convertible Preferred Stock of DSG TAG Systems. Pursuant to a Subscription / Debt Settlement Agreement dated September 26, 2014 between DSG TAG Systems and Westergaard Holdings, as amended on November 10, 2015, DSG TAG Systems has agreed that DSG Global, Inc. will complete financings for gross proceeds of at least $10 million and use a portion of the proceeds to redeem all of the Series A Shares at a price of $1.25 per share, as follows:

●	On or before August 1, 2016, we must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares;

●	On or before September 1, 2016, we must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and

●	On or before October 1, 2016, we must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.14 million to redeem the remaining 2,509,384 Series A Shares.

If we failed to satisfy the above described financing and share redemption schedule, we would have been in default of the Subscription and Debt Settlement Agreement which would entitle the holder of the Preferred Shares to convert the Series A Convertible Preferred Shares into common shares in the capital of DSG Global at the price of $1.25 per share.

As described in Note 11 of the consolidated financial statements, on August 27, 2018, pursuant to a debt exchange agreement, the Company exchanged all 4,229,384 issued and outstanding DSG TAG Series A Shares with a fair value of $5,873,481 ($7,627,303 CDN), for 51 and 3,000,000 shares of Series B and Series E preferred shares, respectively.

Related Party Transactions

As at December 31, 2018, the Company owed $139,835 ($190,764 CDN) (December 31, 2017 - $204,929 ($257,084 CDN)) to the President, CEO, and CFO of the Company for management fees and salaries, which has been recorded in trade and other payables. The amounts owed and owing are unsecured, non-interest bearing, and due on demand. During the year ended December 31, 2018 the Company incurred $200,000 (2017 - $200,000) in salaries to the President, CEO, and CFO of the Company.

As at December 31, 2018, the Company owes $Nil (2017 - $52,838) to the Senior Vice President of Global Sales of the Company, which has been recorded in trade and other payables. The amount owing is unsecured, non-interest bearing, and due on demand.

As at December 31, 2018, the Company owed $12,791 ($17,450 CDN) (December 31, 2017 - $22,280 ($27,950 CDN)) to a company controlled by the son of the President, CEO, and CFO of the Company for subcontractor services. The balance owing has been recorded in trade and other payables. The amount owing is unsecured, non-interest bearing, and due on demand.

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Prospective Capital Needs

We estimate our operating expenses and working capital requirements for the twelve-month period to be as follows:

Estimated Expenses for the Twelve-Month Period ending December 31, 2019
Management compensation	$500,000
Professional fees	$150,000
General and administrative	$1,900,000
Total	$2,550,000

During the year ended December 31, 2018, cash used in operations totaled $1,421,237. The relatively low level of cash used compared to our estimated working capital needs in the future was the result of an accumulation of vendor payables, customer receivables, and an increasing loan payable balance. We need to reduce the current level of payables in the near future to keep a good relationship with our vendors and expand our sales and service team to achieve our operational objectives. At present, our cash requirements for the next 12 months outweigh the funds available. Of the $2,550,000 that we require for the next 12 months, we had $5,059 in cash as of December 31, 2018, and a working capital deficit of $6,687,807. Our principal sources of liquidity are cash generated from product sales and debt financings. In order to achieve sustained profitability and positive cash flows from operations, we will need to increase revenue and/or reduce operating expenses. Our ability to maintain, or increase, current revenue levels to achieve and sustain profitability will depend, in part, on demand for our products.

In order to improve our liquidity, we also plan to pursue additional equity financing from private investors or possibly a registered public offering. We do not currently have any definitive arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. To help finance our day to day working capital needs, the founder and CEO of the Company has made total payments of $113,475 since late 2015. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources obligations and execute our business plan. There can be no assurances that we will be able to raise additional capital on acceptable terms or at all, which would adversely affect our ability to achieve our business objectives.

Off-Balance Sheet Transactions

We do not have any off-balance sheet arrangements.

Contractual Obligations and Known Future Cash Requirements

Indemnification Agreements

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheet, consolidated statements of operations, consolidated statements of comprehensive loss or consolidated statements of cash flows.

Operating Leases

We currently lease our corporate headquarters in Surrey, British Columbia, under operating lease agreements that expire through to May 31, 2020. The terms of the lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease periods.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statements presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the assumptions and estimates associated with revenue recognition, foreign currency and foreign currency transactions and comprehensive loss have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to our consolidated financial statements.

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Recently Issued and Adopted Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company adopted this ASU beginning on January 1, 2018 and used the modified retrospective method of adoption. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Pronouncements

Applicable for fiscal years beginning after December 15, 2018:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This accounting standard seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Current U.S. GAAP does not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. This standard also provides guidance from the lessees’ perspective on how to determine if a lease is an operating lease or a financing lease and the differences in accounting for each. In January 2018, the FASB issued ASU No. 2018-01, which allows for an entity to elect an optional transition practical expedient for land easements that exist or expired before adoption of Topic 842. The adoption of this standard is required for interim and fiscal periods beginning after December 15, 2018 and it is required to be applied using the modified retrospective approach. The Company will adopt this standard effective January 1, 2019 and is currently evaluating the impact of the above standard on its consolidated financial statements. The Company expects to recognize right-of-use assets and lease liabilities on its consolidated balance sheets pursuant to its operating lease commitment, see Note 15 of the consolidated financial statements.

In March 2017, the “FASB” issued ASU 2017-08 “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities” an amendment to shorten the amortization period for certain callable debt securities held at a premium to the earliest call date. The amendments do not require an accounting change for securities held at a discount.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260), Distinguishing Liability from Equity (Topic 480), and Derivatives and Hedging (Topic 815) – (i) Accounting for Certain Financial Instruments with Down Round Features (ii) Replace of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments.” The amendments in (i) change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and to help clarify existing disclosure requirements. The amendments in (ii) characterize the indefinite deferral of certain provisions and do not have an accounting effect.

The Company is currently evaluating the impact of the above standards on its consolidated financial statements. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

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Directors and Executive Officers

The following sets forth information about our director and executive officer as of the date of this report:

NAME	AGE	POSITION	DATE FIRST ELECTED OR APPOINTED

Robert Silzer	72	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer	May 6, 2015 (as President, Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer) June 16, 2015 (as Director)

Stephen Johnston	67	Director	June 16, 2015

James Singerling	74	Director	June 16, 2015

Jason Sugarman	47	Director	June 16, 2015

Rupert Wainwright (1)	57	Former Director	June 16, 2015

(1) Rupert Wainwright resigned from his position as director in February 2018.

Our directors will serve in that capacity until our next annual shareholder meeting or until his successor is elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Executive Management

Our executive management team represents a significant depth of experience in biometrics and facial recognition technologies, intelligent security and surveillance, high-growth and technology marketing, and domestic and international sales and business development. The team represents a cross-disciplinary approach to management and business development.

Robert Silzer, Director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

Robert Silzer has over 20 years’ experience in the GPS tracking and fleet solutions industries. He is the founder of DSG TAG Systems Inc. and has served as Chief Executive Officer of DSG TAG since its inception in April 2008. Mr. Silzer is a product designer who has developed multiple new product concepts and successfully introduced these products to market including the world’s first handheld bingo gaming unit, the first handheld and color handheld GPS golf units and the first Wi-Fi enabled GPS golf business solution. Prior to establishing DSG Tag, Mr. Silzer’s designed and a total golf solution that addressed the growing needs in Golf Course management. Through a series of mergers and acquisitions different companies with diversified hardware and software platforms, he founded GPS Industries in 1996, serving as its president, CEO, Chairman and director until 2007. Under his leadership, it became the largest operator of golf GPS systems in the world and with a remarkable 750 golf courses worldwide using the installed system. Prior to founding GPSI, Mr. Silzer founded XGA, an online golf store and website company in 1993. He also founded Advanced Gaming Technology, Inc. in 1992, an electronic gaming company, where he served as Chief Executive Officer until 1998. From 1986 to 1992, Mr. Silzer founded and operated the private company Supercart International. With over 30 years as an entrepreneur in the technology and other markets, Mr. Silzer has developed expertise in taking companies to market, growing start-up business, initial public offerings, raising funds, operations, marketing and international licensing.

Stephen Johnston, Director

Stephen Johnston is the founding Partner of Global Golf Advisors and one of the leading authorities on operational analysis and financial solutions for golf businesses. Steve began his career at the accounting firm of Thorne Gunn/Thorne Riddell in Toronto in 1973. He earned his Chartered Accountant designation while with Thorne Riddell in 1976 and in 1984 was promoted to Partner and given responsibility for major client accounts. His audit experience with major accounts subsequently expanded into real estate, communications and insurance.

When the firm became known as KPMG, Steve continued as an Audit Partner and in 1992 created the KPMG Golf Industry Practice and assumed responsibility as National Director. In 2006 Steve purchased the KPMG Golf Industry Practice and created Global Golf Advisors Inc., bringing with him the entire staff complement and client files to the new firm.

Steve is a graduate of the University of Toronto with a Bachelor of Science degree and business courses complement relevant to his Chartered Accountant designation. Steve’s main focus is developing financial and business solutions for private clubs, public golf courses and resorts, golf communities, investors and lenders. He provides a keen insight for banking and finance solutions arising from his years of advising numerous international financial institutions.

He has completed due diligence and valuation assignments for some of the largest golf-related transactions in North America and has completed multiple market studies to reposition various golf assets. In addition, Steve has been actively involved with workouts/receiverships, providing operational and financial guidance. These assignments typically lead to member buyouts/transitions from developers or to an outright disposition of property. Steve has been recognized as one of the Top Powerbrokers in Canadian Golf by The National Post over the past 15 years.

James Singerling, Director

From 1990 until his retirement in 2015, James Singerling, CCM, served as the CEO of Club Managers Association of America (CMAA), the foremost professional association for managers of membership clubs in the US. In this role Mr. Singerling was credited for elevating the professional role of club managers by creating industry-standard development and certification programs. For over two decades, he spearheaded efforts to adopt the general manager/chief operating officer model at clubs nationwide, raising the qualifications and quality of club managers. Mr. Singerling is also recognized for building new relationships for the industry with federal and state governments and within the association community.

47

In addition to his work within the U.S., Mr. Singerling was instrumental in the development of professional club management associations internationally, helping other nations elevate the role of club managers by adopting professional standards and certifications. Regions where his leadership is recognized include South America, Australia, China, South Africa and the Asian-Pacific corridor, among others.

Prior to becoming chief executive at CMAA, Mr. Singerling was a leader in the golf course design and management companies of Robert Trent Jones, Sr., and also served as vice president and general manager of the Coral Ridge Country Club in Ft. Lauderdale, FL.

Mr. Singerling has been recognized as Industry Leader of the Year by the University of Nevada, Las Vegas, and Michigan State University, in addition to receiving awards from Florida State University, Pennsylvania State University, Oklahoma State University and Sun Yat Sen University – China. He also was elected to the Association Committee of 100 by the U.S. Chamber of Commerce, widely recognized as the most prestigious organization of chief executives in the United States.

Jason Sugarman, Director

With over 20 years’ experience, Jason Sugarman is a leader in the finance industry in the areas of asset-based lending, private equity, and debt investments. He has been a principal investor and financier of all asset classes and has led real estate, financial services, and infrastructure investments both domestically and overseas.

Mr. Sugarman’s current concentration is on private equity transactions. He serves on the boards of a number of private and public companies and has invested in several professional sports teams including Los Angeles Football Club and Oklahoma City Dodgers.

He is married with three boys and lives in Los Angeles, California.”

Significant Employees

Other than Bob Silzer, we have no full-time employees whose services are materially significant to our business and operations who are employed at will by DSG Global, Inc.

Family Relationships

There are no family relationships among any of our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2016, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

Corporate Governance Guidelines, Code of Ethics, and Business Conduct

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and at the management level, with a view to enhancing stockholder value over the long term.

We have adopted a written code of ethics and business conduct to provide guidance to all Company’s directors, officers and employees, for each employee, including our including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is posted on our website at www.dsgtag.com. If we make certain amendments to or waivers of our code of ethics, we intend to satisfy the SEC disclosure requirements by promptly posting the amendment or waiver on our website.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our sole director does not believe that it is necessary to have such committees because believes the functions of such committees can be adequately performed by the sole member of our board of directors.

Code of Ethics

Our Board of Directors has not adopted a code of ethics due to the fact that we presently only have one director who also serves as the sole executive officer of the Company and the Board of Directors chose not to reduce to writing standards designed to deter wrongdoing and promote honest and ethical conduct. The Board of Directors believes that the Company’s small size and the limited number of personnel who are responsible for its operations make a formal Code of Ethics unnecessary. We anticipate that we will adopt a code of ethics when we increase either the number of our directors and officers or the number of our employees.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers, directors and persons who beneficially own more than 10% of a class of our equity securities registered under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal year 2011 and Forms 5 and amendments thereto furnished to us with respect to fiscal year 2011, or written representations that Form 5 was not required for fiscal year 2011, we believe that all Section 16(a) filing requirements applicable to each of our officers, directors and greater-than-ten percent stockholders were fulfilled in a timely manner. We have notified all known beneficial owners of more than 10% of our common stock of their requirement to file ownership reports with the Securities and Exchange Commission.

49

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years of DSG Global Inc. Years Ended December 31, 2018 & 2017

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	our principal financial officer;

(c)	each of our three most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2018 and 2017; and

(d)	up to two additional individuals for whom disclosure would have been provided under (c) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2018 and 2017, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

EXECUTIVE SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Silzer,	2018	200,000	Nil	Nil	Nil	Nil	Nil	Nil	200,000
Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer	2017	200,000	Nil	Nil	Nil	Nil	Nil	Nil	200,000

As of December 31, 2018, we had no employment agreements with any of our executive officers or employees.

Summary of Employment Agreements and Material Terms

We have not entered into any employment or consulting agreements with any of our current officers, directors or employees.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2018 and 2017 of DSG Global, Inc.

For the years ended December 31, 2018 and 2017, no director or executive officer of DSG Global, Inc. has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

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Compensation of Directors

The particulars of the compensation paid to each of our director during our fiscal years ended December 31, 2018 are set out in the following summary compensation table, except that no disclosure is provided for any director who’s also a named executive officer and whose compensation is fully reflected in the above Executive Summary Compensation Table:

DIRECTOR COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen Johnston,	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
James Singerling,	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jason Sugarman,	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Rupert Wainwright,	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Former Director	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2018 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Officers and Directors
Robert Silzer 312-2630 CROYDON DRIVE Surrey, British Columbia, Canada V3Z 6T3	Director, president, chief executive officer, chief financial officer, secretary, and treasurer	Common Stock	2,018		0.32%

	Former Director	Common Stock	813	(3)	0.13%
Jason Sugarman 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock		(4)	(4)
Rupert Wainwright 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Former Director	Common Stock		(4)	(4)
Stephen Johnston 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock		(4)	(4)
James Singerling 214 - 5455 152nd Street Surrey, British Columbia, Canada V3S 5A5	Director	Common Stock		(4)	(4)
All officers and directors as a group		Common stock, $0.001 par value	2,831		0.45%
5%+ Security Holders
616796 BC Ltd.	n/a	Common Stock	43,428		6.85%
Cede & Co	n/a	Common Stock	61,547		9.7%
All 5%+ Security Holders		Common stock, $0.001 par value	104,975		16.55%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Percentages are based on 634,471 shares of our Company’s common stock issued and outstanding; as of the date of this report there were 690,403 common stock issued and outstanding.

(3)	The 813 common shares are held by Westergaard Holdings Ltd. Keith Westergaard has voting and dispositive control over securities held by Westergaard Holdings Ltd.

(4)	None.

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TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons of DSG Global Inc.

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2018, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last three completed fiscal years.

As at December 31, 2018, we owed $139,835 ($190,764 CDN) (December 31, 2017 - $205,963 ($258,381 CDN)) to our Director and sole Officer, Robert Silzer, for management fees and salaries, $12,791 ($17,450 CDN) (December 31, 2017 - $22,280 ($27,950 CDN)) to a company controlled by Robert Silzer, Jr., the son of Robert Silzer, our Director and sole Officer for subcontractor services, and $Nil (2017 - $52,838 to the Senior Vice President of Global Sales of the Company of which have been recorded in trade and other payables. The amounts owed and owing are unsecured, non-interest bearing, and due on demand.

On September 26, 2014 DSG TAG entered into a Subscription and Debt Settlement Agreement (as amended on October 7, 2014) whereby Westergaard Holdings Ltd., a corporation owned and controlled by our current director Keith Westergaard, purchased: (i) 4,229,384 Series A Preferred Shares of DSG TAG at a deemed price of $1.25 per share in consideration for the settlement of $5,386,731 in debt payable to Westergaard Holdings; and (ii) 2,001,735 common shares of DSG TAG at a deemed price of $0.25 per share in consideration of $2,502,168.23 in interest and expenses accrued in respect of the debt. Until such time as all Series A Shares had been redeemed by DSG TAG, Westergaard Holdings may have converted any or all of its remaining Series A Shares and accrued interest into common shares of DSG Global at $1.25 per share.

Pursuant to the Agreement, DSG TAG agreed to complete a going public transaction by share exchange within 60 days of the Agreement, and a private placement financing of not less than $5,000,000 in gross proceeds within 60 days of going public., the Company shall have completed a financing for gross proceeds of at least $5,000.000. DSG TAG agreed to pay $2,500,000 of the financing proceeds to Westergaard Holdings to redeem 2,000,000 of the Series A Preferred Shares at the deemed redemption price of $1.25 per share. DSG TAG further agreed to raise additional gross proceeds of $5,000,000 and to redeem an additional 2,000,000 Series A Preferred Shares from Westergaard Holdings (at a redemption price of $1.25 per share or $2,500,000 in the aggregate). within 150 days following the going public transaction. Subsequent to the Agreement, DSG TAG completed its going public transaction on May 6, 2015 but did not raise sufficient capital to redeem the Series A Preferred Shares. The Subscription and Debt Settlement Agreement was subsequently amended by letter of agreement dated December 31, 2015, as described below.

On March 5, 2016, by letter agreement dated December 31, 2015 with Westergaard Holdings Ltd., a corporation owned by our Director Keith Westergaard, we amended the Subscription and Debt Settlement Agreement dated September 26, 2014 between DSG Tag Systems, Inc. and Westergaard Holdings, as previously amended on October 4, 2015. Westergaard Holdings owns 4,229,384 shares Series A Convertible Preferred Stock of DSG TAG. Pursuant to the settlement agreement, the parties have agreed that DSG Global will complete financings for gross proceeds of at least $10 million and use a portion of the proceeds to redeem all of the Series A Convertible Preferred Shares. The letter agreement modifies the redemption provisions of the original agreement, which now obligate us to raise capital and redeem the Series A Convertible Preferred Shares at a price of $1.25 per share as follows: (i) on or before May 1, 2016, DSG Global must complete a financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 Series A Shares; (ii) on or before June 1, 2016, DSG Global must complete an additional financing for gross proceeds of at least $2.5 million and use at least $1.125 million to redeem a minimum of 900,000 additional Series A Shares; and (iii) on or before July 1, 2016, DSG Global must complete an additional financing for gross proceeds of at least $5.0 million and use at least $3.04 million to redeem the remaining 2,429,384 Series A Shares.

As described in Note 11 of the consolidated financial statements above, on August 27, 2018, pursuant to a debt exchange agreement, the Company agreed to exchange all 4,229,384 issued and outstanding DSG TAG Series A Shares with a fair value of $5,873,481 ($7,627,303 CDN), for 51 and 3,000,000 shares of Series B and Series E preferred shares, respectively.

On March 31, 2015, DSG entered into an agreement with Adore Creative Agency Inc., a corporation owned by our director Rupert Wainwright pursuant to which Adore will provide marketing services to DSG. The terms included cash payment of $17,500 and a note in the amount of $310,000, with 5% interest per annum, convertible at the election of the holder into 248,000 common shares in the capital stock of DSG Global, Inc. at a price of $1.25 per share, maturing on March 30, 2016. As of December 31, 2018, 100% of the marketing services have been expensed in the amount of $310,000.

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On April 6, 2016, DSG TAG entered into a loan agreement with Westergaard Holdings Ltd. a corporation owned by our director Keith Westergaard, pursuant to which we raised proceeds of $120,000 CAD. DSG TAG agrees to pay the loan plus fees no later than the final due date of July 6, 2016. The fees for service are as follows: (a) DSG TAG agrees to pay a fee for service equal to 5% of the amount of the loan or $6,000 CAD if the loan is paid in full, including fees on or before May 6, 2016; (b) DSG TAG agrees to pay a fee for service equal to 10% of the amount of the original loan, or $12,000 CAD if the loan is paid in full, including fees, between May 7, 2016 and June 5, 2016; and (c) DSG TAG agrees to pay a fee for service equal to 20% of the amount of the original loan, or $24,000 CAD if the loan is paid full, including fees, between June 6, 2016 and July 5, 2016. DSG TAG agrees to pay partial payments towards the principal amount of the loan and fees. DSG TAG agrees that fees will be charged on the initial amount of the loan. On August 1, 2018, the loan and all accrued interest was assigned to 616796 BC Ltd.

On December 16, 2016, a convertible loan was received by Brent Silzer, the son of our President and CEO Robert Silzer, in the amount of $29,791 (CAD $40,000). Interest is 8% annual rate for one month and 4% monthly rate thereafter if not paid by January 15, 2017. The note is convertible at $200 per share. On April 3, 2017, this convertible loan and all unpaid interest and penalties was settled in cash of CDN$45,500 and the issuance of 132 common shares pursuant to a debt settlement and subscription agreement.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently act with five (5) directors consisting of Robert Silzer, Jason Sugarman, Rupert Wainwright, Stephen Johnston, and James Singerling. We have not made any determination as to whether any of our directors are independent directors, as that term is used in Rule 4200(a) (15) of the Rules of National Association of Securities Dealers.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering except the GHS has agreed to pay the legal fees associated with the preparation of this registration statement.

Item	Amount

SEC Registration Fee		$29.55
Legal Fees and Expenses*		$10,000.00
Accounting Fees and Expenses*	$	NIL
Miscellaneous*	$	NIL
Total*		$10,029.55

Audit Fees, Audit Related Fees, and All Other Fees

The following represents fees for professional services rendered by our independent registered public accounting firm for each of the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees	$66,220	$52,800
Audit Related Fees	Nil	Nil
Tax Fees	Nil	Nil
All Other Fees	Nil	Nil
Total	$66,220	$52,800

Lichter, Yu and Associates has served as our independent registered public accounting firm from September 2014 to October 2017.

Saturna Group Chartered Professional Accountants, LLP has served as our independent registered public accounting firm from October 2017 to January 2019.

Buckley Dodds, LLP is our independent registered public accounting firm since March 2019.

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Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2017:

●	On February 15, 2017, the Company issued 563 shares of common stock, with a fair value of $562,500, in connection with an investor relations agreement.

●	On April 6, 2017, the Company issued 138 shares of common stock, with a fair value of $198,000, in connection with a commitment fee granted convertible note issued on April 3, 2017.

●	On April 7, 2017, the Company issued 125 shares of common stock for cash proceeds of $50,000.

●	The Company issued an aggregate of 17,072 shares of common stock with a fair value of $797,287 upon the conversion of convertible debentures and accrued interest per the table below:

Date Issued	Common Shares Issued (#)	Fair Value	Converted Balance	Gain (loss) on Conversion
April 3, 2017(3)	131	$26,252	$26,252	$-
May 4, 2017	750	150,000	150,000	-
May 8, 2017	25	42,000	35,000	(7,000)
May 25, 2017	53	71,400	73,500	2,100
July 24, 2017	200	40,000	63,007	23,007
July 28, 2017	125	21,500	15,356	(6,144)
September 7, 2017	188	22,575	21,936	(639)
October 10, 2017	250	34,000	6,821	(27,179)
October 11, 2017	354	42,456	22,273	(20,183)
October 11, 2017	188	25,500	22,019	(3,481)
October 18, 2017	531	8,494	6,508	(1,986)
October 19, 2017	1,100	43,200	41,874	(1,326)
October 19, 2017	557	26,753	28,795	2,042
October 20, 2017	557	11,147	11,358	211
October 23, 2017	610	19,524	21,849	2,325
October 25, 2017	675	16,200	15,251	(949)
October 26, 2017	448	12,540	14,789	2,249
October 27, 2017	750	21,000	19,479	(1,521)
October 27, 2017	754	21,122	24,056	2,934
October 31, 2017	625	17,505	17,998	493
October 31, 2017	750	21,000	19,479	(1,521)
November 2, 2017	375	8,996	10,704	1,708
November 7, 2017	917	18,335	32,478	14,143
November 13, 2017	754	18,104	20,704	2,600
November 22, 2017	1,000	12,002	21,711	9,709
December 27, 2017	1,050	12,600	9,142	(3,458)
December 27, 2017	1,050	13,420	6,062	(7,358)
December 29, 2017	1,150	9,200	3,920	(5,280)
December 29, 2017	1,155	10,462	12,816	2,354
Total	17,072	$797,287	$775,137	$(22,150)

During the year ended December 31, 2018 the Company issued an aggregate of:

●	On February 7, 2018, the Company issued 5,186 shares of common stock and on March 19, 2018 the Company issued 7,315 shares of common stock for aggregate cash proceeds of $81,659.

●	On June 5, 2018, the Company issued 188 shares of common stock, with a fair value of $2,250, in connection with a 5% commission granted on referral of sales totaling $45,000.

●	On October 18, 2018, the Company issued 23,750 shares of common stock, with a fair value of $332,500, in connection with an investor relations agreement.

●	The Company issued an aggregate of 572,547 shares of common stock with a fair value of $4,315,958 upon the conversion of $1,302,077 of convertible debentures, accrued interest and finance fees per the table below:

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Date Issued	Common Shares Issued (#)	Fair Value	Converted Balance	Gain (loss) on Conversion
January 2, 2018	1,270	$11,683	$3,733	$(7,950)
January 5, 2018	1,325	10,600	5,300	(5,300)
January 5, 2018	1,334	10,666	2,986	(7,680)
January 9, 2018	1,450	11,600	5,800	(5,800)
January 11, 2018	1,525	15,860	6,100	(9,760)
January 11, 2018	1,539	15,997	3,446	(12,551)
January 12, 2018	1,692	16,911	3,788	(13,123)
January 16, 2018	1,675	13,400	6,701	(6,699)
January 16, 2018	1,776	14,204	3,977	(10,227)
January 17, 2018	1,948	15,581	4,363	(11,218)
January 19, 2018	2,045	18,812	4,580	(14,232)
January 22, 2018	2,045	35,170	4,580	(30,590)
January 23, 2018	2,125	27,200	8,500	(18,700)
January 24, 2018	2,249	29,685	5,038	(24,647)
January 26, 2018	2,468	27,632	5,526	(22,106)
January 31, 2018	2,133	36,678	7,506	(29,172)
January 31, 2018	2,591	27,975	5,802	(22,173)
February 1, 2018	2,591	25,903	5,802	(20,101)
February 6, 2018	1,511	14,501	3,806	(10,695)
February 6, 2018	2,956	28,370	6,620	(21,750)
February 7, 2018	2,821	29,076	10,550	(18,526)
February 8, 2018	1,511	12,084	4,350	(7,734)
February 9, 2018	3,500	32,200	14,000	(18,200)
February 9, 2018	3,653	33,607	8,182	(25,425)
February 12, 2018	3,613	36,124	15,100	(21,024)
February 12, 2018	4,010	40,098	9,543	(30,555)
February 13, 2018	2,450	18,816	9,800	(9,016)
February 14, 2018	3,588	28,696	10,331	(18,365)
February 14, 2018	4,513	36,099	10,740	(25,359)
February 16, 2018	4,917	33,433	9,637	(23,796)
February 20, 2018	3,276	19,654	10,089	(9,565)
February 22, 2018	2,470	15,610	7,064	(8,546)
February 22, 2018	5,326	27,692	9,692	(18,000)
February 28, 2018	3,588	18,652	8,394	(10,258)
February 28, 2018	5,715	29,714	8,000	(21,714)
March 2, 2018	6,179	81,556	8,650	(72,906)
March 5, 2018	1,068	11,099	1,494	(9,605)
March 5, 2018	2,583	26,859	3,616	(23,243)
March 6, 2018	6,137	81,000	13,500	(67,500)
March 6, 2018	6,068	60,671	10,921	(49,750)
March 7, 2018	5,428	54,280	7,599	(46,681)
March 8, 2018	5,946	64,213	8,324	(55,889)
March 8, 2018	3,476	40,318	8,064	(32,254)
March 12, 2018	5,942	64,167	8,318	(55,849)
March 13, 2018	5,244	50,335	11,535	(38,800)
March 14, 2018	6,549	70,726	11,788	(58,938)
March 14, 2018	5,507	57,263	7,708	(49,555)
March 15, 2018	5,669	56,683	7,936	(48,747)
March 19, 2018	8,316	76,501	11,641	(64,860)
March 22, 2018	6,537	52,291	9,151	(43,140)
March 26, 2018	5,825	72,230	8,155	(64,075)
March 27, 2018	4,567	42,016	10,047	(31,969)
March 29, 2018	1,558	19,938	10,000	(9,938)
April 2, 2018	4,580	75,105	18,135	(56,970)
April 5, 2018	11,087	319,277	19,955	(299,322)
April 6, 2018	2,190	21,893	3,941	(17,952)
April 19, 2018	12,050	173,512	66,272	(107,240)
May 14, 2018	18,068	252,948	113,174	(139,774)
May 25, 2018	10,000	112,000	52,800	(59,200)
June 13, 2018	3,250	26,000	9,750	(16,250)
June 13, 2018	10,000	72,000	33,000	(39,000)
June 19, 2018	9,975	59,850	32,918	(26,932)
June 25, 2018	10,840	60,704	28,618	(32,086)
July 2, 2018	3,438	19,250	7,906	(11,344)
July 2, 2018	12,327	69,028	31,186	(37,842)
July 12, 2018	11,000	61,600	25,300	(36,300)
July 23, 2018	4,774	21,006	10,503	(10,503)
July 24, 2018	14,250	62,700	28,500	(34,200)
July 25, 2018	10,626	38,253	21,039	(17,214)
August 2, 2018	18,500	88,800	22,200	(66,600)
August 3, 2018	9,581	45,988	12,647	(33,341)
August 10, 2018	10,399	41,593	13,726	(27,867)
August 23, 2018	2,723	23,956	4,192	(19,764)
September 4, 2018	13,887	116,644	15,000	(101,644)
September 10, 2018	17,073	122,922	26,292	(96,631)
September 10, 2018	10,792	43,167	12,950	(30,217)
September 25, 2018	21,250	95,200	32,725	(62,475)
October 5, 2018	16,352	77,834	35,974	(41,860)
October 17, 2018	18,121	79,729	31,892	(47,837)
October 24, 2018	15,132	54,474	26,632	(27,842)
October 24, 2018	22,500	90,000	39,600	(50,400)
November 2, 2018	9,705	34,936	14,945	(19,991)
November 7, 2018	43,428	121,598	86,856	(34,742)
December 28, 2018	8,851	31,861	15,576	(16,285)
Total	572,547	$4,315,958	$1,302,077	$(3,013,881)

55

During the three months ended March 31, 2019 the Company had the following transactions:

●	The Company issued an aggregate of 55,932 shares of common stock with a fair value of $119,977 upon the conversion of $45,868 of convertible debentures and accrued interest per the table below:

Date Issued	Common Shares Issued (#)	Fair Value	Converted Balance	Gain (loss) on Conversion
January 22, 2019	10,189	$28,527	$15,690	$(12,837)
March 11, 2019	18,606	37,212	12,280	(24,932)
March 15, 2019	27,137	54,238	17,898	(36,340)
Total	55,932	$119,977	$45,868	$(74,109)

Subsequent to March 31, 2019, the Company had the following transactions:

●	On June 4, 2019, the Company issued 8,750 shares of common stock with a fair value of $10,850 to a consultant in exchange for investor relations services.

The above referenced shares have been adjusted to reflect a four thousand (4,000) old for one (1) new common share as a result of the reverse stock split of the Company’s common shares on March 26, 2019.

The above referenced shares were issued in reliance on an exemption from registration under the Securities Act of 1933 set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

56

DSG GLOBAL, INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS AT MARCH 31, 2019 AND DECEMBER 31, 2018

(Expressed in U.S. dollars)

(UNAUDITED)

	March 31, 2019	December 31,
	(unaudited)	2018
ASSETS
CURRENT ASSETS
Cash	$43,017	$5,059
Trade receivables, net	235,303	139,400
Inventories, net of inventory allowance of $146,687 and $146,292, respectively	158,973	141,296
Prepaid expenses and deposits	89,533	47,484
TOTAL CURRENT ASSETS	526,826	333,239

NON-CURRENT ASSETS
Intangible assets, net	14,982	15,289
Fixed assets, net	42,479	869
Equipment on lease, net	3,388	3,316
TOTAL NON-CURRENT ASSETS	60,849	19,474

TOTAL ASSETS	$587,675	$352,713

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Trade and other payables	$2,273,040	$1,897,530
Deferred revenue	110,064	215,662
Operating lease liability	34,124	-
Convertible note payable to related party	310,000	310,000
Loans payable	979,791	795,588
Derivative liability	8,949,271	2,188,354
Convertible loans payable, net of unamortized discount of $206,618 and $213,461, respectively	1,716,256	1,613,912
TOTAL CURRENT LIABILITIES	14,372,546	7,021,046

NON-CURRENT LIABILITIES
Operating lease liability (non-current)	6,093	-
TOTAL NON-CURRENT LIABILITIES	6,093	-
TOTAL LIABILITIES	14,378,639	7,021,046

Going concern (Note 2)
Commitments (Note 17)
Contingencies (Note 18)
Subsequent events (Note 19)

MEZZANINE EQUITY
Redeemable preferred stock, (2019 and 2018 - to be issued)	$6,702,450	$6,702,450

STOCKHOLDERS’ DEFICIT
Preferred stock to be issued	4,872,732	4,872,732
Common stock, $0.001 par value, 750,000 shares authorized, (2018 - 750,000); 690,403 issued and outstanding (2018 - 634,471)	690	634
Additional paid in capital	22,535,042	22,415,121
Discounts on common stock	(69,838)	(69,838)
Other accumulated comprehensive income	1,395,754	1,465,389
Accumulated deficit	(49,227,794)	(42,054,821)
TOTAL STOCKHOLDERS’ DEFICIT	(20,493,414)	(13,370,783)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$587,675	$352,713

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

57

DSG GLOBAL, INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(Expressed in U.S. dollars)

(UNAUDITED)

	2019	2018

Revenue	$501,424	$110,896
Cost of revenue	306,068	18,329
Gross profit	195,356	92,567

Operating Expenses
Compensation expense	135,083	208,628
General and administration expense	227,756	358,013
Bad debt	1,424	28,893
Depreciation and amortization expense	9,921	6,694
Total operating expense	374,184	602,228
Loss from operations	(178,828)	(509,661)

Other Income (Expense)
Foreign currency exchange	17,637	(560,666)
Unrealized loss on derivative instruments, net	(6,635,917)	(5,616,261)
Loss on extinguishment of debt	(74,109)	(1,395,267)
Finance costs	(301,756)	(740,562)
Total Other Expense	(6,994,145)	(8,312,756)

Net loss	(7,172,973)	(8,822,417)

Net loss per share

Basic and Diluted:
Basic	$(11.02)	$(85.88)
Diluted	$(11.02)	$(85.88)

Weighted average number of shares used in computing basic and diluted net loss per share:
Basic	651,126	102,729
Diluted	651,126	102,729

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

58

DSG GLOBAL, INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(Expressed in U.S. dollars)

(UNAUDITED)

	2019	2018

Net loss	$(7,172,973)	$(8,822,417)
Other comprehensive income

Change in foreign currency translation adjustments	(69,635)	641,091

Comprehensive loss	$(7,242,608)	$(8,181,326)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

59

DSG GLOBAL, INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

AS AT MARCH 31, 2019 AND DECEMBER 31, 2018

(Expressed in U.S. dollars)

(UNAUDITED)

	Common Stock				Preferred Stock
	Shares	Amount	Additional paid in capital	Discount on common stock	To be issued	Accumulated Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2017	25,485	$25	$17,613,525	$-	$-	$873,250	$(32,229,417)	$(13,742,617)

Shares issued for cash	12,501	12	81,647	-	-	-	-	81,659
Shares issued for services	23,750	24	332,476	-	-	-	-	332,500
Shares issued for commission	188	-	2,250	-	-	-	-	2,250
Shares issued on conversion of debt	572,547	573	4,385,223	(69,838)	-	-	-	4,315,958
Preferred shares to be issued for restructure of debt	-	-	-	-	4,872,732	-	-	4,872,732
Net loss for the period	-	-	-	-	-	592,139	(9,825,404)	(9,233,265)

Balance, December 31, 2018	634,971	$634	$22,415,121	$(69,838)	$4,872,732	$1,465,389	$(42,054,821)	$(13,370,783)

Shares issued on conversion of debt	55,932	56	119,921	-	-	-	-	119,977
Net loss for the period	-	-	-	-	-	(69,635)	(7,172,973)	(7,242,608)

Balance, March 31, 2019	690,403	$690	$22,535,042	$(69,838)	$4,872,732	$1,395,754	$(49,227,794)	$(20,493,414)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

60

DSG GLOBAL INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(Expressed in U.S. Dollars)

(UNAUDITED)

	2019	2018

Net loss	$(7,172,973)	$(8,822,417)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,921	6,694
Change in inventory allowance	(2,760)	-
Non-cash financing costs	12,500	229,134
Accretion of discounts on debt	173,656	382,109
Accretion of operating lease liability	1,388	-
Change in fair value of derivative liabilities	6,635,917	5,616,261
Reserve for bad debt	1,418	28,893
Loss on extinguishment of debt	74,109	1,395,267
Unrealized foreign exchange loss (gain)	(89,570)	579,080
(Increase) decrease in assets:
Trade receivables, net	(92,279)	(72,434)
Inventories	(11,869)	(29,253)
Prepaid expense and deposits	(46,567)	(43,072)
Related party receivable	-	1,034
Increase (decrease) in current liabilities:
Trade payables and accruals	385,118	118,575
Warranty reserve	-	82,647
Deferred revenue	(105,598)	(27,822)
Net cash used in operating activities	(227,589)	(555,304)

Cash flows from financing activities:
Proceeds from issuing shares	-	81,659
Payments on operating lease liability	(9,453)	-
Proceeds from notes payable	275,000	615,500
Net cash provided by financing activities	265,547	697,159

Net increase in cash and cash equivalents	37,958	141,855
Cash and cash equivalents at beginning of period	5,059	5,488

Cash and cash equivalents at the end of the period	$43,017	$147,343

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$-	$-

Supplemental schedule of non-cash financing activities:
Shares issued for services	$-	$15,000
Shares issued for convertible notes payable	$119,977	$1,803,141

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

61

DSG GLOBAL, INC.
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – ORGANIZATION

DSG Global, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on September 24, 2007.

The Company is a technology development company engaged in the design, manufacture, and marketing of fleet management solutions in the golf industry. The Company’s principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles and related support services.

On April 13, 2015, the Company entered into a share exchange agreement with DSG Tag Systems Inc. (“DSG Tag”), now wholly-owned subsidiary of the Company, incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd. in the United Kingdom (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Upon effect of the reverse split, authorized capital decreased from 3,000,000,000 shares of common stock to 750,000 shares of common stock, with a par value of $0.001. Shares of Preferred Stock remain unchanged. These consolidated financial statements give retroactive effect to such reverse stock split named above and all share and per share amounts have been adjusted accordingly, unless otherwise noted.

Note 2 – GOING CONCERN

These unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and note holders, the ability of the Company to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations. As at March 31, 2019, the Company has a working capital deficit of $13,845,720 and has an accumulated deficit of $49,227,794 since inception. Furthermore, the Company incurred a net loss of $7,172,973 and used $227,589 of cash flows for operating activities during the three months ended March 31, 2019. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These unaudited interim condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and with the instructions to Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to U.S. GAAP rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim consolidated financial statements should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2018. Current and future financial statements may not be directly comparable to the Company’s historical financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019.

Principles of Consolidation

The interim condensed consolidated financial statements include the accounts of DSG Global Inc. and its subsidiary DSG Tag, and its wholly owned subsidiary DSG UK, collectively referred to as the Company. All material intercompany accounts, transactions and profits were eliminated in consolidation.

62

Use of Estimates

The preparation of interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the condensed consolidated financial statements in the period they are determined. New estimates in the period relate to determining the Company’s estimated incremental borrowing rate in recognizing right-of-use assets and lease liabilities. Differences in the estimated incremental borrowing rate could result in materially different lease liabilities and right-of-use assets.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board, or FASB, established Topic 842, Leases, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessors to classify leases as a sales-type, direct financing, or operating lease and requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements.

The Company adopted the new standard effective January 1, 2019 and elected the modified retrospective for the transition. The Company elected the following practical expedients:

●	Transition method practical expedient – permits the Company to use the effective date as the date of initial application. Upon adoption, the Company did not have a cumulative-effect adjustment to the opening balance of retained earnings. Financial information and disclosures for periods before January 1, 2019 were not updated.

●	Package of practical expedients – permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. This allowed the Company to continue classifying its leases at transition in substantially the same manner.

●	Single component practical expedient – permits the Company to not separate lease and non-lease components of leases. Upon transition, rental income, expense reimbursement, and other were aggregated into a single line within rental and other revenues on the condensed consolidated statement of operations.

●	Short-term lease practical expedient – permits the Company not to recognize leases with a term equal to or less than 12 months.

Lessee Accounting

The new standard requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating at inception, with classification affecting the pattern and recording of expenses in the statement of operations. Upon transition the Company recognized lease assets and lease liabilities principally for its office lease. When measuring lease liabilities for leases that were classified as operating leases, the Company discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted-average incremental borrowing rate applied was 11.98%. Refer to Notes 5 and 11.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

Note 4 – TRADE RECEIVABLES, NET

As of March 31, 2019, and December 31, 2018, trade receivables consist of the following:

	March 31, 2019	December 31, 2018
Accounts receivables	$282,502	$184,214
Allowance for doubtful accounts	(47,199)	(44,814)
Total trade receivables, net	$235,303	$139,400

Note 5 – FIXED ASSETS AND EQUIPMENT ON LEASE

As of March 31, 2019 and December 31, 2018, fixed assets consisted of the following:

	March 31, 2019	December 31, 2018
Furniture and equipment	$15,937	$20,509
Computer equipment	24,967	28,460
Right-of-use lease asset	51,203	-
Accumulated depreciation	(49,628)	(48,100)
	$42,479	$869

63

As of March 31, 2019, and December 31, 2018, equipment on lease consisted of the following:

	March 31, 2019	December 31, 2018
Tags	$123,608	$120,998
Infinity 7”	27,319	26,743
Infinity XL 12”	22,630	22,152
Accumulated depreciation	(170,169)	(166,577)
	$3,388	$3,316

For the three months ended March 31, 2019 and 2018, total depreciation expense for fixed assets and leased equipment was $9,614 and $6,411, respectively.

Note 6 – INTANGIBLE ASSETS

Intangible assets consist of the following as of March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
Intangible asset – Patent	$22,353	$22,353
Accumulated depreciation	(7,371)	(7,064)
	$14,892	$15,289

The estimated useful life of the patent is 20 years. Patents are amortized on a straight-line basis. For the three months ended March 31, 2019 and 2018, total depreciation expense was $307 and $283, respectively.

Note 7 – TRADE AND OTHER PAYABLES

As of March 31, 2019, and December 31, 2018, trade and other payables consist of the following:

	March 31, 2019	December 31, 2018
Accounts payable	$1,202,074	$978,770
Accrued expenses	256,621	245,737
Accrued interest	811,892	686,354
Other liabilities	2,453	(13,331)
Total payables	$2,273,040	$1,897,530

Note 8 – LOANS PAYABLE

As of March 31, 2019, and December 31, 2018, loans payable consisted of the following:

Loans Payable	March 31, 2019	December 31, 2018

Unsecured, due on demand, interest at 15% per annum	$187,210	$183,258
Unsecured, due on demand, interest at 36% per annum	45,797	44,830
Unsecured, loan payable, due on demand, interest at 18% per annum	317,500	317,500
Unsecured, loan payable, interest 10% per annum, with a minimum interest amount of $25,000, due on demand.	250,000	250,000
Unsecured share-settled debt, interest at 4.99% per month, due on May 7, 2019.	179,284	-

	$979,791	$795,588

On March 8, 2019, the Company entered into a convertible bridge loan agreement (the “Share-Settled Loan”). The Share-Settled Loan bears interest at 4.99% per month, was due in 60 days on May 7, 2019 and is convertible into restricted common shares of the Company at the lender’s option at the market price per share less a 30% discount to market. The Company has accounted the Share-Settled Loan as share-settled debt. It is initially recognized at its fair value and accreted to its share-settled redemption value of $214,286 over the term of the debt. At March 31, 2019, the carrying value consists of principal of $150,000 and accumulated accretion of $29,284. The Share-Settled Loan was not repaid on May 7, 2019 and is in default.

64

Note 9 – CONVERTIBLE NOTES

As of March 31, 2019, and December 31, 2018, convertible loans payable consisted of the following:

Related Party Convertible Loans Payable

(a)	On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $310,000 to a company owned by a director of the Company for marketing services. The note is unsecured, bears interest at 5% per annum, is convertible at $1.25 per common share, and is due on demand. As at March 31, 2019, the carrying value of the convertible promissory note was $310,000 (December 31, 2018 - $310,000).

Third Party Convertible Loans Payable

(b)	On August 25, 2015, the Company issued a convertible promissory note in the principal amount of $250,000. The convertible promissory note is unsecured, bears interest at 10% per annum, is due on demand, and is convertible at $7,000 per share. As at March 31, 2019, the carrying value of the convertible promissory note was $250,000 (December 31, 2018 - $250,000).

(c)	On November 7, 2016, the Company entered into a securities purchase agreement with a non-related party. Pursuant to the agreement, the Company was provided with proceeds of $125,000 on November 10, 2016 in exchange for the issuance of a secured convertible promissory note in the principal amount of $138,889, which was inclusive of an 8% original issue discount and bears interest at 8% per annum to the holder. The convertible promissory note matures nine months from the date of issuance and is convertible at the option of the holder into our common shares at a price per share that is the lower of $480 or the closing price of the Company’s common stock on the conversion date. In addition, under the same terms, the Company also issued a secured convertible note of $50,000 in consideration for proceeds of $10,000 and another secured convertible note of $75,000 in consideration for proceeds of $10,000. Under the agreements, the Company has the right to redeem $62,500 and $40,000 of the notes for consideration of $1 each at any time prior to the maturity date in the event that the convertible promissory note is exchanged or converted into a revolving credit facility with the lender, whereupon the two $10,000 convertible note balances shall be rolled into such credit facility.

On May 7, 2017, the Company triggered an event of default in the convertible note by failing to repay the full principal amount and all accrued interest on the due date. The entire convertible note payable became due on demand and would accrue interest at an increased rate of 1.5% per month (18% per annum) or the maximum rate permitted under applicable law until the convertible note payable was repaid in full.

On May 8, 2017, the Company issued 25 common shares for the conversion of $5,000 of the $72,500 convertible note dated November 7, 2016. On May 24, 2017, the Company issued 53 common shares for the conversion of $10,500 of the $72,500 convertible note dated November 7, 2016. On May 25, 2017, the lender provided conversion notice for the remaining principal $57,000 of the $72,500 convertible note dated November 7, 2016. This conversion was not processed by the Company’s transfer agent due to direction from the Company not to honor any further conversion notices from the lender. In response, the Company received legal notification pursuant to the refusal to process further conversion notices. Refer to Note 18.

As at March 31, 2019, the carrying value of the note was $245,889 (December 31, 2018 - $245,889) and the fair value of the derivative liability was $1,521,870 (December 31, 2018 - $606,710).

(d)	On June 5, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The note is unsecured, bears interest at 10% per annum, was due on December 5, 2017, and is convertible into common shares at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Financing fees on the note were $7,000. The derivative liability applied as a discount on the note was $103,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, $75,000 of the note was reassigned to another unrelated note holder and the note was treated as an extinguishment. There were no material changes to the note upon reassignment.

During the year ended December 31, 2018, the Company issued 51,749 common shares with a fair value of $524,487 for the conversion of the remaining principal balance of $35,000, and default penalties and finance costs of $37,448 resulting in a loss on settlement of debt of $452,039.

As at March 31, 2019, the carrying value of the note was $9,487 (December 31, 2018 - $9,487), relating to a penalty.

(e)

On July 17, 2017, the Company issued a convertible promissory note in the principal amount of $135,000. The note is unsecured, bears interest at 10% per annum, is due on July 17, 2018, and is convertible into common shares at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price during the previous twenty trading day period ending on the latest complete trading day prior to the date of this note and (ii) $244. Interest will be accrued and payable at the time of promissory note repayment. Financing fees on the note were $16,500. Derivative liability applied as discount on the note was $118,500 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 25,000 common shares with a fair value of $227,222 for the conversion of $53,530 of principal balance resulting in a loss on settlement of debt of $173,692.

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As at March 31, 2019, the carrying value of the note was $81,470 (December 31, 2018 - $81,470) and the fair value of the derivative liability was $942,397 (December 31, 2018 - $121,485). During the three months ended March 31, 2019, the Company accreted $nil (2018 - $45,726) of the debt discount to finance costs.

(f)

On March 19, 2018, the Company issued a convertible promissory note in the principal amount of up to $900,000. The note is unsecured, bears interest at 12% per annum, is due 184 days upon receipt, and is convertible into common shares after 180 days from issuance date at a conversion price equal to the lessor of: (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment.

On May 3, 2018, the Company amended the convertible promissory note to include that at any time after the 100th calendar day after the funds are issued, and at the option of the holder in addition to the right of conversion, the holder may deduct daily payments from the Company’s bank account in the amount of $5,562 per calendar day or $27,812 per week until the Company has paid or the holder has converted an amount equal to the principal balance, interest, accrued interest, and default amount.

First Tranche

On March 19, 2018, the Company received $270,000 pursuant to the first tranche of the note, which is $300,000 in the principal amount, net of the original issuance discount of $30,000. The derivative liability applied as a discount on the note was $270,000.

On August 31, 2018, the principal balance of $300,000 and accrued interest of $15,978 for the first tranche of the note was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(l).

Second Tranche

On May 3, 2018, the Company received $146,500, net of $3,500 in legal fees, pursuant to the second tranche of the note, which is $166,667 in the principal amount, net of the original issuance discount of $16,667. The derivative liability applied as a discount on the note was $150,000 and is being accreted over the life of the note.

As at March 31, 2019, the carrying value of the second tranche of the note was $166,667 (December 31, 2018 - $166,667) and the fair value of the derivative liability was $543,342 (December 31, 2018 - $229,951). During the three months ended March 31, 2019, the Company accreted $nil (2018 - $nil) of the debt discount to finance costs.

Third Tranche

On July 16, 2018, the Company received $125,000, net of $53,500 in legal and financing fees, pursuant to the third tranche of the agreement, which is $198,333 in the principal amount, net of the original issuance discount of $19,833. The derivative liability applied as a discount on the note was $125,000 and is being accreted over the life of the note.

As at March 31, 2019, the carrying value of the third tranche of the note was $198,333 (December 31, 2018 - $181,087) and the fair value of the derivative liability was $619,402 (December 31, 2018 - $231,250). During the three months ended March 31, 2019, the Company accreted $17,246 (2018 - $nil) of the debt discount to finance costs.

(g)

In January 2018, the Company issued a convertible promissory note in the principal amount of $15,000 as a commitment fee. The note is unsecured, non-interest bearing until default, is due on August 16, 2018, and is convertible into common shares at a conversion price equal to 75% of the average closing trading price during the previous five trading days prior to conversion date, with a minimum of $0.20.

During the year ended December 31, 2018, the Company issued 1,558 common shares with a fair value of $19,937 for the conversion of $10,000 of principal resulting in a loss on settlement of debt of $9,937.

As at March 31, 2019, the carrying value of the note was $5,000 (December 31, 2018 - $5,000) and the fair value of the derivative liability was $9,783 (December 31, 2018 - $2,714).

(h)	On May 8, 2018, the Company issued a convertible note in the principal amount of $51,500. The note is unsecured, bears interest at 10% per annum, and is due on February 8, 2019. The note is convertible into common shares at a 32% discount to the lowest intra-day trading price of the Company’s common stock for the ten trading days immediately preceding the conversion date.

As at March 31, 2019, the carrying value of the note was $51,500 (December 31, 2018 - $44,223) and the fair value of the derivative liability was $249,914 (December 31, 2018 - $44,543). During the three months ended March 31, 2019, the Company accreted $7,277 (2018 - $nil) of the debt discount to finance costs.

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(i)

On May 28, 2018 the Company issued a convertible note in the principal amount of $180,000. The note is unsecured, bears interest at 10% per annum, and is due on February 28, 2019. The note is convertible into common shares at a 32% discount to the lowest intra-day trading price of the Company’s common stock for the ten trading days immediately preceding the conversion date.

As at March 31, 2019, the carrying value of the note was $180,000 (December 31, 2018 - $141,522) and the fair value of the derivative liability was $863,134 (December 31, 2018 - $165,742). During the three months ended March 31, 2019, the Company accreted $38,478 (2018 - $nil) of the debt discount to finance costs.

(j)	On June 18, 2018, the Company reassigned convertible note balances from another unrelated party in the principal amount of $168,721. The note is unsecured, bears interest at 10% per annum, which is due on August 2, 2018, and is convertible into common shares at a conversion price equal to the lesser of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The remaining derivative liability applied as a discount on the reassigned note was $25,824 and is being accreted over the remaining life of the note.

During the year ended December 31, 2018, the Company issued 43,750 common shares with a fair value of $185,200 for the conversion of $66,672 of principal and $5,653 of accrued interest resulting in a loss on settlement of debt of $112,875.

As at March 31, 2019, the carrying value of the note was $102,049 (December 31, 2018 - $102,049) and the fair value of the derivative liability was $323,936 (December 31, 2018 - $53,896). During the three months ended March 31, 2019, the Company accreted $nil (2018 - $nil) of the debt discount to finance costs.

(k)	On August 31, 2018, the Company issued a convertible promissory note in the principal amount of $226,000. The note is unsecured, bears interest at 12% per annum, is due on August 31, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees and original issuance discount on the note were $26,000. The derivative liability applied as a discount on the note was $200,000 and is being accreted over the life of the note.

As at March 31, 2019, the carrying value of the note was $131,266 (December 31, 2018 - $75,540) and the fair value of the derivative liability was $1,351,867 (December 31, 2018 - $305,890). During the three months ended March 31, 2019, the Company accreted $55,726 (2018 - $nil) of the debt discount to finance costs.

(l)	On August 31, 2018, the Company reassigned the first tranche of a convertible note balance from another unrelated party in the principal amount of $315,978. The first tranche of the note is unsecured, bears interest at 12% per annum, which is due on demand, and is convertible into common shares at a conversion price equal to the lessor of: (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment.

The deferred financing fees and derivative liability applied as discounts on the reassigned note were fully amortized at the time of the transfer.

During the three months ended March 31, 2019, the Company issued 55,932 common shares with a fair value of $119,977 for the conversion of $42,000 of principal and $3,868 of accrued interest resulting in a loss on settlement of debt of $74,109.

As at March 31, 2019, the carrying value of the note was $315,978 (December 31, 2018 - $315,978) and the fair value of the derivative liability was $1,719,365 (2018 - $426,173).

(m)	On January 22, 2019, the Company issued a convertible promissory note in the principal amount of $137,500. The note is unsecured, bears interest at 12% per annum, is due on January 22, 2020, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees and original issuance discount on the note were $12,500. The derivative liability applied as a discount on the note was $125,000 and is being accreted over the life of the note.

As at March 31, 2019, the carrying value of the note was $25,616 and the fair value of the derivative liability was $804,260. During the three months ended March 31, 2019, the Company accreted $25,616 of the debt discount to finance costs.

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Note 10 – DERIVATIVE LIABILITIES

The Company records the fair value of the of the conversion price of the convertible debentures disclosed in Note 9 in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative was calculated using a multi-nominal lattice model. The fair value of the derivative liabilities is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. For the three months ended March 31, 2019, the Company recorded a loss on the change in fair value of derivative liability of $6,635,917 (2018 – $5,616,261). As at March 31, 2019, the Company’s derivative liability had a balance of $8,949,271 (December 31, 2018 - $2,188,354).

The following inputs and assumptions were used to value the derivative liabilities outstanding at March 31, 2019 and December 31, 2018, assuming no dividend yield:

	2019	2018
Expected volatility	248 - 350%	180 - 447%
Risk free interest rate	2.40 - 2.44%	1.63 - 2.59%
Expected life (in years)	0.25-1.0	0.1 – 1.0

A summary of the activity of the derivative liabilities is shown below:

$
Balance, December 31, 2018	2,188,354
New issuances	125,000
Mark to market adjustment	6,635,917

Balance, March 31, 2019	8,949,271

Note 11 - LEASES

The Company leases certain assets under lease agreements. The lease liability consists of a single lease for office space. Upon adoption of Topic 842, on January 1, 2019 the Company recognized right-of-use assets of $51,203 and lease liabilities of $47,118. The difference between the recorded operating lease assets and lease liabilities is mainly due to the reclassification of prepaid rent deposits. As of March 31, 2019, the lease had a remaining term of 1.2 years. Right-of-use assets have been included within fixed assets, net, and lease liabilities have been included in operating lease liability on the Company’s interim condensed consolidated balance sheet as follows:

Right-of-use asset	March 31, 2019
Right-of-use asset	$51,203
Less depreciation	(9,036)
Total right-of-use asset	$42,167

Lease liability	March 31, 2019
Current portion	$34,124
Long-term portion	6,093
Total lease liability	$40,217

Operating lease liabilities are measured at the commencement date based on the present value of future lease payments. As the Company’s lease did not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The Company used a weighted average discount rate of 11.98% in determining its lease liabilities. The discount rate was derived from the Company’s assessment of current borrowings.

Right-of-use assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

Accretion on operating lease liabilities for the three months ended March 31, 2019 was $1,388. Principal payments against the operating lease liabilities for the three months ended March 31, 2019 was $9,453.

Future minimum lease payments to be paid by the Company as a lessee for operating leases as of March 31, 2019 for the next two years and thereafter are as follows:

2019	$26,146
2020	14,525

Total future minimum lease payments	$40,671
Discount	(454)

Total	$40,217

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Note 12 – MEZZANINE EQUITY

Authorized

5,000,000 shares of convertible, redeemable Series C preferred shares authorized, each having a par value of $0.001 per share. Each share of Series C preferred shares is convertible into 10 shares of common stock.

1,000,000 shares of convertible, redeemable Series D preferred shares authorized, each having a par value of $0.001 per share. Each share of Series D preferred shares is convertible into 5 shares of common stock.

5,000,000 shares of convertible, redeemable Series E preferred shares authorized, each having a par value of $0.001 per share. Each share of Series E preferred shares is convertible into 4 shares of common stock.

The Series C, D and E preferred shares are mandatorily redeemable upon a major transaction which includes a change in control. As a result, they are classified as mezzanine equity.

Mezzanine equity transactions

During the three months ended March 31, 2019, the Company did not have any mezzanine equity transactions.

Note 13 – PREFERRED STOCK

Authorized

3,000,000 shares of Series A preferred shares authorized, each having a par value of $0.001 per share.

10,000 shares of Series B convertible preferred shares authorized, each having a par value of $0.001 per share. Each share of Series B convertible preferred shares is convertible into 1,000,000 shares of common stock.

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Preferred share amounts remained unchanged.

Preferred Equity Transactions

During the three months ended March 31, 2019, the Company did not have any preferred share equity transactions.

Note 14 – COMMON STOCK

Authorized

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Upon effect of the reverse split, authorized capital decreased from 3,000,000,000 shares of common stock to 750,000 shares of common stock. These consolidated financial statements give retroactive effect to such reverse stock split named above and all share and per share amounts have been adjusted accordingly, unless otherwise noted.

There were 690,403 and 634,971 shares of common stock of the Company issued and outstanding as of March 31, 2019 and December 31, 2018, respectively. Each share of common stock is entitled to one (1) vote.

Common Equity Transactions

During the three months ended March 31, 2019 the Company had the following transactions:

●	The Company issued an aggregate of 55,932 shares of common stock with a fair value of $119,977 upon the conversion of $45,868 of convertible debentures and accrued interest, as noted in Note 9, per the table below:

Date Issued	Common Shares Issued (#)	Fair Value(1)	Converted Balance(2)	Gain (loss) on Conversion
January 22, 2019	10,189	$28,527	$15,690	$(12,837)
March 11, 2019	18,606	37,212	12,280	(24,932)
March 15, 2019	27,137	54,238	17,898	(36,340)
Total	55,932	$119,977	$45,868	$(74,109)

(1)	Fair values are derived based on the closing price of the Company’s common stock on the date of the conversion notice.

(2)	Converted balance includes portions of principal, accrued interest, derivative liabilities, financing fees and interest penalties converted upon the issuance of shares of common stock.

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Note 15 – RELATED PARTY TRANSACTIONS

As at March 31, 2019, the Company owed $152,866 ($204,137 CDN) (December 31, 2018 - $139,835 ($190,764 CDN)) to the President, CEO, and CFO of the Company for management fees and salaries, which has been recorded in trade and other payables. The amounts owed and owing are unsecured, non-interest bearing, and due on demand. During the three months ended March 31, 2019 the Company incurred $50,000 (2018 - $50,000) in salaries to the President, CEO, and CFO of the Company.

As at March 31, 2019, the Company owed $13,067 ($17,450 CDN) (December 31, 2018 - $12,791 ($17,450 CDN)) to a company controlled by the son of the President, CEO, and CFO of the Company for subcontractor services. The balance owing has been recorded in trade and other payables. The amount owing is unsecured, non-interest bearing, and due on demand.

Note 17 – COMMITMENTS

In the normal course of business, the Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the Company’s bylaws contain similar indemnification obligations to the Company’s agents. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on the Company’s operating results, financial position, or cash flows.

Note 18 – CONTINGENCIES

On September 7, 2016, Chetu Inc. filed a Complaint for Damage in Florida to recover an unpaid invoice amount of $27,335 plus interest of $4,939. The invoice was not paid due to a service dispute. As at March 31, 2019, included in trade and other payables is $46,533 related to this unpaid invoice, interest and legal fees.

On May 24, 2017, the Company received a notice of default from Coastal Investment Partners LLC (“Coastal”), on three 8% convertible promissory notes issued by the Company in aggregate principal amount of $261,389 and commenced a lawsuit on June 12, 2017 in the United States District Court, Southern District of New York. Refer to Note 9. Coastal alleges that the Company failed to deliver shares of common stock underlying the Coastal notes, and thus giving rise to an event of default. Coastal seeks damages in excess of $250,000 for breach of contact damages, and legal fees incurred by Coastal with respect to the lawsuit. This action is still pending. As at March 31, 2019, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

On October 10, 2017, a vendor filed a complaint for Breach of Contract with Superior Court of the State of California. The Complainant is alleging that it is contractually owed 462 shares of the Company’s common stock and is seeking damages of $270,000. In addition, a related vendor filed in the same filing a complaint for $72,000 as part of a consulting agreement the Company executed. No accrual has been recorded because the Company is of the opinion that no obligation exists since the vendors have not performed their contractual duties.

On April 9, 2018, the Company received a share-reserve increase letter from JSJ Investments Inc. (“JSJ”) pursuant to the terms of a 10% convertible promissory note issued to the Company in the principal amount of $135,000. On April 24, 2018, the Company received a notice of default from JSJ for failure to comply with the share-reserve increase and on April 30, 2018 demanded payment in full of the default amount totaling $172,845. On May 7, 2018, JSJ commenced a lawsuit in the United States District Court, District of Dallas County, Texas. JSJ alleges that the Company failed to comply with the share-reserve increase letter, thus giving rise to an event of default, and failed to pay the outstanding default amount due under the terms of the note. JSJ seeks damages in excess of $200,000 but not more than $1,000,000, which consists of the principal amount of the note, default interest, and legal fees incurred by JSJ with respect to the lawsuit. This action is still pending. As at March 31, 2019, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

Note 19 – SUBSEQUENT EVENTS

Management has evaluated events subsequent to March 31, 2019, for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

On April 26, 2019, the Company entered into a note purchase and assignment agreement (the “Assignment Agreement”) with two unrelated parties pursuant to a certain secured inventory convertible note issued on March 19, 2018 in the principal amount of $900,000. Refer to Note 9(f). Pursuant to the Assignment Agreement, the Seller desires to sell the balance owing under the Second and Third tranche of the original note in four separate closings on April 26, May 22, June 24, and July 24, 2019 totaling $84,396, $85,838, $120,490 and $122,866, respectively (consisting of $375,804 principal and $37,786 of accrued interest).

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REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of DSG Global, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DSG Global Inc. and subsidiaries (the “Company”) as of December 31, 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the year then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures including examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that DSG Global Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit, and has incurred significant operating losses and negative cash flows from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BUCKLEY DODDS LLP
Vancouver, Canada

May 24, 2019

We have served as the Company’s auditor since March 2019.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of DSG Global, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of DSG Global, Inc. (the “Company”) as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the year then ended and related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2017, and the results of their operations and their cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit, and has incurred significant operating losses and negative cash flows from operations since inception. As at December 31, 2017, the Company has an accumulated deficit of $32,229,417. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audit, we are required to obtain an understanding of the Company’s internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ SATURNA GROUP CHARTERED PROFESSIONAL ACCOUNTANTS LLP

Saturna Group Chartered Professional Accountants LLP

We have served as the Company’s auditor since 2017.

Vancouver, Canada

April 18, 2018

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DSG GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2018 AND 2017

(Expressed in U.S. Dollars)

	December 31, 2018	December 31, 2017
		(revised – Note 17)
ASSETS
CURRENT ASSETS
Cash	$5,059	$5,488
Trade receivables, net	139,400	23,736
Inventories, net of inventory allowance of $146,292 and $Nil, respectively	141,296	8,929
Prepaid expenses and deposits	47,484	20,355
Receivable from related party	-	1,034
TOTAL CURRENT ASSETS	333,239	59,542

NON-CURRENT ASSETS
Intangible assets, net	15,289	15,395
Fixed assets, net	869	964
Equipment on lease, net	3,316	14,814
TOTAL NON-CURRENT ASSETS	19,474	31,173

TOTAL ASSETS	$352,713	$90,715

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Trade and other payables	$1,897,530	$3,328,851
Deferred revenue	215,662	159,665
Warranty reserve	-	165,523
Convertible note payable to related party	310,000	310,000
Loans payable	795,588	887,275
Derivative liability	2,188,354	1,676,155
Convertible notes payable, net of unamortized discount of $213,461 and $301,360, respectively	1,613,912	2,019,132
TOTAL CURRENT LIABILITIES	7,021,046	8,546,601

Going concern (Note 2)
Commitments (Note 15)
Contingencies (Note 16)
Subsequent events (Note 20)

MEZZANINE EQUITY
Redeemable preferred stock, (2018 - to be issued, 2017 – issued)	$6,702,450	$5,286,731

STOCKHOLDERS’ DEFICIT
Preferred stock to be issued	4,872,732
Common stock, $0.001 par value, 750,000 shares authorized, (2017 - 500,000); 634,471 issued and outstanding (2017 - 25,485)	634	25
Additional paid in capital, common stock	22,415,121	17,613,525
Discounts on common stock	(69,838)	-
Other accumulated comprehensive income	1,465,389	873,250
Accumulated deficit	(42,054,821)	(32,229,417)
TOTAL STOCKHOLDERS’ DEFICIT	(13,370,783)	(13,742,617)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$352,713	$90,715

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in U.S. Dollars)

	2018	2017
		(revised – Note 17)

Revenue	$1,281,024	$1,100,577
Cost of revenue	191,650	388,220
Gross profit	1,089,374	712,357

Operating Expenses
Compensation expense	726,520	746,739
General and administration expense	1,561,000	1,414,983
Warranty (recovery) expense	(89,037)	90,284
Bad debt	61,059	75,540
Depreciation and amortization expense	13,649	29,681
Total operating expense	2,273,191	2,357,227
Loss from operations	(1,183,817)	(1,644,870)

Other Income (Expense)
Foreign currency exchange	(59,050)	107,096
Unrealized gains (losses) on derivative instruments, net	1,005,458	(824,986)
Loss on extinguishment of debt	(6,889,665)	(22,150)
Finance costs	(2,698,330)	(1,731,921)
Total Other Expense	(8,641,587)	(2,471,961)

Loss from continuing operations before income taxes	(9,825,404)	(4,116,831)

Provision for income taxes	-	-

Net loss	(9,825,404)	(4,116,831)

Net loss per share

Basic and Diluted:
Basic	$(28.88)	$(372.67)
Diluted	$(28.88)	$(372.67)

Weighted average number of shares used in computing basic and diluted net loss per share:
Basic	340,264	11,047
Diluted	340,264	11,047

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in U.S. Dollars)

	2018	2017
		(revised – Note 17)
Net loss	$(9,825,404)	$(4,116,831)
Other comprehensive income
Change in foreign currency translation adjustments	592,139	(423,402)

Comprehensive loss	(9,233,265)	(4,540,233)

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

AS AT DECEMBER 31, 2018 AND 2017

(Expressed in U.S. Dollars)

	Common Stock				Preferred Stock
	Shares	Amount	Additional paid in capital	Discount on common stock	To be issued	Accumulated Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2016	7,587	$7	$16,012,506	$-	$-	$1,296,652	$(28,112,586)	$(10,803,421)

Shares issued for cash	125	-	50,000	-	-	-	-	50,000
Shares issued for services	563	1	562,499	-	-	-	-	562,500
Shares issued for commitment fee	138	-	198,000	-	-	-	-	198,000
Shares issued on conversion of debt	17,072	17	797,270	-	-	-	-	797,287
Share issuance costs	-	-	(6,750)	-	-	-	-	(6,750)
Net loss for the period	-	-	-	-	-	(423,402)	(4,116,831)	(4,540,233)

Balance, December 31, 2017 (revised – Note 17)	25,485	$25	$17,613,525	$-	$-	$873,250	$(32,229,417)	$(13,742,617)

Shares issued for cash	12,501	12	81,647	-	-	-	-	81,659
Shares issued for services	23,750	24	332,476	-	-	-	-	332,500
Shares issued for commission	188	-	2,250	-	-	-	-	2,250
Shares issued on conversion of debt	572,547	573	4,385,223	(69,838)	-	-	-	4,315,958
Preferred shares to be issued for restructure of debt	-	-	-	-	4,872,732	-	-	4,872,732
Net loss for the period	-	-	-	-	-	592,139	(9,825,404)	(9,233,265)

Balance, December 31, 2018	634,971	$634	$22,415,121	$(69,838)	$4,872,732	$1,465,389	$(42,054,821)	$(13,370,783)

The accompanying notes are an integral part of the audited consolidated financial statements

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DSG GLOBAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in U.S. Dollars)

	December 31, 2018	December 31, 2017
		(revised – Note 17)
Net loss	$(9,825,404)	$(4,116,831)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,649	29,681
Change in inventory allowance	146,292	-
Depreciation included in cost of revenue	-	5,359
Non-cash financing costs	261,220	-
Accretion of discounts on convertible debt	1,742,705	950,613
Change in fair value of derivative liabilities	(1,005,458)	824,986
Reserve for bad debt	75,951	75,540
Shares issued for services	334,750	760,500
Loss on extinguishment of debt	6,897,744	22,150

(Increase) decrease in assets:
Trade receivables, net	(216,538)	(9,238)
Inventories	(278,659)	71,644
Prepaid expense and deposits	(27,129)	35,721
Related party receivable	1,034	(2,560)
Increase (decrease) in current liabilities:
Trade payables and accruals	568,132	719,127
Warranty reserve	55,997	53,808
Deferred revenue	(165,523)	10,518
Net cash used in operating activities	(1,421,237)	(568,972)

Cash flows from investing activities
Purchase of fixed assets	(1,570)	-
Purchase of intangible assets	(1,100)	-
Net cash used in investing activities	(2,670)	-

Cash flows from financing activities
Bank overdraft	-	(5,316)
Proceeds from issuing shares	81,659	50,000
Share issuance costs	-	(6,750)
Payments on notes payable	(45,000)	-
Proceeds from notes payable	1,292,000	946,750
Net cash provided by financing activities	1,328,659	984,684

Net increase in cash and cash equivalents	(95,248)	415,712
Effect of exchange rate changes on cash and cash equivalents	94,819	(410,224)
Cash and cash equivalents at beginning of period	5,488	-

Cash and cash equivalents at the end of the period	$5,059	$5,488

Supplemental Cash Flow Information (Note 19)

The accompanying notes are an integral part of the audited consolidated financial statements

77

DSG GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

Note 1 –ORGANIZATION

DSG Global, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on September 24, 2007. The Company was formed to option feature films and TV projects to be packaged for sale to movie studios and production companies.

On January 19, 2015, the Board of Directors approved an agreement and plan of merger to merge with wholly-owned subsidiary DSG Global Inc., a Nevada corporation, and affected a name change from Boreal Productions Inc. to DSG Global, Inc.

On April 13, 2015, the Company entered into a share exchange agreement with DSG Tag Systems Inc. (“DSG Tag”), now wholly-owned subsidiary of the Company, incorporated under the laws of the State of Nevada on April 17, 2008 and extra provincially registered in British Columbia, Canada in 2008. In March 2011, DSG TAG formed DSG Tag Systems International, Ltd. in the United Kingdom (“DSG UK”). DSG UK is a wholly owned subsidiary of DSG TAG.

The Company is a technology development company engaged in the design, manufacture, and marketing of fleet management solutions in the golf industry. The Company’s principal activities are the sale and rental of GPS tracking devices and interfaces for golf vehicles and related support services.

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Upon effect of the reverse split, authorized capital decreased from 3,000,000,000 shares of common stock to 750,000 shares of common stock, with a par value of $0.001. Shares of Preferred Stock remain unchanged. These consolidated financial statements give retroactive effect to such reverse stock split named above and all share and per share amounts have been adjusted accordingly, unless otherwise noted.

Note 2 – GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and note holders, the ability of the Company to obtain necessary equity financing to continue operations, and ultimately the attainment of profitable operations. As at December 31, 2018, the Company has a working capital deficit of $6,687,807 and has an accumulated deficit of $42,054,821 since inception. Furthermore, the Company incurred a net loss of $9,825,404 and used $1,421,237 of cash flows for operating activities during the year ended December 31, 2018. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain comparative information has been reclassified to conform with the financial statement presentation adopted in the current year.

Principles of Consolidation

The consolidated financial statements include the accounts of DSG Global Inc. and its subsidiary DSG Tag Systems, Inc. and its wholly owned subsidiary DSG UK, collectively referred to as the Company. All material intercompany accounts, transactions and profits were eliminated in the consolidated financial statements.

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Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the collectability of accounts receivable, valuation of inventory, useful lives and recoverability of long-lived assets, valuation of loans payable, fair value of convertible debentures, derivative liabilities, warranty reserves, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

The Company’s policy for equipment requires judgment in determining whether the present value of future expected economic benefits exceeds capitalized costs. The policy requires management to make certain estimates and assumptions about future economic benefits related to its operations. Estimates and assumptions may change if new information becomes available. If information becomes available suggesting that the recovery of capitalized cost is unlikely, the capitalized cost is written off to the consolidated statement of operations.

The assessment of whether the going concern assumption is appropriate requires management to take into account all available information about the future, which is at least, but is not limited to, 12 months from the end of the reporting period. The Company is aware that material uncertainties related to events or conditions may cast significant doubt upon the Company’s ability to continue as a going concern.

Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar. The functional currency of DSG TAG is in Canadian dollars. The functional currency of DSG UK is in British Pounds. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets, liabilities, and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

The accounts of DSG TAG and DSG UK are translated to U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rate while revenues and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income (loss).

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition and Warranty Reserve

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The Company adopted this standard on a modified retroactive basis on January 1, 2018. No financial statement impact occurred upon adoption.

Revenue from Contracts with Customers

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from product sales, delivery and installation, and customer support services and the Company has no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s accompanying consolidated financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Company expects to receive in exchange for those products. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under Topic 606 in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

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Performance Obligations and Signification Judgments

The Company’s revenue streams can be categorized into the following performance obligations and recognition patterns:

1.	Sale, delivery and installation of Tag, Text and Infinity products, along with digital mapping and customer training. The Company recognizes revenue at a point in time when final sign-off on the installation is obtained from the General Manager and/or Director of Golf.
2.	Provision of internet connectivity, regular software updates, software maintenance and basic customer support service. The Company recognizes revenue over time, evenly over the term of the service.
3.	Sale and delivery of Fairway Rider products. The Company recognizes revenue at a point in time when control transfers to the customer.

Transaction prices for performance obligations are explicitly outlined in relevant agreements, therefore, the Company does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified.

Warranty Reserve

The Company accrued for warranty costs, sales returns, and other allowances based on its historical experience. During the fiscal year ending December 31, 2018, the Company determined it no longer required a warranty reverse due to changes in the warranty policies on new products. The warranty reserve was $Nil and $165,523 as at December 31, 2018 and 2017, respectively.

Research and Development

Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. Research and development is expensed and is included in operating expenses.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized.

The Company has not recorded any amounts pertaining to uncertain tax positions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, and trade receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Canada, United States and the United Kingdom. The Company controls credit risk related to trade receivables through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

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Cash and Cash Equivalents

Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At December 31, 2018 and 2017, there were no uninsured balances for accounts in Canada, the United States and the United Kingdom. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

All accounts receivable are due thirty (30) days from the date billed. If the funds are not received within thirty (30) days, the customer is contacted to arrange payment. The Company uses the allowance method to account for uncollectable accounts receivable. The allowance for doubtful accounts as of December 31, 2018 and 2017 was $44,814 and $28,637, respectively.

Financing Receivables and Guarantees

The Company provides financing arrangements, including operating leases and financed service contracts for certain qualified customers. Lease receivables primarily represent sales-type and direct-financing leases. Leases typically have two- to three-year terms and are collateralized by a security interest in the underlying assets. The Company makes an allowance for uncollectible financing receivables based on a variety of factors, including the risk rating of the portfolio, macroeconomic conditions, historical experience, and other market factors. At December 31, 2018 and 2017 management determined that there was no allowance necessary. The Company also provides financing guarantees, which are generally for various third-party financing arrangements to channel partners and other customers. The Company could be called upon to make payment under these guarantees in the event of nonpayment to the third party. As at December 31, 2018, no financing receivables are outstanding.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising and marketing costs were $404,391 and $581,653 for the years ended December 31, 2018 and 2017, respectively.

Inventory

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in-first-out basis for finished goods. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower. The inventory allowance as at December 31, 2018 and 2017 was $146,292 and $Nil, respectively.

Fixed Assets and Equipment on Lease

Fixed assets and equipment on lease are stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of fixed assets are generally as follows:

Furniture and equipment	5-years straight-line
Computer equipment	3-years straight-line
Equipment on lease	5-years straight-line

Intangible Assets

Intangible assets are stated at cost less accumulated amortization and are comprised of patents. The patents are amortized straight-line over the estimated useful life of 17 years and are reviewed annually for impairment.

Impairment of Long-Lived Assets

The Company reviews long-lived assets such as equipment, equipment on lease, and intangible assets with finite useful lives for impairment whenever events or changes in circumstance indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying value of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

Financial Instruments and Fair Value Measurements

For certain of the Company’s financial instruments, including cash, trade receivables, trade and other payables, accrued liabilities and other short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

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Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, trade receivables, amounts due from and to related parties, trade and other payables, convertible note payable to related party, loans payable, derivative liabilities, and convertible notes payable.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815 “Derivatives and Hedging”.

The following table represents assets and liabilities that are measured and recognized at fair value as of December 31, 2018, on a recurring basis:

	Level 1	Level 2	Level 3
	$	$	$

Cash	5,059	-	-
Derivative liabilities	-	2,188,354	-

Total	5,059	2,188,354	-

The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

During the year ended December 31, 2018, the Company recognized a gain on the change in fair value of derivative liabilities of $1,005,458 (2017 – loss of $824,986).

Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at December 31, 2018, the Company had 35,173,897 (2017 – 146,259) potentially dilutive shares outstanding.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock-based awards. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statement of operations over the requisite service period. As at December 31, 2018, there was no stock-based compensation.

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Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company adopted this ASU beginning on January 1, 2018 and used the modified retrospective method of adoption. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Pronouncements

Applicable for fiscal years beginning after December 15, 2018:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This accounting standard seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Current U.S. GAAP does not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. This standard also provides guidance from the lessees’ perspective on how to determine if a lease is an operating lease or a financing lease and the differences in accounting for each. In January 2018, the FASB issued ASU No. 2018-01, which allows for an entity to elect an optional transition practical expedient for land easements that exist or expired before adoption of Topic 842. The adoption of this standard is required for interim and fiscal periods beginning after December 15, 2018 and it is required to be applied using the modified retrospective approach. The Company will adopt this standard effective January 1, 2019 and is currently evaluating the impact of the above standard on its consolidated financial statements. The Company expects to recognize right-of-use assets and lease liabilities on its consolidated balance sheets pursuant to its operating lease commitment, see Note 15.

In March 2017, the “FASB” issued ASU 2017-08 “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities” an amendment to shorten the amortization period for certain callable debt securities held at a premium to the earliest call date. The amendments do not require an accounting change for securities held at a discount.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260), Distinguishing Liability from Equity (Topic 480), and Derivatives and Hedging (Topic 815) – (i) Accounting for Certain Financial Instruments with Down Round Features (ii) Replace of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments.” The amendments in (i) change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and to help clarify existing disclosure requirements. The amendments in (ii) characterize the indefinite deferral of certain provisions and do not have an accounting effect.

The Company is currently evaluating the impact of the above standards on its consolidated financial statements. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

Reclassification and Restatement

Certain prior year amounts have been reclassified for consistency with the current period presentation. Certain prior year amounts have been restated, refer to Note 17.

Note 4 – TRADE RECEIVABLES

As of December 31, 2018, and 2017, trade receivables consists of the following:

	December 31, 2018	December 31, 2017
Accounts receivables	$184,214	$52,373
Allowance for doubtful accounts	(44,814)	(28,637)
Total trade receivables, net	$139,400	$23,736

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Note 5 – FIXED ASSETS AND EQUIPMENT ON LEASE

As of December 31, 2018, and December 31, 2017, fixed assets consisted of the following:

	December 31, 2018	December 31, 2017
Furniture and equipment	$20,509	$17,914
Computer equipment	28,460	26,435
Accumulated depreciation	(48,100)	(43,385)
	$869	$964

As of December 31, 2018, and December 31, 2017, equipment on lease consisted of the following:

	December 31, 2018	December 31, 2017
Tags	$120,998	$124,314
TextInfinity 7”	26,743	27,475
Infinity XL 12”	22,152	22,759
Accumulated depreciation	(166,577)	(159,734)
	$3,316	$14,814

For the year ended December 31, 2018 and 2017, total depreciation expense for fixed assets and leased equipment was $12,443 and $33,855, respectively, of which $Nil and $5,359 was recorded in cost of revenue, respectively.

Note 6 – INTANGIBLE ASSETS

As of December 31, 2018, and 2017, intangible assets consisted of the following:

	December 31, 2018	December 31, 2017
Intangible Asset - Patents	$22,353	$21,253
Accumulated Amortization	(7,064)	(5,858)
	$15,289	$15,395

The estimated useful life of the Patent is twenty years. Patents are amortized on a straight-line basis. For the year ended December 31, 2018 and 2017, total amortization expense for intangible assets was $1,206 and $1,185, respectively.

Note 7 – TRADE AND OTHER PAYABLES

As of December 31, 2018, and 2017, trade and other payables consist of the following:

	December 31, 2018	December 31, 2017
Accounts payable	$978,770	$1,121,841
Accrued expenses	245,737	255,542
Accrued interest	686,354	1,889,537
Other liabilities	(13,331)	61,931
Total payables	$1,897,530	$3,328,851

Note 8 – LOANS PAYABLE

As of December 31, 2018, and 2017, loans payable consisted of the following:

Loans Payable	December 31, 2018	December 31, 2017

Unsecured, due on demand, interest at 15% per annum	$183,258	$199,283
Unsecured, due on demand, interest at 36% per annum	44,830	48,750
Unsecured, loan payable, due on demand, interest at 18% per annum	317,500	317,500
Unsecured, loan payable, fee for services payable on the original loan amount of 5% by May 6, 2016, 10% payable by June 5, 2016, or 20% payable by July 5, 2016, non-interest bearing, due on demand(1)	-	71,742
Unsecured, loan payable, interest 10% per annum, with a minimum interest amount of $25,000, due on demand.	250,000	250,000

	$795,588	$887,275

(1)

On August 1, 2018, the outstanding loan payable in the principal amount of $69,219 (CDN$90,000) and accrued interest of $17,637 (CDN$24,000) was reassigned to another unrelated party in the principal amount of $86,856 (CDN$114,000). On August 26, 2018, the Company issued 43,428 common shares with a fair value of $121,598 for the conversion of $86,856 of principal resulting in a loss on settlement of debt of $34,742. As at December 31, 2018, the carrying value of the note was $Nil.

During the year ending December 31, 2018, the Company entered into a debt settlement agreement to issue 73 and 699,908 shares of Series B and Series E preferred shares, respectively, with a fair value of $3,908,614 ($5,075,2752 CDN) for the settlement of outstanding debt, which was recorded in the consolidated financial statements at a fair value of $Nil. The Company recorded a loss on extinguishment of the debt of $3,908,614 in connection with the settlement. The Series E preferred shares are classified as mezzanine equity. Refer to Note 11 and 12. As at December 31, 2018, these Series B and Series E preferred shares have not been issued.

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Note 9 – CONVERTIBLE LOANS

As of December 31, 2018, and 2017, convertible loans payable consisted of the following:

Related Party Convertible Loans Payable

(a)	On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $310,000 to a company owned by a director of the Company for marketing services. The note is unsecured, bears interest at 5% per annum, is convertible at $1.25 per common share, and is due on demand. As at December 31, 2018, the carrying value of the convertible promissory note was $310,000 (December 31, 2017 - $310,000).

Third Party Convertible Loans Payable

(b)	On August 25, 2015, the Company issued a convertible promissory note in the principal amount of $250,000. The convertible promissory note is unsecured, bears interest at 10% per annum, is due on demand, and is convertible at $7,000 per share. As at December 31, 2018, the carrying value of the convertible promissory note was $250,000 (December 31, 2017 - $250,000).

(c)	On November 7, 2016, the Company entered into a securities purchase agreement with a non-related party. Pursuant to the agreement, the Company was provided with proceeds of $125,000 on November 10, 2016 in exchange for the issuance of a secured convertible promissory note in the principal amount of $138,889, which was inclusive of an 8% original issue discount and bears interest at 8% per annum to the holder. The convertible promissory note matures nine months from the date of issuance and is convertible at the option of the holder into our common shares at a price per share that is the lower of $480 or the closing price of the Company’s common stock on the conversion date. In addition, under the same terms, the Company also issued a secured convertible note of $50,000 in consideration for proceeds of $10,000 and another secured convertible note of $75,000 in consideration for proceeds of $10,000. Under the agreements, the Company has the right to redeem $62,500 and $40,000 of the notes for consideration of $1 each at any time prior to the maturity date in the event that the convertible promissory note is exchanged or converted into a revolving credit facility with the lender, whereupon the two $10,000 convertible note balances shall be rolled into such credit facility.

On May 7, 2017, the Company triggered an event of default in the convertible note by failing to repay the full principal amount and all accrued interest on the due date. The entire convertible note payable became due on demand and would accrue interest at an increased rate of 1.5% per month (18% per annum) or the maximum rate permitted under applicable law until the convertible note payable was repaid in full.

On May 8, 2017, the Company issued 25 common shares for the conversion of $5,000 of the $72,500 convertible note dated November 7, 2016. On May 24, 2017, the Company issued 53 common shares for the conversion of $10,500 of the $72,500 convertible note dated November 7, 2016. On May 25, 2017, the lender provided conversion notice for the remaining principal $57,000 of the $72,500 convertible note dated November 7, 2016. This conversion was not processed by the Company’s transfer agent due to direction from the Company not to honor any further conversion notices from the lender. In response, the Company received legal notification pursuant to the refusal to process further conversion notices. Refer to Note 16.

As at December 31, 2018, the carrying value of the note was $245,889 (December 31, 2017 - $245,889) and the fair value of the derivative liability was $606,710 (December 31, 2017 - $629,759). During the year ended December 31, 2018, the Company accreted $Nil (2017 - $179,333) of the debt discount to finance costs.

(d)	On December 21, 2016, the Company entered into a convertible note agreement for the principal amount of $74,500 for consideration of $72,250 which was received on January 10, 2017. The note is unsecured, bears interest at 12% per annum, was due on December 21, 2017, and is convertible into common shares at a conversion price equal to the lessor of: (i) the closing sale price of the Company’s common stock on the trading day immediately preceding the closing date, and (ii) 50% of the lowest sale price for the Company’s common stock during the twenty-five consecutive trading days immediately preceding the conversion date. Interest will be accrued and payable at the time of repayment of the note. Financing fees on the note were $4,750. The derivative liability applied as a discount on the note was $69,750 and is being accreted over the life of the note.

During the year ended December 31, 2017, the Company issued 5,925 common shares with a fair value of $199,940 for the conversion of $44,613 of principal, $6,750 of conversion finance fees, and $3,200 of penalty interest resulting in a loss on settlement of debt of $147,141.

During the year ended December 31, 2018, the Company incurred a default fee of $36,000 for failure to honor the conversion notice in a timely manner and issued 14,050 common shares with a fair value of $129,676 for the conversion of $13,461 of principal, $37,491 of default fees and finance costs, $5,250 for conversion fees resulting in a loss on settlement of debt of $73,475.

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On May 8, 2018, the Company paid $45,000 to settle the balance of the $74,500 convertible note including accrued interest. The Company recognized a gain on the settlement of this convertible note totaling $24,571.

As at December 31, 2018, the carrying value of the note was $nil (December 31, 2017 - $65,887) and the fair value of the derivative liability was $Nil (December 31, 2017 - $31,431). During the year ended December 31, 2018, the Company accreted $nil (2017 - $62,711) of the debt discount to finance costs.

(e)	On January 18, 2017, the Company issued a convertible promissory note in the principal amount of $75,000. The note is unsecured, bears interest at 12% per annum, was due on October 18, 2017, and is convertible into common shares at a conversion price equal to the lessor of (i) 60% multiplied by the lowest trading price (representing a discount rate of 40%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of the note; and (ii) the variable conversion price which means 50% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty five trading day period ending on the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Financing fees on the note were $2,750. The derivative liability applied as a discount on the note was $72,250 and is being accreted over the life of the note.

On November 7, 2017, the Company incurred a loan penalty of $15,000 for the conversion price being below the Company’s par value.

During the year ended December 31, 2017, the Company issued 2,729 common shares for the conversion of $33,856 of principal and $6,956 in accrued interest.

On June 1, 2018, the remaining $56,144 principal balance and $2,023 in accrued interest were reassigned to another unrelated note holder and the note was treated as an extinguishment. Upon reassignment, the Company incurred a finance fee of $46,833 which was added to the principle balance of the new convertible note totaling $105,000. Refer to Note 9(z).

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $56,144) and the fair value of the derivative liability was $Nil (December 31, 2017 - $70,818). During the year ended December 31, 2018, the Company accreted $Nil (2017 - $75,000) of the debt discount to finance costs.

(f)	On April 3, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The note is unsecured, bears interest at 10% per annum, was due on October 3, 2017, and is convertible into common shares at a conversion price equal to the lessor of: (i) 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. In connection with the issuance, the Company issued 138 common shares as a commitment fee, however, these common shares must be returned if the note is fully repaid and satisfied prior to the maturity date. Financing fees on the note were $10,000. The derivative liability applied as a discount on the note was $100,000 and is being accreted over the life of the note.

During the year ended December 31, 2017, the Company issued 7,464 common shares with a fair value of $197,283 for the conversion of $40,048 of principal and $10,145 in accrued interest resulting in a loss on settlement of debt of $147,090.

During the year ended December 31, 2018, the Company issued 61,874 common shares with a fair value of $571,886 for the conversion of $69,952 of the remaining principal and $56,227 of default fees and finance costs resulting in a loss on settlement of debt of $445,707.

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $69,952) and the derivative liability was $Nil (December 31, 2017 - $108,326). During the year ended December 31, 2018, the Company accreted $Nil (2017 - $100,000) of the debt discount and $Nil (2017 - $10,000) of the financing fees to interest expense.

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(g)	On June 5, 2017, the Company issued a convertible promissory note in the principal amount of $110,000. The note is unsecured, bears interest at 10% per annum, was due on December 5, 2017, and is convertible into common shares at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of this note and (ii) the alternate conversion price which means 55% multiplied by the lowest trading price during the previous twenty-five trading day period ending on the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Financing fees on the note were $7,000. The derivative liability applied as a discount on the note was $103,000 and is being accreted over the life of the note.

On January 19, 2018, $50,000 of the note was reassigned to another unrelated note holder and the note was treated as an extinguishment. There were no material changes to the note upon reassignment. Refer to Note 9(o).

On March 2, 2018, $25,000 of the note was reassigned to another unrelated note holder and the note was treated as an extinguishment. There were no material changes to the note upon reassignment. Refer to Note 9(r).

During the year ended December 31, 2018, the Company issued 51,749 common shares with a fair value of $524,487 for the conversion of the remaining principal balance of $35,000, and default penalties and finance costs of $37,448 resulting in a loss on settlement of debt of $452,039.

As at December 31, 2018, the carrying value of the note was $9,487 (December 31, 2017 - $110,000), relating to a penalty and the fair value of the derivative liability was $Nil (December 31, 2017 - $188,798). During the year ended December 31, 2018, the Company accreted $Nil (2017 - $103,000) of the debt discount and $Nil (2017 - $7,000) of the financing fees to interest expense.

(h)

On July 17, 2017, the Company issued a convertible promissory note in the principal amount of $135,000. The note is unsecured, bears interest at 10% per annum, is due on July 17, 2018, and is convertible into common shares at a conversion price equal to the lessor of (i) 55% multiplied by the lowest trading price during the previous twenty trading day period ending on the latest complete trading day prior to the date of this note and (ii) $244. Interest will be accrued and payable at the time of promissory note repayment. Financing fees on the note were $16,500. Derivative liability applied as discount on the note was $118,500 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 25,000 common shares with a fair value of $227,222 for the conversion of $53,530 of principal balance resulting in a loss on settlement of debt of $173,692.

As at December 31, 2018, the carrying value of the note was $81,470 (December 31, 2017 - $70,718) and the fair value of the derivative liability was $121,485 (December 31, 2017 - $205,563). During the year ended December 31, 2018, the Company accreted $64,282 (2017 - $54,218) of the debt discount to finance costs.

(i)

On August 17, 2017, the Company issued a convertible promissory note in the principal amount of $110,250. The note is unsecured, bears interest at 8% per annum, is due on August 16, 2018, and is convertible at 58% of to the lowest trading price during the previous ten trading days to the date of a conversion notice. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees on the note were $5,250. The derivative liability applied as a discount on the note was $105,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 21,544 common shares with a fair value of $293,267 for the conversion of $121,240 of principal and interest resulting in a loss on settlement of debt of $172,027.

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $44,661) and the fair value of the derivative liability was $Nil (December 31, 2017 - $166,460). During the year ended December 31, 2018, the Company accreted $65,589 (2017 - $39,411) of the debt discount to finance costs.

(j)	On September 6, 2017, the Company issued a convertible promissory note in the principal amount of $107,000. The note is unsecured, bears interest at 10% per annum, is due on March 6, 2018, and is convertible into common shares at a conversion price equal to the lessor of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees on the note were $7,000. The derivative liability applied as a discount on the note was $100,000 and is being accreted over the life of the note.

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On March 2, 2018, $111,808 of the note was reassigned to another unrelated note holder and the note was treated as an extinguishment. There were no material changes to the terms of the note upon reassignment. Refer to Note 9(s).

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $71,088) and the fair value of the derivative liability was $Nil (December 31, 2017 - $100,000). During the year ended December 31, 2018, the Company accreted $35,912 (2017 - $64,088) of the debt discount to finance costs.

(k)	On October 30, 2017, the Company issued a convertible promissory note in the principal amount of $107,000. The note is unsecured, bears interest at 10% per annum, is due on April 30, 2018, and is convertible into common shares at a conversion price equal to the lessor of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees on the note were $7,000. The derivative liability applied as a discount on the note was $100,000 and is being accreted over the life of the note.

On April 3, 2018, the Company issued 11,086 common shares with a fair value of $319,277 for the conversion of $19,955 of principal resulting in a loss on settlement of debt of $299,322.

On May 22, 2018, the principal balance of $87,045 and accrued interest of $5,543 was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(y).

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $41,066) and the fair value of the derivative liability was $Nil (December 31, 2017 - $100,000). During the year ended December 31, 2018, the Company accreted $65,934 (2017 - $34,066) of the debt discount to finance costs.

(l)	On December 18, 2017, the Company issued a convertible promissory note in the principal amount of $82,000. The note is unsecured, bears interest at 10% per annum, is due on June 18, 2018, and is convertible into common shares at a conversion price equal to the lessor of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees on the note were $7,000. The derivative liability applied as a discount on the note was $75,000 and is being accreted over the life of the note.

On May 22, 2018, the principal balance of $82,000 and accrued interest of $3,055 was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(y).

As at December 31, 2018, the carrying value of the note was $Nil (December 31, 2017 - $12,357) and the fair value of the derivative liability was $Nil (December 31, 2017 - $75,000). During the year ended December 31, 2018, the Company accreted $69,643 (2017 - $5,357) of the debt discount to finance costs.

(m)	On January 18, 2018, the Company issued a convertible promissory note in the principal amount of $55,000. The note is unsecured, bears interest at 10% per annum, was due on July 18, 2018, and is convertible into common shares at a conversion price equal to the lessor of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $55,000 and was being accreted over the life of the note.

On June 18, 2018, the principal balance of $55,000 and accrued interest of $2,215 was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(aa).

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $55,000 of the debt discount to finance costs.

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(n)

On January 19, 2018, the Company issued a convertible promissory note in the principal amount of $55,000. The note is unsecured, bears interest at 10% per annum, is due on January 19, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $55,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 35,380 common shares with a fair value of $146,839 to convert principal balance of $55,000 and accrued interest of $2,915 resulting in a loss on settlement of debt of $88,925.

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $55,000 of the debt discount to finance costs.

(o)

On January 19, 2018, the Company issued a convertible promissory note in the principal amount of $50,000, as partial replacement for a convertible promissory note originally issued on June 5, 2017 in the amount of $110,000. Refer to Note 8(g). The note is unsecured, bears interest at 10% per annum, is due on January 19, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $50,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 14,312 common shares with a fair value of $137,143 to convert principal balance of $50,000 and accrued interest of $309 resulting in a loss on settlement of debt of $86,834.

During the year ended December 31, 2018, the Company accreted $50,000 of the debt discount to finance costs.

(p)	On February 2, 2018, the Company issued a convertible promissory note in the principal amount of $107,500. The note is unsecured, bears interest at 10% per annum, is due on August 2, 2018, and is convertible into common shares at a conversion price equal to the lesser of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $107,500 and is being accreted over the life of the note.

On June 18, 2018, the principal balance of $107,500 and accrued interest of $4,005 was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(aa).

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $107,500 of the debt discount to finance costs.

(q)

On March 2, 2018, the Company issued a convertible promissory note in the principal amount of $128,000. The note is unsecured, bears interest at 10% per annum, is due on March 2, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $128,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 76,381 common shares with a fair value of $369,896 to convert principal balance of $128,000 and accrued interest of $7,734 resulting in a loss on settlement of debt of $234,162.

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $128,000 of the debt discount to finance costs.

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(r)

On March 2, 2018, the Company issued a convertible promissory note in the principal amount of $25,000, as partial replacement for a convertible promissory note originally issued on June 5, 2017 in the amount of $110,000. Refer to Note 9(g). The note is unsecured, bears interest at 10% per annum, is due on March 2, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $25,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 11,380 common shares with a fair value of $131,335 for the conversion of $25,000 of principal and accrued interest of $35 resulting in a loss on settlement of debt of $106,300.

During the year ended December 31, 2018, the Company accreted $25,000 of the debt discount to finance costs.

(s)

On March 2, 2018, the Company issued a convertible promissory note in the principal amount of $111,808, as partial replacement for a convertible promissory note originally issued on September 6, 2017 in the amount of $107,000 plus accrued interest. Refer to Note 8(j). The note is unsecured, bears interest at 10% per annum, is due on March 2, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The derivative liability applied as a discount on the note was $25,000 and is being accreted over the life of the note.

During the year ended December 31, 2018, the Company issued 32,769 common shares with a fair value of $346,448 for the conversion of $111,808 of principal and $2,415 of accrued interest resulting in a loss on settlement of debt of $232,226.

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $111,808 of the debt discount to finance costs.

(t)

On March 19, 2018, the Company issued a convertible promissory note in the principal amount of up to $900,000. The note is unsecured, bears interest at 12% per annum, is due 184 days upon receipt, and is convertible into common shares after 180 days from issuance date at a conversion price equal to the lessor of: (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment.

On May 3, 2018, the Company amended the convertible promissory note to include that at any time after the 100th calendar day after the funds are issued, and at the option of the holder in addition to the right of conversion, the holder may deduct daily payments from the Company’s bank account in the amount of $5,562 per calendar day or $27,812 per week until the Company has paid or the holder has converted an amount equal to the principal balance, interest, accrued interest, and default amount.

First Tranche

On March 19, 2018, the Company received $270,000 pursuant to the first tranche of the note, which is $300,000 in the principal amount, net of the original issuance discount of $30,000. The derivative liability applied as a discount on the note was $270,000 and is being accreted over the life of the note.

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On August 31, 2018, the Company incurred a default fee of $15,000 subject to conditions of the convertible note dated March 19, 2018 and issued 13,886 common shares with a fair value of $144,417 for the conversion of $15,000 of default fees resulting in a loss on settlement of debt of $129,417.

On August 31, 2018, the principal balance of $300,000 and accrued interest of $15,978 for the first tranche of the note was reassigned to another unrelated note holder. There were no material changes to the note upon reassignment. Refer to Note 9(ac).

As at December 31, 2018, the carrying value of the first tranche of the note was $Nil and the fair value of the derivative liability was $Nil. During the year ended December 31, 2018, the Company accreted $300,000 of the debt discount to finance costs.

Second Tranche

On May 3, 2018, the Company received $146,500, net of $3,500 in legal fees, pursuant to the second tranche of the note, which is $166,667 in the principal amount, net of the original issuance discount of $16,667. The derivative liability applied as a discount on the note was $150,000 and is being accreted over the life of the note.

As at December 31, 2018, the carrying value of the second tranche of the note was $166,667 and the fair value of the derivative liability was $229,951. During the year ended December 31, 2018, the Company accreted $166,667 of the debt discount to finance costs.

Third Tranche

On July 16, 2018, the Company received $125,000, net of $53,500 in legal and financing fees, pursuant to the third tranche of the agreement, which is $198,333 in the principal amount, net of the original issuance discount of $19,833. The derivative liability applied as a discount on the note was $125,000 and is being accreted over the life of the note.

As at December 31, 2018, the carrying value of the third tranche of the note was $181,087 and the fair value of the derivative liability was $231,250. During the year ended December 31, 2018, the Company accreted $181,087 of the debt discount to finance costs.

(u)

In January 2018, the Company issued a convertible promissory note in the principal amount of $15,000 as a commitment fee. The note is unsecured, non-interest bearing until default, is due on August 16, 2018, and is convertible into common shares at a conversion price equal to 75% of the average closing trading price during the previous five trading days prior to conversion date, with a minimum of $0.20.

On March 28, 2018, the Company issued 1,558 common shares with a fair value of $19,937 for the conversion of $10,000 of principal resulting in a loss on settlement of debt of $9,937.

As at December 31, 2018, the carrying value of the note was $5,000 and the fair value of the derivative liability was $2,714.

(v)	During the year ended December 31, 2018, the Company converted a promissory note in the principal amount of $948,043 ($1,231,128 CDN) (as at December 31, 2017 - $981,370 ($1,231,128 CDN)) and accrued interest of $753,100 ($977,976 CDN) (as at December 31, 2017 – $549,886 ($689,832 CDN)) recorded in trade and other payables. The convertible promissory note was unsecured, bore interest at 17.2% per annum, was due on demand, and was convertible into common shares at the average closing price of the 120 days period prior to conversion date. On August 27, 2018, pursuant to a debt exchange agreement, the Company agreed to issue 8 and 950,000 shares of Series B and Series E preferred shares, respectively, for the settlement of this outstanding convertible loan and accrued interest. Refer to Note 12.

91

(w)	On May 8, 2018, the Company issued a convertible note in the principal amount of $51,500. The note is unsecured, bears interest at 10% per annum, and is due on February 8, 2019. The note is convertible into common shares at a 32% discount to the lowest intra-day trading price of the Company’s common stock for the ten trading days immediately preceding the conversion date.

As at December 31, 2018, the carrying value of the note was $44,223 and the fair value of the derivative liability was $44,543. During the year ended December 31, 2018, the Company accreted $44,223 of the debt discount to finance costs.

(x)

On May 28, 2018 the Company issued a convertible note in the principal amount of $180,000. The note is unsecured, bears interest at 10% per annum, and is due on February 28, 2019. The note is convertible into common shares at a 32% discount to the lowest intra-day trading price of the Company’s common stock for the ten trading days immediately preceding the conversion date.

As at December 31, 2018, the carrying value of the note was $141,522 and the fair value of the derivative liability was $165,742. During the year ended December 31, 2018, the Company accreted $141,522 of the debt discount to finance costs.

(y)

On May 22, 2018 the Company reassigned convertible note balances from another unrelated party in the principal amount of $177,643. Refer to Notes 8(k) and 8(l). The note is unsecured, bears interest at 10% per annum, became due and payable on June 18, 2018, and is convertible into common shares at a conversion price equal to the lessor of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment.

During the year ended December 31, 2018, the Company issued 53,142 common shares with a fair value of $373,582 for the conversion of $177,643 of principal and $878 of accrued interest resulting in a loss on settlement of debt of $195,061.

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil.

(z)

On June 1, 2018, the Company reassigned a convertible note from another unrelated party in the principal amount of $105,000; $58,167 in assigned principal and accrued interest and a finance fee of $46,833 Refer to Note 8(e). The note is unsecured, bears interest at 12% per annum, was due on October 18, 2017, and is convertible into common shares at a conversion price equal to the lessor of (i) 60% multiplied by the lowest trading price (representing a discount rate of 40%) during the previous twenty-five trading day period ending on the latest complete trading day prior to the date of the note; and (ii) the variable conversion price which means 50% multiplied by the lowest trading price (representing a discount rate of 50%) during the previous twenty five trading day period ending on the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment.

During the year ended December 31, 2018, the Company issued 61,230 common shares with a fair value of $301,517 for the conversion of $105,000 of principal and $1,606 of accrued interest resulting in a loss on settlement of debt of $194,911.

As at December 31, 2018, the carrying value of the note was $Nil and the fair value of the derivative liability was $Nil.

(aa)

On June 18, 2018, the Company reassigned convertible note balances from another unrelated party in the principal amount of $168,721. Refer to Note 8(m) and 8(p). The note is unsecured, bears interest at 10% per annum, which is due on August 2, 2018, and is convertible into common shares at a conversion price equal to the lesser of the lowest trading price during the previous twenty-five trading days prior to: (i) the date of the promissory note; or (ii) the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The remaining derivative liability applied as a discount on the reassigned note was $25,824 and is being accreted over the remaining life of the note.

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During the year ended December 31, 2018, the Company issued 43,750 common shares with a fair value of $185,200 for the conversion of $66,672 of principal and $5,653 of accrued interest resulting in a loss on settlement of debt of $112,875.

As at December 31, 2018, the carrying value of the note was $102,049 and the fair value of the derivative liability was $53,896. During the year ended December 31, 2018, the Company accreted $162,500 of the debt discount to finance costs.

(ab)	On August 31, 2018, the Company issued a convertible promissory note in the principal amount of $226,000. The note is unsecured, bears interest at 12% per annum, is due on August 31, 2019, and is convertible into common shares at a conversion price equal to 55% of the lowest trading price during the previous fifteen trading days prior to the conversion date, including the conversion date. Interest will be accrued and payable at the time of promissory note repayment. Deferred financing fees and original issuance discount on the note were $26,000. The derivative liability applied as a discount on the note was $200,000 and is being accreted over the life of the note.

As at December 31, 2018, the carrying value of the note was $75,540 and the fair value of the derivative liability was $305,890. During the year ended December 31, 2018, the Company accreted $75,540 of the debt discount to finance costs.

(ac)

On August 31, 2018, the Company reassigned the first tranche of a convertible note balance from another unrelated party in the principal amount of $315,978. Refer to Note 9(t). The first tranche of the note is unsecured, bears interest at 12% per annum, which is due on demand, and is convertible into common shares at a conversion price equal to the lessor of: (i) the lowest trading price during the previous fifteen trading days prior to the date of the promissory note; or (ii) 55% of the lowest trading price during the previous fifteen days prior to the latest complete trading day prior to the conversion date. Interest will be accrued and payable at the time of promissory note repayment. The deferred financing fees and derivative liability applied as discounts on the reassigned note were fully amortized at the time of the transfer.

As at December 31, 2018, the carrying value of the note was $315,978 and the fair value of the derivative liability was $426,173.

Note 10 – DERIVATIVE LIABILITIES

The Company records the fair value of the of the conversion price of the convertible loans payable disclosed in Note 9 in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative was calculated using a multi-nominal lattice model. The fair value of the derivative liabilities is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. For the year ended December 31, 2018, the Company recorded a gain on the change in fair value of derivative liability of $1,005,458 (December 31, 2017 – $824,986 loss). As at December 31, 2018 and December 31, 2017, the Company recorded derivative liability of $2,188,354 and $1,676,155, respectively.

The following inputs and assumptions were used to value the derivative liabilities outstanding during the period and year ended December 31, 2018 and December 31, 2017 respectively, assuming no dividend yield:

	2018	2017
Expected volatility	180 - 447%	96 - 533%
Risk free interest rate	1.63 - 2.59%	0.11 - 1.76%
Expected life (in years)	0.1 - 1.0	0.1 - 1.0

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A summary of the activity of the derivative liabilities is shown below:

$
Balance, January 1, 2017	365,944
Derivative loss due to new issuances	920,999
Extinguishment upon conversion	(435,774)
Mark-to-market adjustment	824,986
Balance, December 31, 2017	1,676,155

Balance, January 1, 2018	1,676,155
Derivative loss due to new issuances	1,517,657
Mark-to-market adjustment	(1,005,458)
Balance, December 31, 2018	2,188,354

Note 11 – MEZZANINE EQUITY

Authorized

5,000,000 shares of redeemable Series C preferred shares, authorized, each having a par value of $0.001 per share. Each share of Series C preferred shares is convertible into 10 shares of common stock.

1,000,000 shares of redeemable Series D preferred shares, authorized, each having a par value of $0.001 per share. Each share of Series D preferred shares is convertible into 5 shares of common stock.

5,000,000 shares of redeemable Series E preferred shares, authorized, each having a par value of $0.001 per share. Each share of Series E preferred shares is convertible into 4 shares of common stock.

Mezzanine equity transactions

The Company designated 5,000,000 shares as Series A Convertible Preferred Stock (“Series A Shares”) and on October 24, 2014 issued 4,309,384 Series A Shares to a company controlled by a director of the Company for conversion of its debt of $5,386,731. The Series A Shares have no general voting rights and carried a 5% per annum interest rate. Series A Shares that are converted to common shares are entitled to the same voting rights as other common shareholders. The Series A Shares were subject to a redemption obligation at $1.25 per common share pursuant to the following terms:

●	On or before August 1, 2016, the Company must complete a financing for gross proceeds of at least $2,500,000 and use at least $1,125,000 to redeem a minimum of 900,000 Series A Shares;

●	On or before September 1, 2016, the Company must complete an additional financing for gross proceeds of at least $2,500,000 and use at least $1,125,000 to redeem a minimum of 900,000 additional Series A Shares; and

●	On or before October 1, 2016, the Company must complete an additional financing for gross proceeds of at least $5,000,000 and use at least $3,140,000 to redeem the remaining 2,509,384 Series A Shares.

During the year ended December 31, 2015, 80,000 Series A Shares with a value of $100,000 were purchased by an unrelated third-party and exchanged for 80,000 shares of common stock of the Company.

The Series A Shares were recorded in the consolidated financial statements as Mezzanine Equity.

On August 27, 2018, pursuant to a debt exchange agreement, the Company agreed to exchange all 4,229,384 issued and outstanding Series A Shares with a fair value of $5,873,481 ($7,627,303 CDN) for 51 shares of Series B and 3,000,000 shares of Series E preferred shares, respectively. The Series B preferred shares are classified as permanent equity. Refer to Note 12. As at December 31, 2018, these Series B and Series E preferred shares have not been issued.

During the year ended December 31, 2018, pursuant to a series of debt exchange agreements, the Company agreed to issue an aggregate of 148,706 shares of Series D preferred shares for the settlement of outstanding accounts payable with a fair value of $91,944. As at December 31, 2018, these Series D preferred shares have not been issued.

During the year ended December 31, 2018, pursuant to a series of debt exchange agreements, the Company agreed to issue an aggregate of 81 shares of Series B and 1,649,908 shares of Series E preferred shares, respectively, for the settlement of outstanding convertible loans with a fair value of $5,609,757 ($7,284,831 CDN). The Series B preferred shares are classified as permanent equity. Refer to Note 12. As at December 31, 2018, these Series B and Series E preferred shares have not been issued.

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Note 12 – PREFERRED STOCK

Authorized

On August 27, 2018, the Company amended its Articles of Incorporation to authorize and designate Series A through Series E preferred shares for the collective issuance of up to 14,010,000 shares having a par value of $0.001 per share. The preferred shares are designated as: 3,000,000 Series A preferred shares, 10,000 Series B convertible preferred shares, 5,000,000 Series C convertible preferred shares, 1,000,000 Series D convertible preferred shares and 5,000,000 Series E convertible preferred shares. The Series C, D and E preferred shares are mandatorily redeemable upon a major transaction which includes a change in control. As a result, they are classified as mezzanine equity. Refer to Note 11.

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Preferred share amounts remained unchanged.

Equity Transactions

During the year ended December 31, 2018 the Company agreed to issue an aggregate of:

●	81 and 1,649,908 shares of Series B and Series E preferred shares, respectively, for the settlement of outstanding convertible loans with a fair value of $5,609,757 ($7,284,831 CDN), of which $3,908,614 ($5,075,727 CDN) was recorded in the consolidated financial statements at a fair value of $Nil. The Company recorded a loss on extinguishment of debt of $3,908,614 in connection with the settlement. The Series E preferred shares are classified as mezzanine equity. Refer to Note 11. As at December 31, 2018, these Series B and Series E preferred shares have not been issued.

●	51 and 3,000,000 shares of Series B and Series E preferred shares, respectively, for the settlement all 4,229,384 issued and outstanding DSG TAG Series A Shares with a fair value of $5,873,481 ($7,627,303 CDN). The Series E preferred shares are classified as mezzanine equity. Refer to Note 11. As at December 31, 2018, these Series B and Series E preferred shares have not been issued.

Note 13 – COMMON STOCK

Authorized

On August 27, 2018, the Company amended its Articles of Incorporation to increase the shares of common stock authorized from 2,000,000,000 to 3,000,000,000.

On March 26, 2019, the Company effected a reverse stock split of its shares of common stock on a four thousand (4,000) old for one (1) new basis. Upon effect of the reverse split, authorized capital decreased from 3,000,000,000 shares of common stock to 750,000 shares of common stock. These consolidated financial statements give retroactive effect to such reverse stock split named above and all share and per share amounts have been adjusted accordingly, unless otherwise noted.

There were 634,971 and 25,485 shares of common stock of the Company issued and outstanding as of December 31, 2018 and 2017, respectively. Each share of common stock is entitled to one (1) vote.

Equity Transactions

During the year ended December 31, 2018 the Company issued an aggregate of:

●	On February 7, 2018, the Company issued 5,186 shares of common stock and on March 19, 2018 the Company issued 7,315 shares of common stock for aggregate cash proceeds of $81,659.

●	On June 5, 2018, the Company issued 188 shares of common stock, with a fair value of $2,250, in connection with a 5% commission granted on referral of sales totaling $45,000.

●	On October 18, 2018, the Company issued 23,750 shares of common stock, with a fair value of $332,500, in connection with an investor relations agreement.

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●	The Company issued an aggregate of 572,547 shares of common stock with a fair value of $4,315,958 upon the conversion of $1,302,077 of convertible debentures, accrued interest and finance fees, as noted in Note 9, per the table below:

Date Issued	Common Shares Issued (#)	Fair Value(1)	Converted Balance(2)	Gain (loss) on Conversion
January 2, 2018	1,270	$11,683	$3,733	$(7,950)
January 5, 2018	1,325	10,600	5,300	(5,300)
January 5, 2018	1,334	10,666	2,986	(7,680)
January 9, 2018	1,450	11,600	5,800	(5,800)
January 11, 2018	1,525	15,860	6,100	(9,760)
January 11, 2018	1,539	15,997	3,446	(12,551)
January 12, 2018	1,692	16,911	3,788	(13,123)
January 16, 2018	1,675	13,400	6,701	(6,699)
January 16, 2018	1,776	14,204	3,977	(10,227)
January 17, 2018	1,948	15,581	4,363	(11,218)
January 19, 2018	2,045	18,812	4,580	(14,232)
January 22, 2018	2,045	35,170	4,580	(30,590)
January 23, 2018	2,125	27,200	8,500	(18,700)
January 24, 2018	2,249	29,685	5,038	(24,647)
January 26, 2018	2,468	27,632	5,526	(22,106)
January 31, 2018	2,133	36,678	7,506	(29,172)
January 31, 2018	2,591	27,975	5,802	(22,173)
February 1, 2018	2,591	25,903	5,802	(20,101)
February 6, 2018	1,511	14,501	3,806	(10,695)
February 6, 2018	2,956	28,370	6,620	(21,750)
February 7, 2018	2,821	29,076	10,550	(18,526)
February 8, 2018	1,511	12,084	4,350	(7,734)
February 9, 2018	3,500	32,200	14,000	(18,200)
February 9, 2018	3,653	33,607	8,182	(25,425)
February 12, 2018	3,613	36,124	15,100	(21,024)
February 12, 2018	4,010	40,098	9,543	(30,555)
February 13, 2018	2,450	18,816	9,800	(9,016)
February 14, 2018	3,588	28,696	10,331	(18,365)
February 14, 2018	4,513	36,099	10,740	(25,359)
February 16, 2018	4,917	33,433	9,637	(23,796)
February 20, 2018	3,276	19,654	10,089	(9,565)
February 22, 2018	2,470	15,610	7,064	(8,546)
February 22, 2018	5,326	27,692	9,692	(18,000)
February 28, 2018	3,588	18,652	8,394	(10,258)
February 28, 2018	5,715	29,714	8,000	(21,714)
March 2, 2018	6,179	81,556	8,650	(72,906)
March 5, 2018	1,068	11,099	1,494	(9,605)
March 5, 2018	2,583	26,859	3,616	(23,243)
March 6, 2018	6,137	81,000	13,500	(67,500)
March 6, 2018	6,068	60,671	10,921	(49,750)
March 7, 2018	5,428	54,280	7,599	(46,681)
March 8, 2018	5,946	64,213	8,324	(55,889)
March 8, 2018	3,476	40,318	8,064	(32,254)
March 12, 2018	5,942	64,167	8,318	(55,849)
March 13, 2018	5,244	50,335	11,535	(38,800)
March 14, 2018	6,549	70,726	11,788	(58,938)
March 14, 2018	5,507	57,263	7,708	(49,555)
March 15, 2018	5,669	56,683	7,936	(48,747)
March 19, 2018	8,316	76,501	11,641	(64,860)
March 22, 2018	6,537	52,291	9,151	(43,140)
March 26, 2018	5,825	72,230	8,155	(64,075)
March 27, 2018	4,567	42,016	10,047	(31,969)
March 29, 2018	1,558	19,938	10,000	(9,938)
April 2, 2018	4,580	75,105	18,135	(56,970)
April 5, 2018	11,087	319,277	19,955	(299,322)
April 6, 2018	2,190	21,893	3,941	(17,952)
April 19, 2018	12,050	173,512	66,272	(107,240)
May 14, 2018	18,068	252,948	113,174	(139,774)
May 25, 2018	10,000	112,000	52,800	(59,200)
June 13, 2018	3,250	26,000	9,750	(16,250)
June 13, 2018	10,000	72,000	33,000	(39,000)
June 19, 2018	9,975	59,850	32,918	(26,932)
June 25, 2018	10,840	60,704	28,618	(32,086)
July 2, 2018	3,438	19,250	7,906	(11,344)
July 2, 2018	12,327	69,028	31,186	(37,842)
July 12, 2018	11,000	61,600	25,300	(36,300)
July 23, 2018	4,774	21,006	10,503	(10,503)
July 24, 2018	14,250	62,700	28,500	(34,200)
July 25, 2018	10,626	38,253	21,039	(17,214)
August 2, 2018	18,500	88,800	22,200	(66,600)
August 3, 2018	9,581	45,988	12,647	(33,341)
August 10, 2018	10,399	41,593	13,726	(27,867)
August 23, 2018	2,723	23,956	4,192	(19,764)
September 4, 2018	13,887	116,644	15,000	(101,644)
September 10, 2018	17,073	122,922	26,292	(96,631)
September 10, 2018	10,792	43,167	12,950	(30,217)
September 25, 2018	21,250	95,200	32,725	(62,475)
October 5, 2018	16,352	77,834	35,974	(41,860)
October 17, 2018	18,121	79,729	31,892	(47,837)
October 24, 2018	15,132	54,474	26,632	(27,842)
October 24, 2018	22,500	90,000	39,600	(50,400)
November 2, 2018	9,705	34,936	14,945	(19,991)
November 7, 2018	43,428	121,598	86,856	(34,742)
December 28, 2018	8,851	31,861	15,576	(16,285)
Total	572,547	$4,315,958	$1,302,077	$(3,013,881)

(1)	Fair values are derived based on the closing price of the Company’s common stock on the date of the conversion notice.

(2)	Converted balance includes portions of principal, accrued interest, derivative liabilities, financing fees and interest penalties converted upon the issuance of shares of common stock.

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During the year ended December 31, 2017:

●	On February 15, 2017, the Company issued 563 shares of common stock, with a fair value of $562,500, in connection with an investor relations agreement.

●	On April 6, 2017, the Company issued 138 shares of common stock, with a fair value of $198,000, in connection with a commitment fee granted convertible note issued on April 3, 2017, see Note 9.

●	On April 7, 2017, the Company issued 125 shares of common stock for cash proceeds of $50,000.

●	The Company issued an aggregate of 17,072 shares of common stock with a fair value of $797,287 upon the conversion of convertible debentures and accrued interest, as noted in Note 9, per the table below:

Date Issued	Common Shares Issued (#)	Fair Value(1)	Converted Balance(2)	Gain (loss) on Conversion
April 3, 2017(3)	131	$26,252	$26,252	$-
May 4, 2017	750	150,000	150,000	-
May 8, 2017	25	42,000	35,000	(7,000)
May 25, 2017	53	71,400	73,500	2,100
July 24, 2017	200	40,000	63,007	23,007
July 28, 2017	125	21,500	15,356	(6,144)
September 7, 2017	188	22,575	21,936	(639)
October 10, 2017	250	34,000	6,821	(27,179)
October 11, 2017	354	42,456	22,273	(20,183)
October 11, 2017	188	25,500	22,019	(3,481)
October 18, 2017	531	8,494	6,508	(1,986)
October 19, 2017	1,100	43,200	41,874	(1,326)
October 19, 2017	557	26,753	28,795	2,042
October 20, 2017	557	11,147	11,358	211
October 23, 2017	610	19,524	21,849	2,325
October 25, 2017	675	16,200	15,251	(949)
October 26, 2017	448	12,540	14,789	2,249
October 27, 2017	750	21,000	19,479	(1,521)
October 27, 2017	754	21,122	24,056	2,934
October 31, 2017	625	17,505	17,998	493
October 31, 2017	750	21,000	19,479	(1,521)
November 2, 2017	375	8,996	10,704	1,708
November 7, 2017	917	18,335	32,478	14,143
November 13, 2017	754	18,104	20,704	2,600
November 22, 2017	1,000	12,002	21,711	9,709
December 27, 2017	1,050	12,600	9,142	(3,458)
December 27, 2017	1,050	13,420	6,062	(7,358)
December 29, 2017	1,150	9,200	3,920	(5,280)
December 29, 2017	1,155	10,462	12,816	2,354
Total	17,072	$797,287	$775,137	$(22,150)

(1)	Fair values are derived based on the closing price of the Company’s common stock on the date of the conversion notice.
(2)	Converted balance includes portions of principal, accrued interest, derivative liabilities, financing fees and interest penalties converted upon the issuance of shares of common stock.
(3)	No gain/loss was recorded on conversion as the loan holder is a related party.

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Note 14 – RELATED PARTY TRANSACTIONS

As at December 31, 2018, the Company owed $139,835 ($190,764 CDN) (December 31, 2017 - $204,929 ($257,084 CDN)) to the President, CEO, and CFO of the Company for management fees and salaries, which has been recorded in trade and other payables. The amounts owed and owing are unsecured, non-interest bearing, and due on demand. During the year ended December 31, 2018 the Company incurred $200,000 (2017 - $200,000) in salaries to the President, CEO, and CFO of the Company.

As at December 31, 2018, the Company owes $Nil (2017 - $52,838) to the Senior Vice President of Global Sales of the Company, which has been recorded in trade and other payables. The amount owing is unsecured, non-interest bearing, and due on demand.

As at December 31, 2018, the Company owed $12,791 ($17,450 CDN) (December 31, 2017 - $22,280 ($27,950 CDN)) to a company controlled by the son of the President, CEO, and CFO of the Company for subcontractor services. The balance owing has been recorded in trade and other payables. The amount owing is unsecured, non-interest bearing, and due on demand.

Note 15 – COMMITMENTS

Lease Obligations

On June 1, 2018, the Company signed a two-year operating lease agreement expiring on May 31, 2020 with the right to renew for an additional two-year term if written notice is provided within 120 days prior to the expiration of the current term. The annual rent for the premises in Canada is approximately $46,552 CDN and commenced on July 1, 2018.

Product Warranties

Previously, the Company’s product warranty costs are part of its cost of sales based on associated material product costs, labor costs for technical support staff, and associated overhead. The products sold were generally covered by a warranty for a period of one year. During the year ending December 31, 2018, the Company’s warranty policy change to generally cover a period of two years which is also covered by the manufacturer warranty. Thus, any warranty costs incurred by the Company are immaterial. Due to this, as of December 31, 2018, the Company has reserved $Nil (December 31, 2017 - $165,523) for future warranty costs. The Company’s past experience with warranty related costs was used as a basis for the reserve. During the year ended December 31, 2018, the Company recorded a warranty recovery of $89,037 (2017 – warranty expense of $90,284) for the write down of the warranty reserve.

A tabular reconciliation of the Company’s aggregate product warranty liability for the reporting periods is as follows:

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Opening balance	$165,523	$111,715
Accruals for product warranties issued in the period	-	99,699
Adjustments to liabilities for pre-existing warranties	(71,284)	(45,891)
Write down warranty for change in policy	(94,239)	-
Ending liability	$-	$165,523

In the normal course of business, the Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the Company’s bylaws contain similar indemnification obligations to the Company’s agents. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on the Company’s operating results, financial position, or cash flows.

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Note 16 – CONTINGENCIES

On September 7, 2016, Chetu Inc. filed a Complaint for Damage in Florida to recover an unpaid invoice amount of $27,335 plus interest of $4,939. The invoice was not paid due to a service dispute. As at December 31, 2018, included in trade and other payables is $46,533 related to this unpaid invoice, interest and legal fees.

On May 24, 2017, the Company received a notice of default from Coastal Investment Partners LLC (“Coastal”), on three 8% convertible promissory notes issued by the Company in aggregate principal amount of $261,389 and commenced a lawsuit on June 12, 2017 in the United States District Court, Southern District of New York. Coastal alleges that the Company failed to deliver shares of common stock underlying the Coastal notes, and thus giving rise to an event of default. Coastal seeks damages in excess of $250,000 for breach of contact damages, and legal fees incurred by Coastal with respect to the lawsuit. This action is still pending. As at December 31, 2018, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

On October 10, 2017, a vendor filed a complaint for Breach of Contract with Superior Court of the State of California. The Complainant is alleging that it is contractually owed 1,848,130 shares of the Company’s common stock and is seeking damages of $270,000. In addition, a related vendor filed in the same filing a complaint for $72,000 as part of a consulting agreement the Company executed. No accrual has been recorded because the Company is of the opinion that no obligation exists since the vendors have not performed their contractual duties.

On February 9, 2017, the Company received a notice of default from Auctus Fund LLC (“Auctus”), on a 12% convertible promissory note issued to the Company in the principal amount of $75,000 and commenced a lawsuit on February 2, 2018 in the United States District Court, District of Massachusetts. Auctus alleges that the Company failed to honor a conversion notice under the terms of the note, and thus giving rise to an event of default. Auctus seeks damages in excess of $306,681, which consists of the principal amount of the note, liquidated damages, and default interest, and legal fees incurred by Auctus with respect to the lawsuit. On June 1, 2018 the remaining $58,167 note balance, including principal and interest, was reassigned to another unrelated note holder and the note was extinguished. Refer to Note 9(e) and 9(z).

On April 9, 2018, the Company received a share-reserve increase letter from JSJ Investments Inc. (“JSJ”) pursuant to the terms of a 10% convertible promissory note issued to the Company in the principal amount of $135,000. On April 24, 2018, the Company received a notice of default from JSJ for failure to comply with the share-reserve increase and on April 30, 2018 demanded payment in full of the default amount totaling $172,845. On May 7, 2018, JSJ commenced a lawsuit in the United States District Court, District of Dallas County, Texas. JSJ alleges that the Company failed to comply with the share-reserve increase letter, thus giving rise to an event of default, and failed to pay the outstanding default amount due under the terms of the note. JSJ seeks damages in excess of $200,000 but not more than $1,000,000, which consists of the principal amount of the note, default interest, and legal fees incurred by JSJ with respect to the lawsuit. This action is still pending. As at December 31, 2018, the principal balance and accrued interest on this convertible note is included on the consolidated balance sheet under convertible notes payable.

Note 17 – REVISION OF PRIOR YEAR FINANCIAL STATEMENTS

While preparing the interim condensed consolidated financial statements for the period ending March 31, 2018, the Company noted that there was a revision of the fair value of the derivative liabilities and during the period ended June 30, 2018, determined that no non-controlling interest exists. Accordingly, the Company has revised its consolidated financial statements as at and for the year ended December 31, 2017 to reflect the change in fair value of derivative liabilities and retained earnings during the period and the fair value of the derivative liabilities and retained earnings as at December 31, 2017. This revision resulted in an increase to deficit of $1,819,564, an increase to net loss of $484,759, an increase to comprehensive loss of $720,424 and an increase to net loss per share of $43.89. There was no impact on the consolidated statement of cash flows. In accordance with the guidance provided by the SEC’s Staff Accounting Bulletin 99, Materiality and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, the Company has determined that the impact of adjustments relating to the correction of this accounting error was derived from an estimate, has no impact on compliance with regulatory requirements or loan covenants, and has no impact on the Company’s cash flows. Accordingly, these changes are disclosed herein and have been disclosed prospectively.

The impact of the revision as at December 31, 2017 and for the year then ended is summarized below:

Consolidated Balance Sheet

	As at December 31, 2017
	As reported $	Adjustment $	As restated $

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Derivative liabilities	1,191,396	484,759	1,676,155
Total Current Liabilities	8,061,842	484,759	8,546,601
Total Liabilities	8,061,842	484,759	8,546,601
Stockholders’ Equity
Deficit	(30,409,853)	(1,819,564)	(32,229,417)
Noncontrolling interest	(1,334,805)	1,334,805	-
Total Stockholders’ Deficit	(13,257,858)	(484,759)	(13,742,617)

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Consolidated Statement of Operations and Comprehensive Loss

	Year ended December 31, 2017
	As reported $	Adjustment $	As restated $

Other income (expense)
Change in fair value of derivative liabilities	(340,227)	(484,759)	(824,986)
Total other income (expense)	(1,987,202)	(484,759)	(2,471,961)
Net loss for the year	(3,632,072)	(484,759)	(4,116,831)
Net loss attributed to non-controlling interest	235,665	(235,665)	-
Comprehensive loss	(3,819,809)	(720,424)	(4,540,233)

Consolidated Statement of Stockholders’ Equity

	Year ended December 31, 2017
	As reported $	Adjustment $	As restated $
Deficit	(30,409,853)	(1,819,564)	(32,229,417)
Non-controlling interest	(1,334,805)	1,334,805	-
Stockholders’ Deficit	(13,257,858)	(484,759)	(13,742,617)

Consolidated Statement of Cash Flows

	Year ended December 31, 2017
	As reported $	Adjustment $	As restated $

Operating activities
Net loss	(3,632,072)	(484,759)	(4,116,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	(340,227)	(484,759)	(824,986)

Note 18 – INCOME TAX

For the years ended December 31, 2018 and 2017, there is $Nil and $Nil current and deferred income tax expense, respectively, reflected in the Statement of Operations.

The following are the components of income before income tax reflected in the Statement of Operations for the years ended December 31, 2018 and 2017:

Component of Loss Before Income Tax

	December 31, 2018	December 31, 2017
Loss before income tax	$(9,825,404)	$(4,116,821)
Income Tax	$-	$-
Effective tax rate	21.0%	21.0%

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

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On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Act”), which reduced the corporate tax rate for businesses from a maximum of 35% to a flat 21% rate. The rate reduction is effective on January 1, 2018. As a result of the rate reduction, the Company reduced the deferred tax asset balance as of December 31, 2017 by $4,257,379. Due to the Company’s full valuation allowance position, there was no net impact on the Company’s income tax provision at December 31, 2017 as the reduction in the deferred tax asset balance was fully offset by a corresponding decrease in the valuation allowance.

As of December 31, 2018, the Company had net operating losses of $42,054,821 (2017 - $30,409,853) to offset future taxable income in Canada and the United Kingdom. The deferred tax assets at December 31, 2018 were fully reserved. Management believes it is more likely than not that these assets will not be realized in the near future.

Note 19 – SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended
	December 31, 2018	December 31, 2017

Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$-	$29,952

Non-cash investing and financing transactions:
Convertible debenture issued for financing fees	$15,000	$-
Shares issued for convertible loans payable	$4,343,730	$771,035
Preferred shares issued in exchange for mezzanine preferred shares and accrued interest	$1,751,740	$-
Preferred shares issued in exchange for convertible debt and accrued interest	$3,120,992	$-
Mezzanine preferred shares issued in exchange for mezzanine preferred shares and accrued interest	$4,121,741	$-
Mezzanine preferred shares issued in exchange for convertible debt and accrued interest	$2,488,765	$-
Preferred shares issued for accounts payable	$91,944	$-
Shares issued for convertible related party payable	$-	$26,252
Returnable shares issued for commitment fee	$-	$198,000

Note 20 – SUBSEQUENT EVENTS

Management has evaluated events subsequent to the year ended December 31, 2018 through May 24, 2019 for transactions and other events that may require adjustment of and/or disclosure in such consolidated financial statements.

On April 26, 2019, the Company entered into a note purchase and assignment agreement (the “Assignment Agreement”) with two unrelated parties pursuant to a certain secured inventory convertible note issued on March 19, 2018 in the principal amount of $900,000. Refer to Note 9(t). Pursuant to the Assignment Agreement, the Seller desires to sell the balance owing under the Second and Third tranche of the original note in four separate closings on April 26, May 22, June 24, and July 24, 2019 totaling $84,396, $85,838, $120,490 and $122,866, respectively (consisting of $375,804 principal and $37,786 of accrued interest).

Subsequent to December 31, 2018, the Company issued:

●	55,915 shares of common stock to settle outstanding convertible debentures

●	17 shares of common stock for reverse stock split rounding errors

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Item 16 EXHIBITS

Exhibit Number	Exhibit Description	Filed Form	Exhibit	Filing Date	Herewith
3.1.1	Articles of Incorporation of the Registrant	SB-2	3.1	10-22-07

3.1.2	Certificate of Change of the Registrant	8-K	3.1	06-24-08

3.1.3	Articles of Merger of the Registrant	8-K	3.1	02-23-15

3.1.4	Certificate of Change of the Registrant	8-K	3.2	02-23-15

3.1.5	Certificate of Correction of the Registrant	8-K	3.3	02-23-15

3.2.1	Bylaws of the Registrant	SB-2	3.2	10-22-07

3.2.2	Amendment No. 1 to Bylaws of the Registrant	8-K	3.2	06-19-15

4.1.2	DSG Global, Inc. 2015 Omnibus Incentive Plan	10-Q	10.3	11-16-15

5.1	Opinion of Counsel re: legality	S-1	5.1		x

10.1.1	Subscription Agreement / Debt Settlement, dated September 26, 2014, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.1	08-17-15

10.1.2	Addendum to Subscription Agreement / Debt Settlement, dated October 7, 2014, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.2	08-17-15

10.1.3	Second Addendum to Subscription Agreement / Debt Settlement, dated April 29, 2015, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.3	08-17-15

10.1.4	Third Addendum to Subscription Agreement / Debt Settlement, dated August 11, 2015, between DSG TAG Systems Inc. and Westergaard Holdings Ltd.	8-K	10.4	08-17-15

10.1.5	Letter from Westergaard Holdings Ltd., dated September 1, 2015, extending dates of redemption obligations.	8-K	10.1	09-08-15

10.1.6	Letter from Westergaard Holdings Ltd., dated November 10, 2015, extending dates of redemption obligations	10-Q	10.1	11-16-15

10.1.7	Letter fromWestergaard Holdings Ltd., dated December 31, 2015, extending dates of redemption obligations	8-K	10.1	03-09-16

10.2	Convertible Note of DSG TAG Systems Inc., dated March 31, 2015, payable to Adore Creative Agency, Inc.	8-K	10.5	08-17-15

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10.3	Convertible Note Agreement, dated August 25, 2015, between the Registrant and Jerry Katell, Katell Productions, LLC and Katell Properties, LLC	10-Q	10.2	11-13-15

10.4	Agreement (TAG Infinity XL 12” ) dated February 15, 2014 between DSG TAG Systems Inc. and DSG Canadian Manufacturing Corp.	8-K	10.2	12-05-15

10.5	Loan agreement, dated October 24, 2014 between DSG TAG Systems Inc. and A.Bosa & Co (Kootenay) Ltd.	10-K	10.5	05-28-19

10.6	Lease agreement (Modified), dated January 21, 2016 and February 1, 2016 between DSG TAG Systems Inc. and Benchmark Group	10-K	10.6	05-28-19

10.7	Loan agreement, dated February 11, 2016 between DSG TAG Systems Inc. and Jeremy Yaseniuk	10-K	10.7	05-28-19

10.8	Loan agreement, dated March 31, 2016 between DSG TAG Systems Inc. and E. Gary Risler	10-K	10.8	05-28-19

10.9.1	Equity Financing Agreement dated July 27, 2017 between DSG Global, Inc. and GHS Investments, LLC	S-1	10.9	11-14-17

10.9.2	Amendment to Equity Financing Agreement dated April 19, 2019 between DSG Global, Inc. and GHS Investments, LLC				x

23.1	Consent of Saturna Group Chartered Professional Accountants LLP				x

23.2	Consent of Buckley Dodds LLP				x

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Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 26, 2019.

DSG Global, Inc.

/s/ Robert Silzer
By:	Robert Silzer
Its:	Principal Executive Officer and Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Robert Silzer	President, CEO, CFO, Principal Executive Officer, Principal	June 26, 2019
Robert Silzer	Financial Officer, Secretary, Treasurer, Director

/s/ Stephen Johnson	Director	June 26, 2019
Stephen Johnson

/s/ James Singerling	Director	June 26, 2019
James Singerling

/s/Jason Sugarman	Director	June 26, 2019
Jason Sugarman

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